     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1998

                                                      REGISTRATION NO. 333-52539
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          GLOBAL HEALTH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

               CALIFORNIA                                   2833                                   95-3267801
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                            987 N. ENTERPRISE STREET
                            ORANGE, CALIFORNIA 92867
                                 (714) 633-2320
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                DONALD J. LEWIS
                          GLOBAL HEALTH SCIENCES, INC.
                             987 N. ENTERPRISE ST.
                            ORANGE, CALIFORNIA 92867
                                 (714) 633-2320
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------

                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW
                            ------------------------

                                WITH A COPY TO:

                           MICHAEL E. LUBOWITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL REGISTRANTS


                                      STATE OR OTHER       PRIMARY
                                      JURISDICTION OF     STANDARD                          ADDRESS, INCLUDING ZIP CODE AND
                                       INCORPORATION     INDUSTRIAL       IRS EMPLOYER      TELEPHONE NUMBER, INCLUDING AREA
      EXACT NAME OF REGISTRANT              OR         CLASSIFICATION    IDENTIFICATION      CODE OF REGISTRANT'S PRINCIPAL
    AS SPECIFIED IN ITS CHARTER        ORGANIZATION      CODE NUMBER          NO.                  EXECUTIVE OFFICER
Global Health Sub, Inc. ............      California           2833          33-0801650         987 N. Enterprise Street
                                                                                                Orange, California 92867
                                                                                                     (714) 633-2320
Raven Industries, Inc. .............      California           2833          33-0042849         987 N. Enterprise Street
                                                                                                Orange, California 92867
                                                                                                     (714) 633-2320
West Coast Sales....................      California           2833          33-0554820         987 N. Enterprise Street
                                                                                                Orange, California 92867
                                                                                                     (714) 633-2320
Dynamic Products Inc................      California           2833          33-0235847         987 N. Enterprise Street
                                                                                                Orange, California 92867
                                                                                                     (714) 633-2320
D&F Industries, Inc. ...............      California           2833          33-0801652         987 N. Enterprise Street
                                                                                                Orange, California 92867
                                                                                                     (714) 633-2320

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1998


PRELIMINARY PROSPECTUS
                               OFFER TO EXCHANGE
                   ALL OUTSTANDING 11% SENIOR NOTES DUE 2008
                 FOR 11% SENIOR NOTES DUE 2008 WHICH HAVE BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                       OF

                          GLOBAL HEALTH SCIENCES, INC.
                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            SAN FRANCISCO TIME, ON          , 1998, UNLESS EXTENDED.
                               ------------------

    Global Health Sciences, Inc., a California corporation (the "Company" or "Global Health"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Exchange Offer"), to exchange $1,000 principal amount of its 11% Senior Notes due 2008 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount of its 11% Senior Notes due 2008 (the "Old Notes"), of which an aggregate principal amount of $225,000,000 is outstanding as of the date hereof. The Old Notes were issued and sold (the "Old Notes Offering") in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act.

    The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and will not bear any legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes (the "Indenture"). The New Notes will be initially issued as a single, permanent global certificate. See "Book Entry; Delivery and Form" and "Description of the New Notes."

    The Exchange Offer is being made in order to satisfy certain contractual obligations of Global Health contained in the Registration Rights Agreement (as defined herein). Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, Global Health believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of Global Health within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such New Notes are acquired in the ordinary course of such holder's business, such holder is not engaging in and does not intend to engage in a distribution of such New Notes and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that, by so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Global Health has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." There will be no cash proceeds to Global Health from the exchange pursuant to the Exchange Offer. See "The Exchange Offer" and "Description of the New Notes." As used herein, the term "Notes" means the Old Notes and the New Notes treated as a single class.

    The New Notes will bear interest from and including their respective dates of issuance. Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of such New Notes, such interest to be payable with the first interest payment on such New Notes. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest thereon accrued after the issuance of the New Notes. Global Health will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., San Francisco time, on
            , 1998, unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

    The New Notes will be general unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all other senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Company is a holding company with limited assets, other than the stock of its subsidiaries, and conducts substantially all of its business through its subsidiaries. The Old Notes are, and the New Notes will be, unconditionally guaranteed, jointly and severally (the "Guarantees"), by all of the Company's existing and future subsidiaries (the "Subsidiary Guarantors"). The Guarantees will be general unsecured obligations of the Subsidiary Guarantors, will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined herein), including the guarantees to be delivered by the Subsidiary Guarantors under the Acquisition Facility (as defined herein), and will rank PARI PASSU in right of payment to all other senior indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated obligations of the Subsidiary Guarantors. As of March 31, 1998, after giving pro forma effect to the Old Notes Offering, the Acquisition Facility and the application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had approximately $1.5 million of indebtedness outstanding other than the Notes and trade payables and undrawn availability of $48.5 million under the Acquisition Facility which, if drawn, would constitute outstanding senior indebtedness of the Company and the Subsidiary Guarantors. See "Capitalization." The Indenture limits the incurrence of Debt (as defined) and the issuance of Preferred Stock (as defined) by the Company and its subsidiaries. See "Risk Factors" and "Description of New Notes--Certain Covenants."

    Prior to the Exchange Offer, there has been no public market for the New Notes. Global Health does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and there can be no assurance that an active public market for the New Notes will develop.

    See "Risk Factors" beginning on Page 17 for a discussion of certain factors which holders of Old Notes should consider in connection with the Exchange Offer.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998

                  NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    All statements other than statements of historical fact included in this Prospectus, including without limitation, certain statements under the "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding the Company's operations, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED IN THIS PROSPECTUS (I) REFERENCES TO "GLOBAL HEALTH" OR THE "COMPANY" MEAN GLOBAL HEALTH SCIENCES, INC. AND ITS SUBSIDIARIES AND (II) ALL INFORMATION CONTAINED HEREIN GIVES EFFECT TO THE REORGANIZATION (AS DEFINED HEREIN). IN ADDITION TO THE HISTORICAL FINANCIAL INFORMATION OF D&F INDUSTRIES ("D&F") PRESENTED HEREIN, SUPPLEMENTAL INFORMATION IS PRESENTED TO REFLECT THE COMBINED HISTORICAL FINANCIAL INFORMATION OF D&F, WHICH WAS RENAMED GLOBAL HEALTH SCIENCES, INC. IN CONNECTION WITH THE REORGANIZATION, AND OMNI-PAK AND AFFILIATES (AS DEFINED HEREIN). THE SUPPLEMENTAL INFORMATION PRESENTS THE COMBINED GROUP'S HISTORICAL OPERATING RESULTS WHICH, IN THE OPINION OF MANAGEMENT, PROVIDE A MORE MEANINGFUL REPRESENTATION OF THE UNDERLYING BUSINESS AND CASH FLOWS. THESE ENTITIES HISTORICALLY OPERATED UNDER COMMON MANAGEMENT AND HAD A HIGH DEGREE OF COMMON OWNERSHIP, CUSTOMERS AND SYSTEMS, INCLUDING SIMILAR ACCOUNTING AND FINANCIAL REPORTING SYSTEMS TO MANAGE THE COMBINED ENTERPRISES. STATISTICAL INFORMATION CONTAINED HEREIN WITH RESPECT TO THE DIETARY AND NUTRITIONAL SUPPLEMENT INDUSTRY HAS BEEN DERIVED FROM PUBLICLY AVAILABLE SOURCES, INCLUDING PACKAGED FACTS MARKET INTELLIGENCE REPORTS ("PACKAGED FACTS"), A PUBLICATION WRITTEN BY AN INDEPENDENT RESEARCH, ADVISORY AND BUSINESS INTELLIGENCE CONSULTING FIRM, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED, BUT BELIEVES TO BE RELIABLE.

                                  THE COMPANY

OVERVIEW


    The Company is one of the world's leading developers and custom manufacturers of dietary and nutritional supplements. The Company develops and manufactures vitamins, minerals, herbs, teas and other supplements in tablet, capsule and powder form in a variety of shapes, sizes, colors, flavors and textures designed to meet its customers' specifications. The Company supplies specialty products for branded distributors, branded retailers, television marketing companies and network marketing organizations who then distribute these products around the world. The Company controls the entire development process for the vast majority of its products from the initial market identification stage through formulation, manufacturing, label design and distribution to its customers. The Company believes that it has distinguished itself during its 20 years in the industry through its ability to develop products in anticipation of market trends, its superior customer service and its ability to produce a large variety of high quality products. According to PACKAGED FACTS, domestic retail sales in the dietary and nutritional supplement industry reached $6.5 billion in 1996 and are estimated to grow to $12.3 billion by 2001. The Company believes that it is well positioned to capitalize on this forecasted growth. For the fiscal year ended December 31, 1997, the Company's sales increased by 26.1% to $182.4 million from $144.7 million for the same period in 1996 and EBITDA (as defined herein) increased by 32.7% to $52.7 million from $39.7 million for the same period in 1996. See "Summary Unaudited Pro Forma Condensed Combined Financial Data" for a discussion of EBITDA. In addition, the ratio of earnings to fixed charges increased from 75.2x to 88.1x and cash flows from operations increased 29.1% to $49.0 million in 1997 from $38.0 million in 1996. Uses of cash flow from investing and financing activities during the periods presented were principally purchases of equipment of $1.0 million in 1997 and $2.3 million in 1996, and cash dividends paid to stockholders of $46.0 million in 1997 and $36.7 million in 1996.


    During the three months ended March 31, 1998, sales increased 19.7% to $46.8 million from $39.1 million in the same period in 1997, net income increased 12.5% to $11.3 million from $10.1 million in the same period in 1997 and EBITDA increased by 10.5% to $11.6 million from $10.5 million in the first quarter of 1997. In addition, the ratio of earnings to fixed charges increased to 115x in the first quarter of 1998 from 101x in the first quarter of 1997 and cash flows from operations increased 35.7% to $13.8 million from $10.2 million in the same period in 1997. Uses of cash from investing and financing activities were principally purchases of equipment of $0.6 million in the first quarter of 1998 and $0.2 million in the first quarter of 1997, and cash dividends paid to stockholders of $9.8 million in the first quarter of 1998 and $6.0 million in the first quarter of 1997.


    The Company's products are sold to over 60 customers, including Herbalife International, Inc. ("Herbalife"), Natural Supplement Association, Inc. d/b/a Experimental and Applied Sciences ("EAS") and Metagenics, Inc. ("Metagenics"), who then distribute these products in over 35 countries. Herbalife, the Company's largest customer, and one of the largest network marketing companies specializing in a wide range of nutritional, weight management and personal care products, reported retail sales of approximately $1.5 billion and net sales of $782.5 million in 1997. For the fiscal year ended December 31, 1997, sales to Herbalife represented approximately 76% of the Company's total sales. Since 1995, sales to non-Herbalife customers have grown from $14.8 million in 1995 to $37.8 million in 1996 to $44.8 million in 1997. See "Business--Sales and Distribution."


COMPETITIVE STRENGTHS

    ABILITY TO INTRODUCE NEW AND INNOVATIVE PRODUCTS. A key to the Company's success has been its ability to quickly develop and market new and innovative products. The Company believes it has been an industry leader in the introduction of new products that utilize new scientific and medical findings and which anticipate customer demand. The Company's seven-member product development team, led by Mr. Richard D. Marconi, the co-founder and principal shareholder of the Company, who has over 40 years of experience in the pharmaceutical and dietary and nutritional supplement industries, keeps abreast of new developments by maintaining and building its extensive database and library, reviewing a wide variety of scientific and medical journals and attending industry seminars and conferences. The Company believes that its ability to create new products, reformulate existing products and quickly introduce these products to the marketplace will attract new customers and places the Company in a position to capitalize on the strong anticipated growth in the dietary and nutritional supplement industry.

    FOCUS ON CUSTOMER SERVICE. The Company believes that its commitment to customer service is its defining characteristic and has contributed to its strong and loyal relationships with its customers. The Company's superior level of customer service includes a flexible and responsive manufacturing process that can accommodate simultaneous new product launches and unexpected customer demand. Furthermore, the Company, at a customer's request, will assist such customer with its foreign regulatory compliance process and coordinate its global marketing efforts. The Company's ability to design, develop and manufacture new products has enabled it to be a "one-stop shop" for most of its customers, alleviating the necessity of current and potential customers to seek out multiple manufacturers to fulfill all of their product needs. This capability also creates a synergy between the Company and its customers in the development and enhancement of a customer's products or product lines. The Company believes that its high level of customer service is a competitive advantage and it plans to aggressively market its superior customer service to attract new customers.

    HIGH PRODUCT QUALITY. The Company believes that its products meet the highest quality standards in the industry. The Company believes that its knowledge and expertise allow it to operate its manufacturing facilities in a low-cost, highly efficient manner that provides the Company with a competitive advantage. Utilizing technologically advanced laboratory equipment, the Company's products are subject to product quality standards that include testing each raw material for quality, physical conformity, cleanliness and, in the case of botanicals, the absence of microorganisms. During the manufacturing process, each tablet product is periodically tested for hardness, friability, thickness and weight, and powder products are tested and sampled for proper mix and "taste and mouth-feel" to ensure correct color and consistency. The Company believes that these standards, developed over its 20 years in the industry, have earned the Company a reputation for manufacturing high-quality products.

    EXTENSIVE EXPERIENCE WITH START-UPS. Since its inception, the Company has placed significant emphasis on working with new companies in the dietary and nutritional supplement industry to develop products and strategies that will help these companies achieve their goals and will enable the Company to establish loyal and profitable customer relationships. In 1980, the Company worked with Herbalife, then a start-up company, to develop products that would fit Herbalife's long-term objectives. Herbalife is not only the Company's largest customer but also one of the largest network marketing companies in the dietary and nutritional supplement industry. The Company also worked with EAS when it began operations in 1994 to help the company create sports nutrition products that would meet EAS's high standards and help EAS realize its objectives in one of the fastest growing segments in the industry. For the year ended December 31, 1997, sales to EAS totalled approximately $27.2 million. Through these and other relationships, including manufacturing products for Rockwood Cosmetics, Bally's Total Fitness and American Health Sciences, Inc., the Company has developed an expertise in developing and manufacturing products for start-up companies and other companies attempting to break into the growing dietary and nutritional supplement industry.

BUSINESS STRATEGY

    EXPAND CUSTOMER BASE. The Company intends to increase sales by significantly expanding its sales force, attracting new customers and developing other outlets for its products. As the dietary and nutritional supplement industry grows, the Company plans to take advantage of new opportunities, such as sales through health maintenance organizations, mail order companies and increased sales to network marketing organizations. The Company also intends to expand its presence in the health food/retail market through customers such as EAS, in the direct television market through customers such as The Good Doctors and in direct sales to fitness centers through Bally's Total Fitness. Management also plans to attract new customers in the United States and the growing markets of Europe, Latin America and Asia.

    INCREASE PRODUCTION CAPACITY TO MEET GROWING INDUSTRY DEMAND. According to estimates by Packaged Facts, the dietary and nutritional supplement industry will grow at a compound annual growth rate of 13.6% between 1996 and 2001 and the herbal supplement segment of the industry will grow at a compound annual growth rate of 16.4% between 1997 and 2002. Management believes that this projected growth provides the Company with a significant opportunity to increase sales and profits. The Company plans to make modest capital expenditures to upgrade its information systems and increase production capacity in order to address increasing demand. The Company also intends to purchase equipment and expand its operations to new facilities as necessary to meet this demand.

    SUPPLEMENT INTERNAL GROWTH THROUGH STRATEGIC ACQUISITIONS. The dietary and nutritional supplement industry is highly fragmented and the Company believes that the industry is in a favorable position for consolidation. Many of the Company's competitors are private companies that produce and/or distribute only a single line of products and would complement the Company's current business, if acquired. Furthermore, as one of the industry's largest developers and manufacturers of dietary and nutritional supplements, the Company believes that there are significant opportunities to acquire companies that distribute these products, many of which are smaller than the Company and lack their own manufacturing capability. Certain of these companies also have distribution channels not presently utilized by the Company's larger customers, including direct mail, direct television marketing and distribution to health maintenance organizations. Management believes that the Company is strategically positioned to participate in the anticipated consolidation of the dietary and nutritional supplement industry and intends to aggressively pursue acquisition opportunities that would complement, enhance or vertically integrate existing operations. Simultaneously with the consummation of the Old Notes Offering, the Company entered into the $50.0 million Acquisition Facility.

                               THE REORGANIZATION

    Prior to the consummation of the Reorganization, the Company's operations were conducted by four corporations: D&F, Raven Industries d/b/a Omni-Pak Industries ("Omni-Pak"), Dynamic Products Inc. ("Dynamic") and West Coast Sales ("West Coast"). Historically, the four corporations operated under common management and had a high degree of common ownership, customers and systems, including similar accounting and financial reporting systems to manage the combined enterprises. On April 23, 1998, the Company issued and sold $225,000,000 in aggregrate principal amount of the Old Notes for net proceeds of approximately $211.1 million. In connection with the consummation of the Old Notes Offering, D&F, Omni-Pak, Dynamic and West Coast entered into a reorganization agreement dated as of April 23, 1998 (the "Reorganization Agreement") pursuant to which (i) D&F changed its name to Global Health Sciences, Inc., (ii) Global Health Sciences, Inc. formed a new subsidiary, Global Health Sub, Inc. ("Global Sub"), (iii) Global Sub formed four new subsidiaries named D&F Industries, Inc. ("D&F Sub"), Raven Sub, Inc. ("Omni-Pak Merger Sub"), New West Coast Sales, Inc. ("West Coast Merger Sub") and Dynamic Sub, Inc. ("Dynamic Merger Sub"), (iv) Global Health Sciences, Inc. transferred to D&F Sub all of its assets and liabilities except for its obligation under the Notes and the common stock of Global Sub, (v) Global Health Sciences, Inc. through Global Sub acquired Omni-Pak, Dynamic and West Coast (together referred to herein as "Omni-Pak and Affiliates") from their respective shareholders for approximately $137.9 million in cash and expenses, in transactions accounted for under the purchase method of accounting, pursuant to the mergers of Omni-Pak Merger Sub and Omni-Pak (with Omni-Pak as the surviving corporation), Dynamic Merger Sub and Dynamic (with Dynamic as the surviving corporation) and West Coast Merger Sub and West Coast (with West Coast as the surviving corporation), and (vi) the shareholders of Global Health Sciences, Inc. received approximately $58.7 million in cash in exchange for the cancellation of approximately 50% of the outstanding common stock of Global Health Sciences, Inc. The transactions described above are hereinafter referred to as the "Reorganization." Approximately $196.6 million of the proceeds from the Old Notes Offering was used to consummate the Reorganization.

    In the Reorganization, Mr. Marconi received approximately $38.6 million from the repurchase of his shares of Omni-Pak and Affiliates, Mr. Fred E. Siegel, co-founder of the Company, received approximately $63.9 million from the repurchase of his shares of Omni-Pak and Affiliates and a portion of his shares of D&F and Mr. Mark Hughes, the Chairman and Chief Executive Officer of Herbalife, received $43.0 million from the repurchase of his shares of Omni-Pak and Affiliates. As a result of the consummation of the Reorganization, Mr. Marconi and Mr. Siegel own 94% and 6%, respectively, of the common stock of Global Health Sciences, Inc., and each of Global Sub, D&F Sub, Dynamic, Omni-Pak and West Coast is a wholly-owned subsidiary of Global Health Sciences, Inc.

    In accordance with historical practice, the Company distributed to those persons that were shareholders at the time of the Reorganization, all net income generated by the Company from January 1, 1998 through April 23, 1998 (the "Original Issue Date") in excess of $2.0 million, in order for, among other things, such shareholders to pay their required state and federal income taxes for the period from January 1, 1998 through the Original Issue Date.

                            ------------------------

    The Company is a California corporation whose principal executive offices are located at 987 N. Enterprise Street, Orange, California and whose telephone number is (714) 633-2320.

                               THE EXCHANGE OFFER

    The Exchange Offer is being made with respect to all of the Company's outstanding 11% Senior Notes due 2008 (the "Old Notes"). On April 23, 1998, the Company issued and sold $225.0 million in aggregate principal amount of the Old Notes in the Old Notes Offering. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." The Old Notes are, and the New Notes will be, unconditionally guaranteed by Global Sub, Omni-Pak, Dynamic, West Coast and D&F Sub. See "Description of the New Notes."

The Exchange Offer...........  $1,000 principal amount of New Notes in exchange for each
                               $1,000 principal amount of Old Notes. As of the date hereof,
                               $225,000,000 aggregate principal amount of the Old Notes are outstanding. The terms of the New Notes and the Old Notes
                               are substantially identical.

                               Based on an interpretation by the staff of the Commission
                               set forth in no-action letters issued to third parties, the
                               Company believes that New Notes issued pursuant to the
                               Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof
                               (other than any such holder that is an "affiliate" of the
                               Company within the meaning of Rule 405 promulgated under the
                               Securities Act), without compliance with the registration
                               and prospectus delivery provisions of the Securities Act;
                               provided that (i) such New Notes are acquired in the
                               ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a
                               distribution of such New Notes, and (iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes. Any
                               holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and
                               must comply with the registration and prospectus delivery
                               requirements of the Securities Act in connection with a
                               secondary resale transaction. Each broker-dealer that
                               receives New Notes for its own account in exchange for Old
                               Notes, where such Old Notes were acquired by such
                               broker-dealer as a result of market-making activities or
                               other trading activities, must acknowledge that it will
                               deliver a prospectus meeting the requirements of the
                               Securities Act in connection with any resales of such New
                               Notes. See "The Exchange Offer--Purpose and Effect" and
                               "Plan of Distribution."

Registration Rights            In connection with the issuance of the Old Notes pursuant to
  Agreement..................  the Old Notes Offering, the Company and the Subsidiary
                               Guarantors entered into a registration rights agreement (the
                               "Registration Rights Agreement") pursuant to which they
                               agreed to use their best efforts to cause a registration
                               statement to become effective with respect to an exchange
                               offer of a new security for the Old Notes. See "The Exchange
                               Offer--Purpose and Effect."

Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., San Francisco
                               time, on       , 1998, or at such later date or time to
                               which it is extended (as so extended, the "Expiration
                               Date"). The Company does not intend to extend the Exchange
                               Offer, although it reserves the right to do so.

Withdrawal...................  The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., San Francisco time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable
                               after the expiration or termination of the Exchange Offer.

Interest on the New Notes and
  Old Notes..................  The Notes will pay interest in cash at the rate of 11% per annum, payable on May 1 and November 1 each year, commencing on November 1, 1998 to the persons who are registered
                               holders on the immediately preceding April 15 and October
                               15. See "Description of the New Notes--Principal, Maturity
                               and Interest."

Conditions to the Exchange
  Offer......................  The Exchange Offer is subject to certain customary conditions, each of which may be waived by the Company. The
                               Exchange Offer is not conditioned upon any principal amount of Old Notes being tendered for exchange pursuant to the
                               Exchange Offer. See "The Exchange Offer--Conditions."

Procedures for Tendering Old
  Notes......................  Each holder of Old Notes wishing to accept the Exchange
                               Offer must complete, sign and date the Letter of
                               Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or
                               otherwise deliver such Letter of Transmittal, or such
                               facsimile, together with such Old Notes and any other
                               required documentation, to Chase Manhattan Bank and Trust
                               Company, National Association (the "Exchange Agent") at the
                               address set forth herein unless an Agent's Message (as
                               defined herein) is transmitted in lieu of such Letter of
                               Transmittal. Tendered Old Notes must be received by the
                               Exchange Agent by 5:00 p.m., San Francisco time, on the
                               Expiration Date. By executing the Letter of Transmittal, or by transmitting an Agent's Message, each holder will
                               represent to the Company that, among other things, (i) the
                               New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder,
                               (ii) the holder is not engaging in and does not intend to
                               engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any
                               person to participate in the distribution of such New Notes, and (iv) the holder is not an "affiliate," as defined under
                               Rule 405 promulgated under the Securities Act, of the
                               Company. Pursuant to the Registration Rights Agreement, the
                               Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the
                               Securities Act in respect of the Old Notes of any holder
                               that (i) would not receive freely tradeable New Notes in the
                               Exchange Offer, (ii) is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the
                               Company, (iii) may not resell

                               New Notes acquired by it in the Exchange Offer without
                               delivering a prospectus and the prospectus contained in the registration statement is not appropriate or (iv) is
                               ineligible to participate in the Exchange Offer and
                               indicates that it wishes to have its Old Notes registered
                               under the Securities Act. See "The Exchange
                               Offer--Procedures for Tendering."

Book-Entry Transfer..........  The Exchange Agent will make a request to establish an account with respect to the Old Notes at The Depository
                               Trust Company (the "Book-Entry Transfer Facility") for
                               purposes of the Exchange Offer within two business days
                               after receipt of this Prospectus, and any financial
                               institution that is a participant in the Book-Entry Transfer
                               Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such
                               Old Notes into the Exchange Agent's account at the
                               Book-Entry Transfer Facility in accordance with such
                               Book-Entry Transfer Facility's procedures for transfer.
                               However, although delivery of Old Notes may be effected
                               through book-entry transfer at the Book-Entry Transfer
                               Facility, in order to properly tender Old Notes in the
                               Exchange Offer, the Letter of Transmittal (unless an Agent's
                               Message is transmitted in lieu thereof) (or facsimile
                               thereof), with any required signature guarantees and any
                               other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set
                               forth herein on or prior to the Expiration Date or the
                               guaranteed delivery procedures described below must be
                               complied with.

Special Procedures for
  Beneficial Owner...........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee (with respect to the New Notes, each, a
                               "Registered Holder") and who wishes to tender such Old Notes should contact the Registered Holder promptly and instruct such Registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such
                               owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such
                               owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial
                               owner's name or obtain a properly completed bond power from the Registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange
                               Offer--Procedures for Tendering."

Guaranteed Delivery
  Procedures.................  If a Registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately
                               available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent
                               before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                               Procedures."

Acceptance of Old Notes and
  Delivery of New Notes......  The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to
                               5:00 p.m., San Francisco time, on the Expiration Date. The
                               New Notes issued pursuant to the Exchange Offer will be
                               delivered promptly following the Expiration Date. See "The
                               Exchange Offer--Terms of the Exchange Offer."

Exchange Agent...............  Chase Manhattan Bank and Trust Company, National Association
                               is serving as the Exchange Agent in connection with the
                               Exchange Offer.

Consequences of Failure to
  Exchange...................  The liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the Exchange Offer.
                               See "The Exchange Offer--Consequences of Failure to
                               Exchange."

Federal Income Tax
  Consequences...............  The exchange of Old Notes for New Notes pursuant to the
                               Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See "Material United States Federal
                               Income Tax Considerations."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Issuer.......................  Global Health Sciences, Inc.

Securities Offered...........  $225,000,000 aggregate principal amount of 11% Senior Notes due 2008 which have been registered under the Securities Act
                               (the "New Notes").

Interest.....................  The New Notes will bear interest at a rate of 11% per annum.
                               Interest on the New Notes will accrue from the date of
                               issuance and will be payable semi-annually on each May 1 and
                               November 1, commencing on November 1, 1998.

Maturity Date................  May 1, 2008.

Redemption...................  The Notes will be redeemable, in whole or in part, at the option of the Company, on or after May 1, 2003 at the
                               redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to May 1, 2001, the Company may, at its option, use the net proceeds of one or more Public Equity
                               Offerings to redeem up to 35% of the principal amount of the
                               Notes at a redemption price equal to 111% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date; PROVIDED, HOWEVER, that at least 65% of the principal amount of Notes originally issued remain
                               outstanding immediately after any such redemption. See
                               "Description of the New Notes-- Redemption."

Ranking......................  The Notes will be general unsecured senior obligations of the Company and will rank PARI PASSU in right of payment
                               with all other senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the
                               Company. The Company is a holding company with limited
                               assets, other than the stock of its subsidiaries, and
                               conducts substantially all of its business through its
                               subsidiaries. The Old Notes are, and the New Notes will be, unconditionally guaranteed, jointly and severally (the
                               "Guarantees"), by all of the Company's existing and future subsidiaries (the "Subsidiary Guarantors"). As of March 31,
                               1998, after giving pro forma effect to the Old Notes
                               Offering, the Acquisition Facility and the application of
                               the net proceeds therefrom, the Company and the Subsidiary
                               Guarantors would have approximately $1.5 million of
                               indebtedness outstanding (other than the Notes),
                               approximately $14.1 million of trade payables and undrawn
                               availability of $48.5 million under the Acquisition Facility which, if drawn, would constitute outstanding senior
                               indebtedness of the Company and the Subsidiary Guarantors.
                               See "Capitalization".

Guarantees...................  The Guarantees will be general unsecured obligations of the
                               Subsidiary Guarantors, will be subordinated in right of
                               payment to all existing and future Guarantor Senior Debt (as defined), including the guarantees to be delivered by the
                               Subsidiary Guarantors under the Acquisition Facility, and
                               will rank PARI PASSU in right of payment to all other senior indebtedness of the Subsidiary Guarantors and senior in
                               right of payment to all subordinated obligations of the
                               Subsidiary Guarantors. Under certain circumstances, the
                               Subsidiary Guarantors

                               may not make payments in respect of the Guarantees if a
                               default exists with respect to Guarantor Senior Debt. As of
                               March 31, 1998, after giving pro forma effect to the Old
                               Notes Offering, the Acquisition Facility and the application of the net proceeds therefrom, the Company would have had
                               outstanding $1.5 million of Guarantor Senior Debt. See
                               "Description of the New Notes--Ranking and Subordinated
                               Guarantees."

Change of Control............  In the event of a Change of Control, the Company will be obligated to make an offer to purchase all of the
                               outstanding Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the New
                               Notes--Change of Control."

Asset Sale Proceeds..........  The Company will be obligated in certain circumstances to offer to purchase the Notes at a redemption price equal to
                               100% of the principal amount thereof, plus accrued and
                               unpaid interest, if any, with the net cash proceeds of
                               certain sales or other dispositions of assets. See
                               "Description of the New Notes--Certain Covenants--
                               Disposition of Proceeds of Asset Sales."

Certain Covenants............  The Indenture under which the Old Notes were issued and the
                               New Notes will be issued (the "Indenture") contains certain covenants relating to, among other things, the following
                               matters: (i) limitations on additional indebtedness; (ii)
                               limitations on restricted payments; (iii) limitations on
                               transactions with affiliates; (iv) limitations on liens; (v)
                               limitations on creation of subsidiaries; (vi) limitations on ownership of stock of wholly-owned subsidiaries; (vii)
                               limitations on dividends and other payment restrictions
                               affecting subsidiaries; (viii) limitations on sale and
                               leaseback transactions; and (ix) restrictions on mergers,
                               consolidations and transfers of all or substantially all of the assets of the Company to another person. See
                               "Description of the New Notes--Certain Covenants."

Use of Proceeds..............  There will be no cash proceeds to the Company from the
                               Exchange Offer.

Exchange Offer; Registration
  Rights.....................  The Company and the Subsidiary Guarantors have agreed to use their best efforts to cause to become effective by September
                               20, 1998, a registration statement with respect to the
                               Exchange Offer. In the event that changes in law or in
                               currently applicable interpretations of the staff of the
                               Commission do not permit the Company and the Subsidiary
                               Guarantors to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated by October 20,
                               1998, or if, under certain circumstances, a holder of the
                               Old Notes is not permitted to participate in the Exchange
                               Offer or, under certain circumstances, the initial purchaser of the Old Notes requests, the Company and the Subsidiary
                               Guarantors will use their best efforts to cause to become
                               effective a shelf registration statement with respect to the resale of the Old Notes and keep such shelf registration
                               statement continuously effective up to two years after the
                               Original Issue Date. If the Company and the Subsidiary
                               Guarantors are not in compliance with their exchange offer or registration obligations, they

                               will be required to pay liquidated damages to the holders of the Old Notes. See "Description of the New Notes--Exchange
                               Offer-- Purpose and Effect."

                                  RISK FACTORS

    Prospective purchasers of the New Notes should consider carefully all of the information contained in this Prospectus and, in particular, should evaluate the specific factors set forth herein under "Risk Factors" regarding certain risks involved in an investment in the New Notes.

                     SUMMARY D&F HISTORICAL FINANCIAL DATA

    The following table sets forth summary historical financial data of D&F (the predecessor), as of and for each of the three years in the period ended December 31, 1997 and the three months ended March 31, 1998 and 1997. The information set forth below should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Financial Statements (as defined herein), each of which is included elsewhere in this Prospectus. The Company and each of its subsidiaries are S corporations and, accordingly, all federal and a majority of state income taxes are paid directly by the shareholders. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.


                                                                                  QUARTER ENDED MARCH
                                                     YEAR ENDED DECEMBER 31,              31,
                                                 -------------------------------  --------------------
                                                   1995       1996       1997       1997       1998
                                                 ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Sales........................................  $  52,164  $  73,523  $  85,191  $  18,921  $  22,372
  Cost of sales................................     34,895     47,958     55,020     12,134     15,595
                                                 ---------  ---------  ---------  ---------  ---------
    Gross profit...............................     17,269     25,565     30,171      6,787      6,777
  Selling, general and administrative
    expenses...................................      5,462      6,347      7,088      1,536      1,750
                                                 ---------  ---------  ---------  ---------  ---------
  Operating income.............................     11,807     19,218     23,083      5,251      5,027
Interest income (expense), net.................         76         56         82         33         38
                                                 ---------  ---------  ---------  ---------  ---------
Income before state income taxes...............     11,883     19,274     23,165      5,284      5,065
State income taxes(a)..........................        137        280        350         78         76
                                                 ---------  ---------  ---------  ---------  ---------
Net income(a)..................................  $  11,746  $  18,994  $  22,815  $   5,206  $   4,989
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and cash equivalents....................  $   4,474      4,571      3,768      5,552      5,581
  Working capital..............................      3,258      4,048      5,612      6,094      7,114
  Total assets.................................     11,948     13,670     16,736     16,455     18,698
  Total debt...................................        640        540        420        510        400
  Shareholders' equity (deficit)...............      5,170      6,328      7,596      8,309      9,359
OTHER DATA(B):
  EBITDA.......................................  $  12,256  $  19,722  $  23,606  $   5,326  $   5,132
  EBITDA margin................................       23.5%      26.8%      27.7%      28.1%      22.9%
  Cash flows provided by:
    Operating activities.......................  $  14,447  $  18,905  $  21,090  $   4,237  $   5,426
    Investing activities.......................       (420)      (871)      (226)    --           (367)
    Financing activities.......................    (11,344)   (17,936)   (21,667)    (3,255)    (3,246)
  Capital expenditures.........................        420        871        226     --            367
  Dividends(a)(b)..............................     11,214     17,836     21,547      3,224      3,225
  Depreciation and amortization................        449        504        523         79        105
  Ratio of earnings to fixed charges (c).......      43.3x      75.2x      88.1x      78.7x      69.5x


------------------------

See footnotes below.

            SUMMARY SUPPLEMENTAL COMBINED HISTORICAL FINANCIAL DATA

    The following table sets forth summary historical combined D&F and Omni-Pak and Affiliates financial data ("Combined Financial Data"), as of and for each of the three years in the period ended December 31, 1997 and the three months ended March 31, 1998 and 1997. The Combined Financial Data presents the combined group's historical operating results, which, in the opinion of management, provide a more meaningful representation of the underlying business and cash flows. These entities historically operated under common management and had a high degree of common ownership, customers and systems, including similar accounting and financial reporting systems to manage the combined enterprises. The information set forth below should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Financial Statements, each of which is included elsewhere in this Prospectus. The Company and each of its subsidiaries are S corporations and, accordingly, all federal and a majority of state income taxes are paid directly by the shareholders. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.


                                                                               QUARTER ENDED MARCH
                                                  YEAR ENDED DECEMBER 31,              31,
                                              -------------------------------  --------------------
                                                1995       1996       1997       1997       1998
                                              ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Sales.....................................  $  85,264  $ 144,735  $ 182,385  $  39,117  $  46,842
  Cost of sales.............................     55,382     94,758    117,733     25,979     32,124
                                              ---------  ---------  ---------  ---------  ---------
    Gross profit............................     29,882     49,977     64,652     13,138     14,718
  Selling, general and administrative
    expenses................................      8,246     11,203     13,019      2,973      3,286
                                              ---------  ---------  ---------  ---------  ---------
  Operating income..........................     21,636     38,774     51,633     10,165     11,432
Interest income (expense), net..............        144        162        279         55         72
                                              ---------  ---------  ---------  ---------  ---------
Income before state income taxes............     21,780     38,936     51,912     10,220     11,504
State income taxes(a).......................        283        567        778        145        173
                                              ---------  ---------  ---------  ---------  ---------
Net income(a)...............................  $  21,497  $  38,369  $  51,134  $  10,075  $  11,331
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
  Cash and cash equivalents.................  $   8,155  $   7,079  $   8,957  $  10,625  $  12,377
  Working capital...........................      6,601      6,901     12,032     11,091     13,059
  Total assets..............................     21,047     23,783     31,505     29,621     34,438
  Total debt................................        640        540        420        510        400
  Shareholders' equity (deficit)............      9,789     11,498     16,643     15,537     17,652

OTHER DATA(B):
  EBITDA....................................  $  22,363  $  39,676  $  52,669  $  10,527  $  11,634
  EBITDA margin.............................       26.2%      27.4%      28.9%      26.9%      24.8%
  Cash flows provided by:
    Operating activities....................  $  25,814  $  37,995  $  49,037  $  10,174  $  13,802
    Investing activities....................       (786)    (2,311)    (1,050)      (211)      (587)
    Financing activities....................    (20,939)   (36,760)   (46,109)    (6,066)    (9,795)
  Capital expenditures......................        786      2,311      1,050        211        587
  Dividends(a)(b)...........................     20,808     36,660     45,989      6,036      9,775
  Depreciation and amortization.............        727        902      1,036        362        202
  Ratio of earnings to fixed charges (c)....      56.0x      96.3x     115.4x      90.1x      92.4x


------------------------

See footnotes below.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following table sets forth the summary unaudited pro forma condensed combined income statement data for the year ended December 31, 1997 and the three months ended March 31, 1998, and summary unaudited pro forma condensed combined balance sheet data as of March 31, 1998. The unaudited pro forma condensed combined income statement data gives effect to the Old Notes Offering, the Acquisition Facility and the Reorganization as if such transactions had occurred at the beginning of the fiscal year presented. The unaudited pro forma condensed combined balance sheet data gives effect to these transactions as if they had occurred on March 31, 1998. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Financial Data" and the Historical Financial Statements, which are included elsewhere in this Prospectus. The summary unaudited pro forma financial data do not necessarily reflect the results of operations or financial position of the Company that would have actually resulted had the events referred to above been consummated as of the date and for the period indicated and are not intended to project the financial position or results of operations for any future period. The Company and each of its subsidiaries are S corporations and, accordingly, all federal and a majority of state income taxes are paid directly by the shareholders.


                                                                               PRO FORMA (D)     PRO FORMA (D)
                                                                                YEAR ENDED    THREE MONTHS ENDED
                                                                               DECEMBER 31,        MARCH 31,
                                                                                   1997              1998
                                                                               -------------  -------------------
                                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Sales......................................................................   $   182,385        $  46,842
  Cost of sales..............................................................       117,733           32,124
                                                                               -------------        --------
    Gross profit.............................................................        64,652           14,718
  Selling, general and administrative expenses...............................        26,702            6,707
                                                                               -------------        --------
  Operating income...........................................................        37,950            8,011
Interest income (expense), net...............................................       (25,998)          (6,497)
                                                                               -------------        --------
Income before state income taxes.............................................        11,952            1,514
State income taxes(a)........................................................           384               23
                                                                               -------------        --------
Net income(a)................................................................   $    11,568        $   1,491
                                                                               -------------        --------
                                                                               -------------        --------
BALANCE SHEET DATA:
  Cash and cash equivalents..................................................                      $  16,179
  Working capital............................................................                         15,761
  Total assets...............................................................                        181,847
  Total debt.................................................................                        219,892
  Shareholders' equity (deficit).............................................                        (54,501)


------------------------

See footnotes on following page.

------------------------

(a) The Company has elected S corporation status for federal and state income tax purposes, and other than a 1.5% state tax, income tax is paid by the Company's shareholders. The shareholders' effective combined federal and state tax rate for 1997 was approximately 45%. The Company has historically distributed as a dividend to its shareholders amounts sufficient for the shareholders to pay their required taxes. In accordance with this practice, the Company distributed to those persons that were shareholders at the time of the Reorganization, all net income generated by the Company from January 1, 1998 through the Original Issue Date in excess of $2.0 million, in order for such shareholders to pay such taxes for the period from January 1, 1998 through the Original Issue Date. On a pro forma basis for 1997 giving effect to the Old Notes Offering and the Reorganization, the distribution related to the tax payment would have been approximately $11.4 million, representing the sum of 45% of pro forma net income of $12.5 million and 45% of pro forma amortization of intangibles of $12.9 million, which will not be deductible for income tax purposes.


(b) EBITDA is defined as net income before interest income (expense), income taxes and depreciation and amortization. Management believes that EBITDA and EBITDA margin are measures commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. However, EBITDA as reported may not be comparable to similarly titled measures used by other companies. EBITDA margin is computed by dividing EBITDA by sales. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles (which is also presented in the accompanying table) or as a measure of profitability or liquidity.


(c) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(d) The pro forma adjustments give effect to the Old Notes Offering, the Acquisition Facility and the Reorganization. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                  RISK FACTORS

    EACH HOLDER OF OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE ACCEPTING THE EXCHANGE OFFER, ALTHOUGH THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE NEW NOTES.

SUBSTANTIAL LEVERAGE

    As a result of the Old Notes Offering, the Company has, for the first time, significant debt service obligations. As of March 31, 1998, after giving effect to the Acquisition Facility, the Old Notes Offering and the application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $219.9 million (net of original issue discount) of total indebtedness outstanding and a deficit in shareholders' equity of approximately $54.0 million. See "Capitalization." In addition, the Company entered into the Acquisition Facility in connection with the consummation of the Old Notes Offering which will allow the Company to borrow, on the terms and conditions specified therein, an additional $48.5 million in indebtedness. Any outstanding indebtedness under the Acquisition Facility will mature prior to the maturity date of the Notes. See "Description of Acquisition Facility."

    The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including, but not limited to: (i) limiting the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions, (ii) causing the Company to dedicate a substantial portion of cash flow from operations to the payment of interest on its indebtedness, thereby reducing funds available for investments and (iii) increasing the Company's vulnerability to general economic downturns and limiting its ability to withstand competitive pressures. The Company's ability to make scheduled payments of interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control.

    The Company believes that, based upon current levels of operations, it will be able to meet its debt service obligations, including payments of interest on the Notes when due. If, however, the Company cannot generate sufficient cash flow to meet its debt service obligations, then the Company may be required to refinance its indebtedness and may be forced to adopt an alternative strategy that could include actions such as reducing or delaying capital expenditures, selling assets, restructuring its indebtedness or seeking additional equity capital. There is no assurance that refinancing would be permitted by the terms of the Acquisition Facility or the Indenture or, along with the alternative strategies, could be effected on a timely basis or on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE

    The Company is a holding company that conducts all of its operations through its subsidiaries and whose only material asset is its equity interests in such subsidiaries. As a result, the Company's ability to make debt service payments is dependent upon the earnings and cash flows of the operations of its subsidiaries and its ability to receive dividends and distributions from such subsidiaries. The ability to receive such dividends and distributions is subject to restrictions under the Acquisition Facility. There can be no assurance that its subsidiaries will generate sufficient earnings and cash flows to pay dividends or distribute funds to the Company to enable the Company to pay its expenses and meet its obligations to pay interest on the Notes.

    In addition, the Company's obligations under the Acquisition Facility are secured by substantially all of the Company's assets, including the capital stock of its existing and future subsidiaries. If an event of default under the Acquisition Facility occurs, the lenders under the Acquisition Facility could seek to enforce their rights against the collateral securing such facility, including the capital stock of such subsidiaries. Moreover, any right of the Company and its creditors, including holders of the Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors and the lenders under the Acquisition Facility.

SUBORDINATION OF GUARANTEES

    The Subsidiary Guarantors, including Global Sub which is the borrower under the Acquisition Facility, have delivered the Guarantees to unconditionally guarantee the payment of principal and interest on the Notes when due. The Subsidiary Guarantors other than Global Sub have also unconditionally guaranteed the Company's obligations under the Acquisition Facility. The Guarantees of the Subsidiary Guarantors will be subordinated in right of payment to all existing and future Guarantor Senior Debt, which includes the Acquisition Facility and the guarantee on a senior secured basis by the Subsidiary Guarantors of all obligations under the Acquisition Facility (and refinancings thereof). In the event of bankruptcy, liquidation or reorganization of any of the Subsidiary Guarantors, the assets of such Subsidiary Guarantor will be available to pay obligations on the Guarantees only after the guarantees under the Acquisition Facility have been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Guarantees. See "Description of Acquisition Facility."

RESTRICTIVE COVENANTS

    The Acquisition Facility and the Indenture contain numerous restrictive covenants limiting the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make certain other payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Acquisition Facility contains a number of financial covenants requiring the Company to meet certain financial ratios and financial condition tests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Acquisition Facility" and "Description of the New Notes--Certain Covenants." The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios or such tests. A failure to comply with the obligations in the Acquisition Facility or the Indenture could result in an event of default under the Acquisition Facility or an Event of Default (as defined) under the Indenture which, if not cured or waived, could permit acceleration of the relevant indebtedness. If the indebtedness under the Acquisition Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.

DEPENDENCE ON SIGNIFICANT CUSTOMER; SUPPLY AGREEMENTS

    A significant percentage of the Company's historical sales has been to Herbalife, which accounted for approximately 76%, 74% and 83% of the Company's sales in 1997, 1996 and 1995, respectively. The loss of Herbalife as a customer or a significant reduction in purchase volume by Herbalife, for any reason, including if Herbalife were to incur financial difficulties, would have a material adverse effect on the Company's results of operations and financial condition. Additionally, EAS represented approximately 15.0% and 12.0% of the Company's sales in 1997 and 1996, respectively. The loss of EAS as a customer or a significant reduction in purchase volume by EAS for any reason, including if EAS were to incur financial difficulties, could have a material adverse effect on the Company's results of operations, financial condition and cash flows.

    Since 1980, the Company has supplied substantially all of Herbalife's dietary and nutritional supplement products under various arrangements. In September 1997, each of D&F, Omni-Pak and Dynamic entered into new agreements with Herbalife that, unless renewed, will terminate after three years. The new agreements provide prices discounted from the previous arrangements. These price revisions could have an adverse effect on the profitability margins of the Company with respect to its sales to Herbalife. Herbalife is permitted, for the first time, under these new agreements to purchase certain of its powder products, tablets, capsules, liquids and other products from manufacturers other than the Company, subject to minimum purchase requirements, and the Company is no longer obligated to manufacture all of Herbalife's dietary and nutritional product requirements. In addition, the new agreements transfer ownership of product formulations for substantially all of Herbalife's dietary and nutritional products to Herbalife. As a result, Herbalife has the ability under these agreements to use alternative sources for particular dietary and nutritional supplement products. Herbalife has the right to terminate any of these agreements if, without the prior written consent of Herbalife, Mr. Marconi ceases to own more than 50% of the capital stock of the Company or is no longer an executive officer of the Company and responsible for the day-to-day operations and management of the Company. In addition, Herbalife may terminate any agreement if the Company fails to meet certain service level requirements specified therein. See "Business--Sales and Distribution."

    Mr. Mark Hughes, Chairman and Chief Executive Officer of Herbalife, was formerly a 20% shareholder of Dynamic and a 33% shareholder of Omni-Pak. A portion of the proceeds of the Old Notes Offering was used to purchase all of Mr. Hughes' shares of common stock of Dynamic and Omni-Pak. The Company cannot predict whether its relationship with Herbalife will be affected as a result of Mr. Hughes no longer being a shareholder of the Company or any of its subsidaries.

CONTROL BY PRINCIPAL SHAREHOLDER

    Mr. Marconi owns 94% of the Company's outstanding shares of capital stock. As a result, Mr. Marconi has the ability to determine the outcome of all corporate actions requiring shareholder approval, including, among other things, the election of the Board of Directors, mergers, consolidations and the sale of all, or substantially all, of the Company's assets. There can be no assurance that the interests of Mr. Marconi, as the principal equity owner of the Company, will not conflict with the interests of the holders of the Notes.

KEY PERSONNEL

    The Company believes that its continued success depends to a significant extent on the management and other skills of Mr. Marconi, as well as its ability to retain other key employees and to attract skilled personnel in the future to manage the growth of the Company. In connection with the consummation of the Old Notes Offering, the Company entered into a five-year employment agreement with Mr. Marconi. If Mr. Marconi ceases to be an executive officer of the Company and responsible for the day-to-day operations and management of the Company, Herbalife would have the right to terminate its supply agreements with the Company. See "Business--Sales and Distribution." In connection with the consummation of the Old Notes Offering, the Company entered into employment agreements with Mr. Paul M. Buxbaum and Mr. Donald J. Lewis to become the Company's new Chief Executive Officer and Chief Financial Officer, respectively. Mr. Buxbaum and Mr. Lewis assumed the duties previously performed by Mr. Siegel. As of June 1, 1998, the Company entered into an employment agreement with Mr. Howard Simon to become Chief Operating Officer of the Company. See "Management." The loss or unavailability of Mr. Marconi or the inability of Messrs. Buxbaum, Lewis or Simon to successfully perform their duties could have a material adverse effect on the Company. See "Management--Employment and Consulting Agreements."

FUTURE ACQUISITIONS

    One of the Company's business strategies is to pursue acquisitions that are compatible with its strategic goals. Management is unable to predict whether or when any prospective acquisition candidates will become available or the likelihood of any transaction being completed should any negotiations commence. Future acquisitions could be financed by internally generated funds, borrowings under the Acquisition Facility or another facility, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that the Company will be able to make acquisitions on terms favorable to the Company and that such funds to finance an acquisition will be available or permitted under the Company's financing instruments. See "Description of the New Notes" and "Description of Acquisition Facility." If the Company completes acquisitions, it will encounter various associated risks, including the possible inability to integrate an acquired business into the Company's operations, the possible failure to realize anticipated synergies or benefits, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Business Strategy."

COMPETITION

    The business of developing, manufacturing and selling dietary and nutritional supplements is highly competitive. Certain of the Company's competitors are larger than the Company, have resources greater than those of the Company and are more vertically integrated. See "Business--Competition."

AVAILABILITY OF RAW MATERIALS

    Substantially all of the Company's products contain ingredients and raw materials that are harvested by and obtained from third-party suppliers, and many of the ingredients are harvested internationally and/ or on a seasonal basis. Although the Company currently utilizes several suppliers for these ingredients and such ingredients are generally available from numerous sources, an unexpected interruption of supply, such as a harvest failure or poor weather conditions, could have a material adverse effect on the Company's results of operations and financial condition.

PRODUCT LIABILITY

    The Company, like other manufacturers of products that are ingested, faces the risk of exposure to product liability claims in the event that the use of its products results in injury. The Company has recently been named as a defendant in an action originally filed against Herbalife and certain other defendants in which the plaintiff alleges that the Thermojetics-TM- Green tablet manufactured by the Company for Herbalife was defective and unsafe for its intended use. The plaintiff is seeking damages for personal injury, pain and suffering, lost wages and is also seeking punitive damages. There can be no assurance that the Company will not be held liable for damages under such lawsuit or whether additional lawsuits will be filed against the Company as a result of products manufactured by the Company for Herbalife or other customers. See "Business--Litigation." Although the Company has never been a party to a product liability claim which had a material adverse effect on the Company's results of operations or financial condition, there can be no assurance that additional claims in the future will not have such a material adverse effect. The Company maintains product liability insurance. There can be no assurance that such insurance will continue to be available at a reasonable cost or, if available, will be adequate to cover future liabilities, if any.

ENVIRONMENTAL LIABILITIES AND REGULATIONS

    The Company's manufacturing operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge and disposal of hazardous substances and the remediation of environmental contamination. The Company believes that it is in material compliance with such laws and is not subject to any material liabilities under environmental law. Although the Company has never been party to an administrative or judicial proceeding relating to environmental matters that had a material adverse effect on its results of operations or financial condition, there can be no assurance as to whether the Company will be subject to environmental claims in the future. In addition, the Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what unknown environmental conditions may be found to exist on its properties. Compliance with more stringent laws or regulations could require additional expenditures by the Company.

GOVERNMENT REGULATION; ADVERSE PUBLICITY

    The manufacturing, processing, formulating, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the U.S. Food and Drug Administration (the "FDA"), the Federal Trade Commission (the "FTC") and the Environmental Protection Agency (the "EPA"). The Company's activities are also regulated by various agencies of the states, localities and foreign countries to which the Company's products are distributed and in which the Company's products are sold.

    The composition and labeling of dietary supplements, which comprise a substantial portion of the Company's products, are most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act (the "FFDC"). The FFDC has been revised in recent years by the Nutrition Labeling and Education Act of 1990 (the "NLEA") and the Dietary Supplement Health and Education Act of 1994 (the "DSHEA"). In the judgment of the Company these regulatory changes are generally favorable to the dietary supplement industry. The Company exercises significant control over certain aspects of the labeling of its customers' dietary and nutritional supplement products and may have some regulatory responsibility for such labeling. See "Business--Regulatory Matters."

    The FDA recently finalized regulations implementing certain labeling provisions of the DSHEA. In addition, further labeling requirements may be proposed by the FDA in response to a report issued in November 1997 by the presidentially-appointed Commission on Dietary Supplement Labels. The Company cannot determine what effect such regulations, if promulgated, will have on its business in the future.

    The DSHEA authorizes the FDA to promulgate good manufacturing practices ("GMPs") with respect to the manufacture of dietary supplements, which are to be modeled after the current GMPs applicable to food products. The Company has received, on a number of occasions following customary FDA inspections, notices from the FDA citing GMP deficiencies. See "Business--Regulatory Matters."

    The Company has attempted to promptly remedy any such deficiencies and these actions have not had a material adverse effect on the Company's results of operations or financial condition. There can be no assurance that the Company will not receive additional deficiency notices from the FDA in the future, the remedy for which, or the failure to remedy, could have a material adverse effect on the Company's results of operations or financial condition.

    The FDA frequently publishes advance notices of proposed rulemaking and promulgates new regulations which affect or could affect the Company's business. In 1997, for example, the FDA published an advance notice of proposed rulemaking regarding GMP regulations for dietary supplements and issued final regulations requiring dietary supplements to maintain 100% of the declared value of added vitamins and minerals for the entire shelf life of the product. See "Business--Regulatory Matters." There can be no assurance that such proposed regulations will be promulgated, and if promulgated, will not require manufacturing changes to comply with GMP regulations, the recall, reformulation or discontinuance of certain products, or require additional recordkeeping, warnings, expanded or different labeling, advertising and/or scientific substantiation regarding ingredients. In addition, there can be no assurance that these recent new regulations or future laws, regulations, interpretations or applications, when and if promulgated, or disparate federal, state and local regulatory schemes would not require similar actions by the Company. Any or all of such requirements could have a material adverse effect on the Company's results of operations and financial condition. Moreover, governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

    Certain of the Company's products include a Chinese herb known as "Ma Huang" which contains naturally-occurring ephedrine. The Company estimates that these products accounted for approximately 6% of the Company's sales for the fiscal year ended December 31, 1997. Ma Huang has been the subject of certain adverse publicity in the United States and other countries relating to alleged harmful or adverse effects, including the deaths of several individuals. On April 10, 1996, the FDA issued a statement warning consumers of the significant health risks of dietary supplements containing Ma Huang and advising them not to purchase or consume such supplements. In June 1997, the FDA published a proposed regulation that would establish relatively low levels (less than 8 milligrams per single serving) of ephedrine that may lawfully be used in dietary supplement products. The proposed regulation would prohibit: a recommendation of 24 milligrams or more of ephedrine per day; a combination of ephedrine with a known stimulant; and a recommendation for long term use or sale with body building or weight loss programs. The proposed regulation would also require labeling against use of any product containing ephedrine for more than seven days and a warning that taking more than the recommended serving may cause heart attack, stroke, seizure or death. No final regulation has been promulgated. The Company's products containing Ma Huang may become subject to further federal, state, local or foreign laws or regulations which could require the Company to reformulate or relabel its products with different warnings or revised directions for use. While the Company believes that its Ma Huang products could be reformulated and/or relabeled, there can be no assurance in that regard or that reformulation and/or relabeling would not have a material adverse effect on sales of such products. See "Business--Regulatory Matters."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF NOTES

    The Old Notes were issued at a discount from their principal amount at maturity. Original issue discount (the difference between the aggregate principal amount at maturity and the issue price of the Old Notes) will accrue from the issue date of the Old Notes. Consequently, purchasers of Old Notes and New Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity and the issue price of the Old Notes. See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Notes.

CHANGE OF CONTROL

    Upon a Change of Control, each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchase of Notes tendered. See "Description of the New Notes--Change of Control."

FRAUDULENT CONVEYANCE AND RELATED CONSIDERATIONS

    The obligations of the Company under the Notes, and of the Subsidiary Guarantors under the Guarantees, may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any unpaid creditor of the Company, its subsidiaries or a representative of the Company's or its subsidiaries' creditors. If a court in such a lawsuit were to find that, at the time the Company issued the Notes, the Subsidiary Guarantors delivered the Guarantees or as a consequence of the Reorganization, the Company or the Subsidiary Guarantors (i) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion, in whole or in part, of others or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes or delivering the Guarantees, as the case may be, and the Company or any Subsidiary Guarantor (a) was insolvent, (b) was rendered insolvent, (c) was engaged or about to be engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Notes or the Guarantees and the Company's and such Subsidiary Guarantor's obligations thereunder, and direct the return of any amounts paid thereunder to the Company or such Subsidiary Guarantor or to a fund for the benefit of its creditors. Alternatively, in such event, claims of the holders of the Notes could be subordinated to claims of the other creditors of the Company or the Subsidiary Guarantors.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts, including contingent liabilities, is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature.

    The consummation of the Reorganization may also be subject to review under relevant state dividend laws if a lawsuit is commenced by or on behalf of any creditor of the Company and its subsidiaries that was a creditor at the time of the Reorganization and did not consent to the Reorganization. If a court were to determine that the Reorganization violated any such applicable laws, it could attempt to subordinate the claims of the holders of the Notes to such other creditors of the Company.

    The Company did not obtain any independent reports as to its solvency, or the solvency of the Subsidiary Guarantors, either prior to, or after giving effect to, the Old Notes Offering and the Reorganization. The Company believes, however, that, based upon forecasts and other financial information and after giving effect to the Old Notes Offering and the Reorganization, each of the Company and the Subsidiary Guarantors is and will continue to be solvent, each will have sufficient capital to carry on its business and each will be, and will continue to be, able to pay its debts as they mature. In addition, the Company believes the Reorganization will not violate state dividend laws. There can be no assurance that a court passing on such questions would reach the same conclusions. In rendering their opinions in connection with the Old Notes Offering and the Reorganization, counsel for the Company and counsel for the initial purchaser of the Old Notes did not express any opinion as to the applicability of federal or state fraudulent transfer or conveyance laws, or state dividend laws.

RESTRICTIONS ON RESALE AND ABSENCE OF A PUBLIC MARKET

    Prior to the exchange of the New Notes offered hereby, there has been no public market for any of the Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of New Notes to sell their New Notes or (iii) the price at which the holders of New Notes will be able to sell their New Notes. If such market were to exist, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of the Company. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotations through any automated quotation system and no active market for the New Notes is currently anticipated. There is no assurance as to the liquidity of the trading market for the New Notes. Citicorp Securities, Inc. has advised the Company that it currently anticipate making a secondary market for the New Notes, but it is not obligated to do so, and there is no assurance that an active or liquid public trading market will develop for the New Notes.

EXCHANGE OFFER PROCEDURE

    Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation (as defined) of such Old Notes into the Exchange Agent's account at the Book-Entry

Transfer Facility, a properly completed and duly executed Letter of Transmittal (or an Agent's Message in lieu thereof) and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for the New Notes should allow sufficient time to ensure timely delivery. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes except as described herein. See "The Exchange Offer--Purpose and Effect." In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or under trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. The Company does not intend to extend the Exchange Offer although it reserves the right to do so. See "The Exchange Offer."

                                 CAPITALIZATION

    The following table sets forth the capitalization of D&F and the combined capitalization of D&F and Omni-Pak and Affiliates as of March 31, 1998, as adjusted to give effect to the Reorganization, the Old Notes Offering and the Acquisition Facility and the application of the net proceeds therefrom. The information presented below should be read in conjunction with the financial statements of D&F, the combined financial statements of Omni-Pak and Affiliates and the combined financial statements of D&F, Omni-Pak and Affiliates (collectively, the "Historical Financial Statements") and the Unaudited Pro Forma Condensed Combined Financial Statements, each of which is included elsewhere in this Prospectus.

                                                                        AS OF MARCH 31, 1998
                                                                 -----------------------------------
                                                                         ACTUAL
                                                                 ----------------------
                                                                    D&F      COMBINED    AS ADJUSTED
                                                                 ---------  -----------  -----------
                                                                           (IN THOUSANDS)
Cash and cash equivalents(1)...................................  $   5,581   $  12,377    $  16,179
                                                                 ---------  -----------  -----------
                                                                 ---------  -----------  -----------
Long-term debt (including current portion):
    Existing debt..............................................  $     400   $     400    $  --
    Acquisition Facility(2)....................................     --          --            1,500
    Notes offered hereby.......................................     --          --          218,392
                                                                 ---------  -----------  -----------
      Total long-term debt.....................................  $     400         400      219,892
                                                                 ---------  -----------  -----------
Shareholders' equity (deficit):
    Capital stock..............................................      1,026       1,235          508
    Retained earnings (deficit)................................      8,333      16,417      (54,475)
                                                                 ---------  -----------  -----------
      Total shareholders' equity (deficit).....................      9,359      17,652      (53,967)
                                                                 ---------  -----------  -----------
      Total capitalization.....................................  $   9,759   $  18,052    $ 165,925
                                                                 ---------  -----------  -----------
                                                                 ---------  -----------  -----------

------------------------

(1) In accordance with past practice, the Company distributed to those persons that were shareholders at the time of the Reorganization, all net income generated by the Company from January 1, 1998 through the Original Issue Date in excess of $2.0 million, primarily in order for such shareholders to pay their required state and federal income taxes for the period from January 1, 1998 through the Original Issue Date. Such distributions aggregated $11.9 million and have been reflected in the As Adjusted column.

(2) Simultaneously with the consummation of the Old Notes Offering, the Company received an initial advance under the Acquisition Facility of $1.5 million to repay all existing indebtedness outstanding at the time of the Old Notes Offering. After giving effect to such initial advance, the Company has undrawn availability of $48.5 under the Acquisition Facility, of which $10.0 million may be used for working capital and general corporate purposes. The entire facility may be used for future permitted acquisitions. See "Description of Acquisition Facility."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                          SELECTED D&F FINANCIAL DATA

    The following table sets forth selected D&F financial data as of and for each of the five years ended December 31, 1997 and the three months ended March 31, 1998 and 1997. The balance sheet data presented below as of December 31, 1996 and 1997 and the statement of income data for each of the three years in the period ended December 31, 1997 have been derived from the D&F Financial Statements included elsewhere herein. The D&F Financial Statements were audited by Deloitte & Touche LLP, independent auditors, as set forth in their report also included herein. The selected balance sheet data as of December 31, 1993, 1994 and 1995 and the selected income statement data for the years ended December 31, 1993 and 1994 have been derived from audited D&F Financial Statements not presented herein. The information set forth below should be read in conjunction with the "Unaudited Pro Forma Condensed D&F Financial Statements," "Management Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Financial Statements, each of which is included elsewhere in this Prospectus. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.


                                                                                               QUARTER ENDED MARCH
                                                       YEAR ENDED DECEMBER 31,                         31,
                                        -----------------------------------------------------  --------------------
                                          1993       1994       1995       1996       1997       1997       1998
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Sales...............................  $  56,211  $  68,679  $  52,164  $  73,523  $  85,191  $  18,921  $  22,372
  Cost of sales.......................     34,682     44,337     34,895     47,958     55,020     12,134     15,595
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit......................     21,529     24,342     17,269     25,565     30,171      6,787      6,777
  Selling, general and administrative
    expenses..........................      5,593      9,325      5,462      6,347      7,088      1,536      1,750
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income....................     15,936     15,017     11,807     19,218     23,083      5,251      5,027
Interest income (expense), net........         60         63         76         56         82         33         38
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before state income taxes......     15,996     15,080     11,883     19,274     23,165      5,284      5,065
State income taxes(a).................        417        257        137        280        350         78         76
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income(a).........................  $  15,579  $  14,823  $  11,746  $  18,994  $  22,815  $   5,206  $   4,989
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
  Cash and cash equivalents...........  $   5,277  $   1,791  $   4,474      4,571      3,768      5,552      5,581
  Working capital.....................      6,137      2,696      3,258      4,048      5,612      6,094      7,114
  Total assets........................     13,027     11,693     11,948     13,670     16,736     16,455     18,698
  Total debt..........................        880        770        640        540        420        510        400
  Shareholders' equity (deficit)......      7,196      4,639      5,170      6,328      7,596      8,309      9,359

OTHER DATA(B):
  EBITDA..............................  $  16,095  $  15,268  $  12,256  $  19,722  $  23,606  $   5,326  $   5,132
  EBITDA margin.......................       28.6%      22.2%      23.5%      26.8%      27.7%      28.1%      22.9%
  Cash flows provided by:
    Operating activities..............  $  16,338  $  16,143  $  14,447  $  18,905  $  21,090  $   4,237  $   5,426
    Investing activities..............       (463)    (2,139)      (420)      (871)      (226)    --           (367)
    Financing activities..............    (12,840)   (17,490)   (11,344)   (17,936)   (21,667)    (3,255)    (3,246)
  Capital expenditures................        333      1,134        420        871        226     --            367
  Dividends(a)(b).....................     12,720     17,380     11,214     17,836     21,547      3,224      3,225
  Depreciation and amortization.......        159        251        449        504        523         79        105
  Ratio of earnings to fixed charges
    (c)...............................      68.0x      56.6x      43.3x      75.2x      88.1x      78.7x      69.5x


------------------------

See footnotes below.

                 SELECTED SUPPLEMENTAL COMBINED FINANCIAL DATA

    The following table sets forth selected Combined Financial Data as of and for each of the five years ended December 31, 1997 and the three months ended March 31, 1998 and 1997. The balance sheet data presented below as of December 31, 1996 and 1997 and the statement of income data for each of the three years in the period ended December 31, 1997 have been derived from the Combined Financial Statements included elsewhere herein. The Combined Financial Statements were audited by Deloitte & Touche LLP, independent auditors, as set forth in their report also included herein. The selected combined balance sheet data as of December 31, 1993, 1994 and 1995, the selected combined income statement data for the years ended December 31, 1993 and 1994 and the financial statement data for the quarters ended March 31, 1997 and 1998 have been derived from unaudited Combined Financial Statements which, in the opinion of management have been prepared on the same basis as the audited Combined Financial Statements necessary for a fair presentation of the results of operations for the periods presented. The information set forth below should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Financial Statements, each of which is included elsewhere in this Prospectus. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                                                       QUARTER ENDED MARCH
                                                             YEAR ENDED DECEMBER 31,                           31,
                                             --------------------------------------------------------  --------------------
                                               1993        1994       1995        1996        1997       1997       1998
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------

                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Sales....................................  $  85,518  $  116,173  $  85,264  $  144,735  $  182,385  $  39,117  $  46,842
  Cost of sales............................     51,940      71,246     55,382      94,758     117,733     25,979     32,124
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------
    Gross profit...........................     33,578      44,927     29,882      49,977      64,652     13,138     14,718
  Selling, general and administrative
    expenses...............................      7,320      12,322      8,246      11,203      13,019      2,973      3,286
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------
  Operating income.........................     26,258      32,605     21,636      38,774      51,633     10,165     11,432
Interest income (expense), net.............        128          80        144         162         279         55         72
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------
Income before state income taxes...........     26,386      32,685     21,780      38,936      51,912     10,220     11,504
State income taxes(a)......................        678         521        283         567         778        145        173
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------
Net income(a)..............................  $  25,708  $   32,164  $  21,497  $   38,369  $   51,134  $  10,075  $  11,331
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------
                                             ---------  ----------  ---------  ----------  ----------  ---------  ---------
BALANCE SHEET DATA:
  Cash and cash equivalents................  $   8,006  $    4,065  $   8,155  $    7,079  $    8,957  $  10,625  $  12,377
  Working capital..........................      9,411       5,972      6,601       6,901      12,032     11,091     13,059
  Total assets.............................     19,347      18,710     21,047      23,783      31,505     29,621     34,438
  Total debt...............................        915         770        640         540         420        510        400
  Shareholders' equity (deficit)...........     11,502       9,102      9,789      11,498      16,643     15,537     17,652

OTHER DATA(B):
  EBITDA (b)...............................  $  26,487  $   33,084  $  22,363  $   39,676  $   52,669  $  10,527  $  11,634
  EBITDA margin (b)........................       31.0%       28.5%      26.2%       27.4%       28.9%      26.9%      24.8%
  Cash flows provided by:
    Operating activities (b)...............  $  26,906  $   33,477  $  25,814  $   37,995  $   49,037  $  10,174  $  13,802
    Investing activities...................       (646)     (2,650)      (786)     (2,311)     (1,050)      (211)      (587)
    Financing activities...................    (19,440)    (31,065)   (20,939)    (36,760)    (46,109)    (6,066)    (9,795)
  Capital expenditures.....................        982       1,728        786       2,311       1,050        211        587
  Dividends(a)(b)..........................     20,726      34,565     20,808      36,660      45,989      6,036     10,321
  Depreciation and amortization............        229         479        727         902       1,036        132        202
  Ratio of earnings to fixed charges (c)...      82.9x       92.7x      56.0x       96.3x      115.4x      90.1x      92.4x


------------------------
See footnotes on the following page.

(a) The Company has elected S corporation status for federal and state income tax purposes, and other than a 1.5% state tax, taxable income is passed through to the Company's shareholders. The shareholders' effective combined federal and state tax rate for 1997 was approximately 45%. The Company has historically distributed as a dividend to its shareholders amounts sufficient for the shareholders to pay their required taxes. In accordance with this practice, the Company distributed to those persons that were shareholders at the time of the Reorganization, all net income generated by the Company from January 1, 1998 through the Original Issue Date in excess of $2.0 million, in order for such shareholders to pay such taxes for the period from January 1, 1998 through the Original Issue Date.


(b) EBITDA is defined as net income before interest income (expense), income taxes and depreciation and amortization. Management believes that EBITDA and EBITDA margin are measures commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. However, EBITDA as reported may not be comparable to similarly titled measures used by other companies. EBITDA margin is computed by dividing EBITDA by sales. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles (which is also presented in the accompanying table) or as a measure of profitability or liquidity.


(c) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Old Notes Offering, the Acquisition Facility and the Reorganization as if such transactions had occurred on March 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 gives effect to the Old Notes Offering, the Acquisition Facility and the Reorganization as if such transactions had occurred at the beginning of the periods presented. As part of the Reorganization, Mr. Marconi increased his ownership interest in the Company to 94%. In addition, the Company and its predecessors, D&F, Omni-Pak, West Coast and Dynamic, are S corporations, and other than a 1.5% state tax, income tax is paid by the shareholders. The shareholders' combined federal and state tax rate in 1997 was approximately 45%. The Company has historically distributed as a dividend to its shareholders amounts sufficient for the shareholders to pay their required income taxes. In accordance with this practice, the Company distributed to those persons that were shareholders at the time of the Reorganization, all net income generated by the Company from January 1, 1998 through the Original Issue Date in excess of $2.0 million, in order for such shareholders to pay such taxes for the period from January 1, 1998 through the Original Issue Date. On a pro forma basis for 1997 giving effect to the Old Notes Offering and the Reorganization, the distribution related to the tax payment would have been approximately $11.4 million in calendar 1997 and $2.2 million for the quarter ended March 31, 1998. Such amounts represent the sum of 45% of pro forma net income and 45% of pro forma amortization of intangibles, which will not be deductible for income tax purposes. These amounts are not included as income tax expense in the accompanying Unaudited Pro Forma Condensed Combined Statement of Operations.

    The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with "Capitalization," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Financial Statements, each of which appears elsewhere in this Prospectus. The pro forma data do not purport to represent what the Company's actual results of operations or financial position would have been had the Old Notes Offering, the Acquisition Facility and the Reorganization occurred on such dates. The Unaudited Pro Forma Condensed Combined Statement of Operations data also do not purport to project the results of operations of the Company for the current year or for any other period.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                             OMNI-PAK
                                                                  D&F          AND
                                                              INDUSTRIES    AFFILIATES    PRO FORMA
                                                              HISTORICAL    HISTORICAL   ADJUSTMENTS(1)  PRO FORMA
                                                              -----------  ------------  -----------  -----------
ASSETS

Current assets

Cash and cash equivalents...................................   $   5,581    $    6,796    $   3,802(2)  $  16,179

Accounts receivable, net of allowances......................       3,114         3,367       --            6,481

Inventories.................................................       7,414         3,034       --           10,448

Prepaid expenses and other current assets...................         344           265       --              609
                                                              -----------  ------------  -----------  -----------

Total current assets........................................      16,453        13,462        3,802       33,717

Property and equipment, net.................................       2,245         2,348       --            4,593

Intangibles and other assets................................      --            --          143,537(3)    143,537
                                                              -----------  ------------  -----------  -----------

TOTAL ASSETS                                                   $  18,698    $   15,810      147,339    $ 181,847
                                                              -----------  ------------  -----------  -----------
                                                              -----------  ------------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities

Accounts payable and accrued expenses.......................   $   8,939    $    7,517       --        $  16,456

Line of credit..............................................         400        --            1,100(4)      1,500
                                                              -----------  ------------  -----------  -----------

Total current liabilities...................................       9,339         7,517        1,100       17,956

Long-term debt, less current installments...................      --            --          218,392(2)    218,392

Stockholders' Equity (Deficit)

Common stock................................................       1,026           209         (727)(5)        508

Retained earnings (deficit).................................       8,333         8,084      (71,426)(5)    (55,009)
                                                              -----------  ------------  -----------  -----------

Total stockholders' equity (deficit)........................       9,359         8,293      (72,153)     (54,501)
                                                              -----------  ------------  -----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........   $  18,698    $   15,810    $ 147,339    $ 181,847
                                                              -----------  ------------  -----------  -----------
                                                              -----------  ------------  -----------  -----------

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                                            OMNI-PAK
                                                                 D&F          AND
                                                             INDUSTRIES    AFFILIATES     PRO FORMA
                                                             HISTORICAL    HISTORICAL   ADJUSTMENTS(1)   PRO FORMA
                                                             -----------  ------------  --------------  -----------
Net Sales..................................................   $  85,191    $   98,587     $   (1,393)(6)  $ 182,385
Cost Of Sales..............................................      55,020        64,106         (1,393)(6)    117,733
                                                             -----------  ------------  --------------  -----------
  Gross Profit.............................................      30,171        34,481         --            64,652
Selling, general and administrative expenses...............       7,088         5,931         13,683(7)     26,702
                                                             -----------  ------------  --------------  -----------
  Operating income.........................................      23,083        28,550        (13,683)       37,950
Interest income (expense), net.............................          82           197        (26,277)(8)    (25,998)
                                                             -----------  ------------  --------------  -----------
Income before state taxes..................................      23,165        28,747        (39,960)       11,952
State income taxes.........................................         350           428           (394)(9)        384
                                                             -----------  ------------  --------------  -----------
  Net income...............................................   $  22,815    $   28,319     $  (39,568)    $  11,568
                                                             -----------  ------------  --------------  -----------
                                                             -----------  ------------  --------------  -----------


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998
                                 (IN THOUSANDS)


                                                                            OMNI-PAK
                                                                 D&F          AND
                                                             INDUSTRIES    AFFILIATES     PRO FORMA
                                                             HISTORICAL    HISTORICAL   ADJUSTMENTS(1)   PRO FORMA
                                                             -----------  ------------  --------------  -----------
Net Sales..................................................   $  22,372    $   24,847     $     (377)(6)  $  46,842
Cost Of Sales..............................................      15,595        16,906     $     (377)(6)     32,124
                                                             -----------  ------------       -------    -----------
  Gross Profit.............................................       6,777         7,941         --            14,718
Selling, general and administrative expenses...............       1,750         1,536          3,421(7)      6,707
                                                             -----------  ------------       -------    -----------
  Operating income.........................................       5,027         6,405         (3,421)        8,011
Interest income (expense), net.............................          38            34         (6,569)(8)     (6,497)
                                                             -----------  ------------       -------    -----------
Income before state taxes..................................       5,065         6,439         (9,990)        1,514
State income taxes.........................................          76            97           (150)(9)         23
                                                             -----------  ------------       -------    -----------
  Net income...............................................   $   4,989    $    6,342     $   (9,840)    $   1,491
                                                             -----------  ------------       -------    -----------
                                                             -----------  ------------       -------    -----------

               UNAUDITED PRO FORMA CONDENSED COMBINED OTHER DATA



                                                                                 PRO FORMA        PRO FORMA
                                                                                YEAR ENDED      QUARTER ENDED
                                                                             DECEMBER 31, 1997  MARCH 31, 1998
                                                                             -----------------  --------------
EBITDA.....................................................................     $    52,669       $   11,634
EBITDA margin..............................................................           28.9%            24.8%
Cash flows provided by:
  Operating activities.....................................................     $    22,760       $    7,233
  Investing activities.....................................................          (1,050)            (587)
  Financing activities.....................................................         (46,109)          (9,795)
Capital expenditures.......................................................           1,050              587
Dividends..................................................................          45,989           10,321
Depreciation and amortization..............................................          14,719            3,623
Ratio of total debt to EBITDA..............................................            4.2x             4.7x
Ratio of pro forma EBITDA to pro forma interest expense....................            2.0x             1.8x
Ratio of earnings to fixed charges.........................................            1.5x             1.2x

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                              FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

(1) The unaudited pro forma condensed combined financial statements give effect to the Old Notes Offering, the Acquisition Facility and the Reorganization, including the recapitalization of D&F, the Company's predecessor (the "Recapitalization"), and the acquisition by the Company of Omni-Pak, Dynamic and West Coast (collectively "Omni-Pak and Affiliates"). See "Prospectus Summary--The Reorganization."

(2) Acquisition: The Acquisition will be accounted for under the purchase method of accounting. The purchase price consists of $136,867 of cash and $1,000 of estimated transaction costs and will be allocated to Omni-Pak and Affiliates' net assets acquired based on their respective fair values as of the closing date. Although the final allocation has not been determined, the following sets forth certain preliminary allocations:

           Goodwill and other intangibles...............................   $ 136,294
           Net assets of Omni-Pak and Affiliates at estimated fair
           value........................................................   $   1,573
           Cash.........................................................                $ 137,867

           Prior to the completion of the allocation, the Company must determine the final allocation of the purchase price. The Company believes that substantially all of the purchase price over the net assets acquired will be allocated to goodwill and other intangibles.

           Recapitalization: The Recapitalization will result in the repurchase of 543,026 shares of common stock at a total price of $58,700. This amount is allocated as a reduction of stockholders' equity (deficit) as follows:

           Common Stock.................................................   $     727
           Retained earnings (deficit)..................................   $  57,973
           Cash.........................................................                $  58,700

           Issuance of the Old Notes: On April 23, 1998, $225,000 in aggregate principal amount of the Old Notes were issued at 97.063% of face value.

           Cash.........................................................   $ 218,392
           Old Notes Discount...........................................   $   6,608
           Old Notes Payable............................................                $ 225,000

           Debt Issue Costs.............................................   $   7,243
           Cash.........................................................                $   7,243

           Acquisition Facility: Concurrent with the issuance of the Old Notes, the Company entered into a $50 million credit facility of which up to $10 million can be used for working capital and other general corporate purposes. The Company borrowed $1,500, of which $400 was used to repay the existing line of credit (see Note 4).

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                                 (IN THOUSANDS)

The following summarizes the cash flows from the Recapitalization, the Offering and the
Acquisition:
           Offering proceeds............................................   $ 218,392
           Borrowing under working capital line.........................       1,500
           Consideration paid for the Recapitalization..................     (58,700)
           Consideration paid for the Acquisition.......................    (137,867)
           Transaction fees and expenses................................      (7,243)
           Repay line of credit.........................................        (400)
           April distributions to shareholders..........................     (11,880)
                                                                          -----------
           Change in cash...............................................   $   3,802
                                                                          -----------
                                                                          -----------

(3) Intangibles and other assets: The following represents the change in intangibles and other assets resulting from the Offering and the
    Acquisition:

           Excess of purchase price over net assets acquired.....................   $ 136,294
           Deferred debt costs...................................................       7,243
                                                                                   -----------
           Total intangibles and other assets....................................   $ 143,537
                                                                                   -----------
                                                                                   -----------

(4) Line of Credit: Reflects the incremental borrowing from the Acquisition
    Facility:

           Total amount borrowed.................................................   $   1,500
           Repay existing debt...................................................        (400)
                                                                                   -----------
           Change in line of credit..............................................   $   1,100
                                                                                   -----------
                                                                                   -----------

(5) Stockholders' equity (deficit):

    Recapitalization:
           Common Stock.............................................   $    (727)
           Retained earnings (deficit)..............................     (57,973)   $ (58,700)
                                                                      -----------
    Omni-Pak and Affiliates:
           Net assets acquired......................................   $  (1,573)
           April 1998 distributions.................................      (6,720)      (8,293)
                                                                      -----------
           D&F April 1998 distributions.............................                   (5,160)
                                                                                   -----------
           Change in stockholders' equity...........................                $ (72,153)
                                                                                   -----------
                                                                                   -----------

(6) Elimination entries: Reflects elimination of intercompany sales and related cost of sales between D&F and Omni-Pak and Affiliates.

(7) Selling, general and administrative expenses: Reflects amortization of intangibles over 10 years.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                                 (IN THOUSANDS)

(8) Interest income (expense), net: Reflects adjustments to interest expense as follows:


                                                                                                      YEAR ENDED
                                                                                                       12/31/97
                                                                                                     -------------
           Interest on Old Notes at an effective rate of 11.5%.....................................   $    25,115
           Amortization of deferred financing fees on Old Notes over 10 years......................           624
           Interest on Acquisition Facility........................................................            88
           Amortization of Acquisition Facility fees over 5 years..................................           200
           Fee for unused Acquisition Facility.....................................................           250
                                                                                                     -------------
           Adjustment to interest expense..........................................................   $    26,277
                                                                                                     -------------
                                                                                                     -------------



                                                                                                     QUARTER ENDED
                                                                                                        3/31/98
                                                                                                     -------------
           Interest on Old Notes at an effective rate of 11.5%.....................................   $     6,279
           Amortization of deferred financing fees on Old Notes over 10 years......................           156
           Interest on Acquisition Facility........................................................            22
           Amortization of Acquisition Facility fees over 5 years..................................            50
           Fee for unused Acquisition Facility.....................................................            62
                                                                                                     -------------
           Adjustment to interest expense..........................................................   $     6,569
                                                                                                     -------------
                                                                                                     -------------



    As the only additional cost incurred in connection with the issuance of the New Notes is the cost of registration under the Securities Act, the effective interest rate associated with the New Notes is substantially the same as the interest rate of the Old Notes. The Notes bear interest at an annual contractual rate of 11%. The effective interest rate of the Notes, net of original issue discount, is 11.5% per annum.


(9) Provision for state income taxes: Reflects the adjustment to state income taxes at 1.5% on the deductible portion of the adjustment to interest expense. The Company is an S Corporation for Federal and California income tax purposes; accordingly, income tax is paid by the Company's shareholders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company, founded in 1978 by Mr. Marconi and Mr. Siegel, is one of the world's leading developers and custom manufacturers of dietary and nutritional supplements. The Company develops specialty products for branded distribution companies, branded retailers, television marketing companies and network marketing organizations who then distribute such products throughout the world.

    Prior to the Reorganization, the Company's operations were conducted by four S corporations: D&F, Omni-Pak, Dynamic and West Coast. These companies were reorganized in the Reorganization to consolidate related and complementary business activities under one holding company, Global Health Sciences, Inc. (formerly D&F). These companies historically operated under common management and had a high degree of common ownership, customers and systems, including similar accounting and financial reporting systems. As S corporations, all federal and state income taxes (other than a minimum state income tax of 1.5%) for each of such corporations are paid directly by the shareholders. The Company makes quarterly distributions to its shareholders in order for such shareholders to pay their state and federal income taxes. In 1997, the effective income tax rate for the Company's shareholders was approximately 45%. The Company has historically distributed, and intends to continue to distribute, as a dividend to its shareholders amounts sufficient for the shareholders to pay their required income taxes. On a pro forma basis for 1997 giving effect to the Old Notes Offering and the Reorganization, the distribution related to the tax payment would have been approximately $11.4 million, representing the sum of 45% of pro forma net income of $12.5 million and 45% of pro forma amortization of intangibles of $12.9 million, which will not be deductible for income tax purposes.

    In connection with the consummation of the Old Notes Offering, (i) D&F changed its name to Global Health Sciences, Inc., (ii) Global Health Sciences, Inc. formed Global Sub, (iii) Global Sub formed D&F Sub, Omni-Pak Merger Sub, Dynamic Merger Sub and West Coast Merger Sub, (iv) Global Health Sciences, Inc. transferred to D&F Sub all of its assets and liabilities except for its obligation under the Notes and the capital stock of Global Sub, (v) Global Health Sciences, Inc. acquired Omni-Pak and Affiliates for approximately $137.9 million in cash and expenses, in transactions accounted for under the purchase method of accounting, pursuant to the mergers of Omni-Pak Merger Sub and Omni-Pak (with Omni-Pak as the surviving corporation), Dynamic Merger Sub and Dynamic (with Dynamic as the surviving corporation), and West Coast Merger Sub and West Coast (with West Coast as the surviving corporation) and (vi) the shareholders of Global Health Sciences, Inc. received approximately $58.7 million in cash in exchange for the cancellation of approximately 50% of the outstanding capital stock of Global Health Sciences, Inc.

    The Company's historical growth in sales and EBITDA has been primarily attributable to increased sales to Herbalife, the Company's largest customer. Sales to Herbalife have increased from approximately $70.5 million in fiscal year 1995, representing approximately 83% of the Company's sales in that year, to approximately $137.6 million in fiscal year 1997, representing approximately 76% of the Company's sales in that year. Due to the significant percentage of the Company's sales attributable to Herbalife, fluctuations in Herbalife's inventory levels or inaccurate sales forecasting by Herbalife have had adverse effects on Company sales in the past and could have adverse effects in the future. The Company and Herbalife recently entered into new three-year supply agreements. See "Risk Factors--Dependence on Significant Customer; Supply Agreements."

    The Company's cost of sales consists primarily of labor costs, materials and manufacturing overhead. The Company's selling, general and administrative expenses consist primarily of salaries and wages, sales commissions, professional fees and rent. The Company does not anticipate that, as a percentage of sales, future selling, general and administrative expenses incurred in connection with implementing its growth strategy will be materially different from historical percentages. There can be no assurance, however, in this regard.


    In addition to the historical financial information and accompanying discussion and analysis regarding D&F presented below, supplemental combined historical financial information and accompanying discussion and analysis are also presented because, in the opinion of management, such information provides a more meaningful representation of the Company's underlying business and cash flows.

D&F

QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

    SALES.  In the first quarter of 1998, sales increased by $3.5 million or
18.5 %, to $22.4 million compared to $18.9 million in the first quarter of 1997. This increase in sales primarily resulted from an increase of (i) approximately $2.1 million or 12.8%, to $18.5 million, in sales to Herbalife arising from Herbalife's continued growth in foreign markets, particularly Japan and an increase in its inventory levels to support such growth and (ii) approximately $1.3 million, or 50.0%, in sales to other customers, particularly in the sports and performance nutrition segment.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $3.5 million, or 28.9%, to $15.6 million in the first quarter of 1998 compared to $12.1 million in the first quarter of 1997, while cost of sales as a percentage of sales increased to 69.7% in the first quarter of 1998 compared to 64.1% in the first quarter of 1997, thereby reducing the gross margin in the first quarter of 1998 to 30.3% from 35.9% in the first quarter of 1997. The increase in cost of sales resulted from an increase in sales in the first quarter of 1998 compared to the first quarter of 1997. The reduction in gross margin principally resulted from price reductions given to Herbalife as a result of the new supply agreement.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $0.3 million, or 20.0%, to $1.8 million in the first quarter of 1998 compared to $1.5 million in the first quarter of 1997. As a percentage of sales, selling, general and administrative expenses decreased to 7.8% in the first quarter of 1998 compared to 8.1% in the first quarter of 1997. The increase in selling, general and administrative expenses primarily resulted from an increase in (i) commissioned sales, (ii) personnel costs to support growth in sales and (iii) product development costs. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale as sales volume increased.


    NET INCOME. Net income decreased by $0.2 million, or 4.2%, to $5.0 million in the first quarter of 1998 compared to $5.2 million in the first quarter of 1997. This decrease resulted primarily from a decrease in the gross margin on sales to Herbalife as a result of the new supply agreement.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    SALES. In 1997, sales increased by $11.7 million, or 15.9%, to $85.2 million compared to $73.5 million in 1996. This increase in sales primarily resulted from the increase in sales to Herbalife arising from Herbalife's continued growth, particularly in Japan and Taiwan, and to an increase in Herbalife's inventory levels to support such growth.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $7.1 million, or 14.7%, to $55.0 million in 1997 compared to $48.0 million in 1996, while cost of sales as a percentage of sales decreased to 64.6% in 1997 compared to 65.2% in 1996, thereby improving the gross margin in 1997 to 35.4% from 34.8% in 1996. The increase in cost of sales resulted from the increase in sales in 1997 compared to 1996, and the improvement in gross margin principally resulted from efficiency improvements in manufacturing operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $0.7 million, or 11.7%, to $7.1 million in 1997 compared to $6.3 million in 1996. As a percentage of sales, selling, general and administrative expenses decreased to 8.3% in 1997 compared to 8.6% in 1996. The increase in selling, general and administrative expenses primarily resulted from an increase in (i) commissioned sales, (ii) personnel costs to support growth in sales and (iii) product development costs. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale, as the Company's general and administrative expenses remained relatively constant despite the increase in sales.

    NET INCOME. Net income increased by $3.8 million, or 20.1%, to $22.8 million in 1997 compared to $19.0 million in 1996. This increase resulted primarily from the 15.9% increase in sales and a slight improvement in gross margin in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    SALES. In 1996, sales increased by $21.4 million, or 40.9%, to $73.5 million compared to $52.2 million in 1995. This increase in sales primarily resulted from the increase in sales to Herbalife arising from Herbalife's continued growth, particularly in Japan, Russia and Brazil, and the increase in sales to other customers.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $13.1 million, or 37.4%, to $48.0 million in 1996 compared to $34.9 million in 1995, while cost of sales as a percentage of sales decreased to 65.2% in 1996 compared to 66.9% in 1995, thereby improving the gross margin in 1996 to 34.8% from 33.1% in 1995. The increase in cost of sales resulted from the increase in sales in 1996 compared to 1995, and the improvement in gross margin principally resulted from efficiency improvements in manufacturing operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $0.9 million, or 16.2%, to $6.3 million in 1996 compared to $5.5 million in 1995. As a percentage of sales, selling, general and administrative expenses decreased to 8.6% in 1996 compared to 10.5% in 1995. The increase in selling, general and administrative expenses primarily resulted from growth in sales, particularly commissions relating thereto. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale.

    NET INCOME. Net income increased by $7.2 million, or 61.7%, to $19.0 million in 1996 compared to $11.7 million in 1995. This increase resulted primarily from the 40.9% increase in sales, a slight improvement in gross margin in 1995, and a decrease in selling, general and administrative costs as a percentage of sales to 8.6% in 1996 from 10.5% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    D&F's primary cash needs are working capital and capital expenditures. Prior to the Reorganization, D&F financed its cash requirements through internally generated cash flow. D&F currently expects that its primary source liquidity will be cash flow from operations and the Acquisition Facility. The Acquisition Facility is secured by all of the assets of the Company and has a five-year term. It includes a $10.0 million sublimit for working capital and general corporate purposes while all undrawn amounts will be available for acquisitions permitted by the terms thereof. As of March 31, 1998, D&F had cash and cash equivalents of approximately $5.6 million.

    Cash provided by operating activities for the years ended December 31, 1997, 1996, and 1995 was $21.1 million, $18.9 million and $14.4 million, respectively. The major operating uses for these periods resulted from changes in accounts receivable, inventories and prepaid expenses and other current assets. The most significant of these changes was the increase of $3.7 million in inventories for the year ended December 31, 1997, which was primarily attributable to the purchase of additional raw materials for the production of a RoseOx based product that did not meet its sales forecast. For the quarter ended March 31, 1998 there were no significant changes except for a reduction of inventory of $0.6 million.

    Cash used in investing activities for the years ended December 31, 1997, 1996 and 1995 was $0.2 million, $0.9 million and $0.4 million, respectively. Investing activities consisted of purchases of property and equipment.

    Cash used by D&F in financing activities for the years ended December 31, 1997, 1996 and 1995 was $21.7 million, $17.9 million and $11.3 million, respectively. The principal component of these financing activities for the years ended December 31, 1997, 1996 and 1995 was cash dividends paid to shareholders in the amount of $21.5 million, $17.8 million and $11.2 million, respectively.

    Cash increased by $1.8 million in the quarter ended March 31, 1998 compared to $1.0 million in the quarter ended March 31, 1997. Cash provided by operations was $5.4 million and $4.2 million in the first quarter of 1998 and the first quarter of 1997, respectively. Distributions to shareholders were $3.2 million in both the first quarter of 1998 and the first quarter of 1997. Additions to property and equipment were $.4 million and $0 million in the first quarter of 1998 and the first quarter of 1997, respectively.

RAVEN INDUSTRIES D/B/A/ OMNI-PAK INDUSTRIES AND AFFILIATES

QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

    SALES.  In the first quarter of 1998, sales increased by $4.6 million or
22.7 %, to $24.8 million compared to $20.3 million in the first quarter of 1997. This increase in sales primarily resulted from an increase of (i) approximately $2.0 million or 16.8%, to $13.9 million, in sales to Herbalife arising from Herbalife's continued growth in foreign markets, particularly Japan, and an increase in its inventory levels to support such growth and (ii) approximately $2.6 million, or 44.5%, in sales to EAS.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $3.0 million, or 21.6%, to $16.9 million in the first quarter of 1998 compared to $13.9 million in the first quarter of 1997, while cost of sales as a percentage of sales decreased to 68.1% in the first quarter of 1998 compared to 68.5% in the first quarter of 1997, thereby increasing the gross margin in 1998 to 31.9% from 31.6% in the first quarter of 1997. The increase in cost of sales resulted from an increase in sales in the first quarter of 1998 compared to the first quarter of 1997. The gross margin increased principally as a result of the large increase in EAS sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were effectively unchanged from the prior year. Selling, general and administrative expenses were $1.5 million in both the first quarter of 1998 and the first quarter of 1997. As a percentage of sales, selling, general and administrative expenses decreased to 6.0% in the first quarter of 1998 compared to 7.4% in the first quarter of 1997, due to the increase in sales.

    NET INCOME. Net income increased by $1.5 million, or 30.1%, to $6.3 million in the first quarter of 1998 compared to $4.9 million in the first quarter of 1997. This increase resulted primarily from the 22.7% increase in sales, a slight improvement in gross margin in the first quarter of 1998 and a decrease in selling, general and administrative costs as a percentage of sales.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    SALES. In 1997, sales increased by $25.2 million or 34.3 %, to $98.6 million compared to $73.4 million in 1996. This increase in sales primarily resulted from an increase in sales to Herbalife arising from Herbalife's continued growth in foreign markets, particularly Japan and Taiwan and an increase in its inventory levels to support such growth and in sales to other customers, particularly in the sports and performance nutrition segment.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $15.1 million, or 30.8%, to $64.1 million in 1997 compared to $49.0 million in 1996, while cost of sales as a percentage of sales decreased to 65.0% in 1997 compared to 66.8% in 1996, thereby improving the gross margin in 1997 to 35.0% from 33.2% in 1996. The increase in cost of sales resulted from an increase in sales in 1997 compared to 1996. The improvement in gross margin principally resulted from the efficiency improvements in manufacturing operations and the ability to pass through increases in raw material costs to its customers.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.1 million, or 22.4%, to $5.9 million in 1997 compared to $4.9 million in 1996. As a percentage of sales, selling, general and administrative expenses decreased to 6.0% in 1997 compared to 6.7% in 1996. The increase in selling, general and administrative expenses primarily resulted from an increase in (i) commissioned sales, (ii) personnel costs to support growth in sales and (iii) product development costs. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale as sales volume increased.

    NET INCOME. Net income increased by $8.9 million, or 45.9%, to $28.3 million in 1997 compared to $19.4 million in 1996. This increase resulted primarily from the 34.3% increase in sales, a slight improvement in gross margin in 1997 and a decrease in selling, general and administrative costs as a percentage of sales.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    SALES. In 1996, sales increased by $38.9 million or 112.8%, to $73.4 million compared to $34.5 million in 1995. This increase in sales primarily resulted from an increase in sales to Herbalife arising from Herbalife's continued growth in foreign markets and in sales to other customers, particularly in the sports and performance nutrition segment.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $27.1 million, or 123.7%, to $49.0 million in 1996 compared to $21.9 million in 1995, while cost of sales as a percentage of sales increased to 66.8% in 1996 compared to 63.5% in 1995, thereby reducing the gross margin in 1997 to 33.2% from 36.5% in 1995. The increase in cost of sales resulted from an increase in sales in 1996 compared to 1995. The reduction in gross margin principally resulted from raw material price increases that were not passed through to customers until 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $2.1 million, or 75.0%, to $4.9 million in 1996 compared to $2.8 million in 1995. As a percentage of sales, selling, general and administrative expenses decreased to 6.7% in 1996 compared to 8.1% in 1995. The increase in selling, general and administrative expenses primarily resulted from (i) commissioned sales, (ii) personnel costs to support growth in sales and (iii) product development costs. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale, as general and administrative expenses did not grow proportionately to the increase in sales.

    NET INCOME. Net income increased by $9.6 million, or 98.0%, to $19.4 million in 1997 compared to $9.8 million in 1996. This increase resulted primarily from the 112.8% increase in sales, a slight improvement in gross margin in 1997 and a decrease in selling, general and administrative costs as a percentage of sales.

LIQUIDITY AND CAPITAL RESOURCES

    Omni-Pak and Affiliates primary cash needs are working capital and capital expenditures which are financed through internally generated cash flow. As of March 31, 1998, Omni-Pak and Affiliates had cash and cash equivalents of approximately $6.8 million.

    Cash provided by operating activities for the years ended December 31, 1997, 1996, and 1995 was $27.9 million, $19.1 million and $11.1 million respectively. The major operating uses for these periods resulted from changes in accounts receivable, inventories and prepaid expenses and other current assets.

    Cash used in investing activities for the years ended December 31, 1997, 1996 and 1995 was $0.8 million, $1.4 million and $0.2 million, respectively. Investing activities consisted of purchases of property and equipment.

    Cash used by Omni-Pak in financing activities for the years ended December 31, 1997, 1996 and 1995 was $24.4 million, $18.8 million and $9.6 million, respectively. The principal component of these financing activities for the years ended December 31, 1997, 1996 and 1995 was cash dividends paid to shareholders in the amount of $24.4 million, $18.8 million and $9.6 million, respectively.

    Cash increased by $1.6 million in the quarter ended March 31, 1998 compared to $2.6 million in the quarter ended March 31, 1997. Cash provided by operations was $8.4 million and $5.4 million in the first quarter of 1998 and the first quarter of 1997, respectively. Distributions to shareholders were $6.6 million and $2.8 million in the first quarter of 1998 and the first quarter of 1997, respectively. Additions to property and equipment were $.2 million and $0 million in the first quarter of 1998 and the first quarter of 1997, respectively.

COMBINED D&F, OMNI-PAK AND AFFILIATES

QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997


    SALES. In the first quarter of 1998, sales increased by $7.7 million or 19.7%, to $46.8 million compared to $39.1 million in the first quarter of 1997. This increase in sales primarily resulted from an increase of (i) approximately $3.3 million or 11.2%, to $32.7 million, in sales to Herbalife arising from Herbalife's continued growth in foreign markets, particularly Japan, and an increase in its inventory levels to support such growth, (ii) approximately $3.2 million, or 55.2%, in sales to EAS arising from EAS's continued growth, and
(iii) $1.1 million in sales to other customers.


    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $6.1 million, or 23.5%, to $32.1 million in the first quarter of 1998 compared to $26.0 million in the first quarter of 1997, while cost of sales as a percentage of sales increased to 68.6% in the first quarter of 1998 compared to 66.5% in the first quarter of 1997, thereby decreasing the gross margin in the first quarter of 1998 to 31.4% from 33.5% in the first quarter of 1997. The increase in cost of sales resulted from an increase in sales in the first quarter of 1998 compared to the first quarter of 1997. The reduction in gross margin principally resulted from price reductions given to Herbalife as a result of the new supply agreements.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $0.3 million, or 10.0%, to $3.3 million in the first quarter of 1998 compared to $3.0 million in the first quarter of 1997. As a percentage of sales, selling, general and administrative expenses decreased to 7.1% in the first quarter of 1998 compared to 7.7% in the first quarter of 1997. The increase in selling, general and administrative expenses primarily resulted from an increase in (i) commissioned sales, (ii) personnel costs to support growth in sales and (iii) product development costs. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale as sales volume increased.

    NET INCOME. Net income increased by $1.2 million, or 11.9%, to $11.3 million in the first quarter of 1998 compared to $10.1 million in the first quarter of 1997. This increase resulted primarily from the 19.7% increase in sales and a decrease in selling, general and administrative costs as a percentage of sales to 7.1% from 7.7%.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


    SALES. In 1997, sales increased by $37.7 million, or 26.1%, to $182.4 million compared to $144.7 million in 1996. This increase in sales primarily resulted from an increase of (i) approximately $30.7 million or 28.8%, to $137.6 million, in sales to Herbalife arising from Herbalife's continued growth in foreign markets, particularly Japan and Taiwan, and an increase in its inventory levels to support such growth and (ii) approximately $7.0 million, or 18.3%, in sales to other customers, particularly in the sports and performance nutrition segment.


    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $23.0 million, or 24.2%, to $117.7 million in 1997 compared to $94.8 million in 1996, while cost of sales as a percentage of sales decreased to 64.6% in 1997 compared to 65.5% in 1996, thereby improving the gross margin in 1997 to 35.4% from 34.5% in 1996. The increase in cost of sales resulted from the Company's increase in sales in 1997 compared to 1996. The improvement in the Company's gross margin principally resulted from efficiency improvements in manufacturing operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.8 million, or 16.2%, to $13.0 million in 1997 compared to $11.2 million in 1996. As a percentage of sales, selling, general and administrative expenses decreased to 7.1% in 1997 compared to 7.7% in 1996. The increase in selling, general and administrative expenses primarily resulted from an increase in (i) commissioned sales, (ii) personnel costs to support growth in sales and (iii) product development costs. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale, as the Company's general and administrative expenses remained relatively constant despite the increase in sales.

    NET INCOME. Net income increased by $12.8 million, or 33.3%, to $51.1 million in 1997 compared to $38.4 million in 1996. This increase resulted primarily from the 26.1% increase in sales, a slight improvement in gross margin in 1997 and a decrease in selling, general and administrative costs as a percentage of sales.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    SALES. In 1996, sales increased by $59.5 million, or 69.8%, to $144.7 million compared to $85.3 million in 1995. This increase in sales primarily resulted from an increase of (i) approximately $36.4 million, or 51.6%, to $106.9 million in sales to Herbalife arising primarily from Herbalife's continued growth in foreign markets, particularly in Japan, Russia and Brazil, and (ii) approximately $23.1 million in sales to other customers, particularly in the sports and performance nutrition segment.

    COST OF SALES AND GROSS PROFIT. Cost of sales increased by $39.4 million, or 71.1%, to $94.8 million in 1996 compared to $55.4 million in 1995, while cost of sales as a percentage of sales increased to 65.5% in 1996 compared to 65.0% in 1995, resulting in a decrease in gross margin in 1996 to 34.5% from 35.0% in 1995. The increase in cost of sales resulted from the Company's increase in sales in 1996 compared to 1995. The decrease in the Company's gross profit margin principally resulted from a change in product mix.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $3.0 million or 35.9%, to $11.2 million in 1996 compared to $8.2 million in 1995. As a percentage of sales, selling, general and administrative expenses decreased to 7.7% in 1996 compared to 9.7% in 1995. The increase in selling, general and administrative expenses primarily resulted from growth in sales, particularly commissions relating thereto. The reduction in selling, general and administrative expenses as a percentage of sales primarily resulted from economies of scale.

    NET INCOME. Net income increased by $16.9 million, or 78.6%, to $38.4 million in 1997 compared to $21.5 million in 1996. This increase resulted primarily from the 69.8% increase in sales and a decrease in selling, general and administrative costs as a percentage of sales to 7.7% from 9.7% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary cash needs are working capital and capital expenditures. Prior to the Reorganization, the Company financed its cash requirements through internally generated cash flow. The Company currently expects that its primary source of liquidity will be cash flow from operations and the $50.0 million Acquisition Facility. The Acquisition Facility is secured by all of the assets of the Company and its subsidiaries and has a five-year term. It includes a $10.0 million sublimit for working capital and general corporate purposes while all undrawn amounts will be available for acquisitions permitted by the terms thereof. As of December 31, 1997, the Company had cash and cash equivalents of approximately $9.0 million.

    Cash provided by operating activities for the years ended December 31, 1997, 1996 and 1995 was $49.0 million, $38.0 million and $25.8 million, respectively. The major operating uses for these periods resulted from changes in accounts receivable, inventories and prepaid expenses and other current assets. The most significant of these changes was the increase of $3.7 million in inventories for the year ended December 31, 1997, which was primarily attributable to the purchase of additional raw materials for the production of a RoseOx-based product that did not meet its sales forecast.

    Cash used by the Company in investing activities for the years ended December 31, 1997, 1996 and 1995 was $1.0 million, $2.3 million and $0.8 million, respectively. The Company's investing activities consisted of purchases of property and equipment.

    Cash used by the Company in financing activities for the years ended December 31, 1997, 1996 and 1995 was $46.1 million, $36.8 million and $20.9 million, respectively. The principal component of the Company's financing activities for the years December 31, 1997, 1996 and 1995 was cash dividends paid to the Company's shareholders in the amount of $46.0 million, $36.7 million and $20.8 million, respectively. The Company has elected S Corporation status for federal and state tax purposes, and other than a 1.5% state tax, income tax is paid by the Company's shareholders. The Company distributes cash dividends to shareholders to pay federal and state taxes, which were approximately 45% of net income for 1996 and 1997.

    The Company estimates that its aggregate capital expenditure requirements for the year ended December 31, 1998 will be approximately $4.0 million. Under the Indenture, the Company may purchase shares from its stockholders in an amount not to exceed $4.0 million. At December 31, 1997, the Company's consolidated indebtedness was $0.4 million, which consisted of one short-term bank loan.

    Cash increased by $3.4 million in the quarter ended March 31, 1998 compared to $3.9 million in the quarter ended March 31, 1997. Cash provided by operations was $13.8 million and $10.2 million in the first quarter of 1998 and the first quarter of 1997, respectively. Distributions to shareholders were $9.8 million and $6.0 million in the first quarter of 1998 and the first quarter of 1997, respectively. Additions to property and equipment were $.6 million and $.2 million in the first quarter of 1998 and the first quarter of 1997, respectively.

    As of June 1, 1998, the Company's only debt, other than trade payables, is the $218.4 million aggregate principal amount of the Notes (net of original issue discount). After giving pro forma effect to the consummation of the Old Notes Offering and the Reorganization, the Company would have had approximately $16.2 million of cash on a pro forma basis as of March 31, 1998. The Company believes that its available cash, internally generated cash flow and the availability of undrawn amounts under the

Acquisition Facility will be sufficient to meet its working capital, capital expenditure and debt service requirements in the foreseeable future.

                                    BUSINESS

OVERVIEW


    The Company is one of the world's leading developers and custom manufacturers of dietary and nutritional supplements. The Company develops and manufactures vitamins, minerals, herbs, teas and other supplements in tablet, capsule and powder form in a variety of shapes, sizes, colors, flavors and textures designed to meet its customers' specifications. The Company supplies specialty products for branded distributors, branded retailers, television marketing companies and network marketing organizations who then distribute these products around the world. The Company controls the entire development process for the vast majority of its products from the initial market identification stage through formulation, manufacturing, label design and distribution to its customers. The Company believes that it has distinguished itself during its 20 years in the industry through its ability to develop products in anticipation of market trends, its superior customer service and its ability to produce a large variety of high quality products. According to Packaged Facts, domestic retail sales in the dietary and nutritional supplement industry reached $6.5 billion in 1996 and are estimated to grow to $12.3 billion by 2001. The Company believes that it is well positioned to capitalize on this forecasted growth. For the fiscal year ended December 31, 1997, the Company's sales increased by 26.1% to $182.4 million from $144.7 million for the same period in 1996 and EBITDA increased by 32.7% to $52.7 million from $39.7 million for the same period in 1996. During the three months ended March 31, 1998, sales increased 19.7% to $46.8 million from $39.1 million in the same period in 1997, net income increased 12.5% to $11.3 million from $10.1 million in the same period in 1997 and EBITDA increased by 10.5% to $11.6 million from $10.5 million in the first quarter of 1997. In addition, the ratio of earnings to fixed charges increased from 101.5x in the first quarter of 1997 to 115.0x in the first quarter of 1998 and cash flows from operations increased 35.7% to $13.8 million from $10.2 million in the same period in 1997. Uses of cash flow from investing and financing activities were principally purchases of equipment of $0.6 million in the first quarter of 1998 and $0.2 in the first quarter of 1997, and cash dividends paid to stockholders of $9.8 in the first quarter of 1998 and $6.0 in the first quarter of 1997.



    The Company's products are sold to over 60 customers, including Herbalife, EAS and Metagenics, who then distribute these products in over 35 countries. Herbalife, the Company's largest customer, and one of the largest network marketing companies specializing in a wide range of nutritional, weight management and personal care products, reported retail sales of approximately $1.5 billion and net sales of $782.5 million in 1997. For the fiscal year ended December 31, 1997, sales to Herbalife represented approximately 76% of the Company's total sales. See "Sales and Distribution."


COMPETITIVE STRENGTHS

    ABILITY TO INTRODUCE NEW AND INNOVATIVE PRODUCTS. A key to the Company's success has been its ability to quickly develop and market new and innovative products. The Company believes it has been an industry leader in the introduction of new products that utilize new scientific and medical findings and which anticipate customer demand. The Company's seven-member product development team, led by Mr. Marconi, who has over 40 years of experience in the pharmaceutical and dietary and nutritional supplement industries, keeps abreast of new developments by maintaining and building its extensive database and library, reviewing a wide variety of scientific and medical journals and attending industry seminars and conferences. The Company believes that its ability to create new products, reformulate existing products and quickly introduce these products to the marketplace will attract new customers and places the Company in a position to capitalize on the strong anticipated growth in the dietary and nutritional supplement industry.

    FOCUS ON CUSTOMER SERVICE. The Company believes that its commitment to customer service is its defining characteristic and has contributed to its strong and loyal relationships with its customers. The Company's superior level of customer service includes a flexible and responsive manufacturing process that can accommodate simultaneous new product launches and unexpected customer demand. Furthermore, the Company, at a customer's request, will assist such customer with its foreign regulatory compliance process and coordinate its global marketing efforts. The Company's ability to design, develop and manufacture new products has enabled it to be a "one-stop shop" for most of its customers, alleviating the necessity of current and potential customers to seek out multiple manufacturers to fulfill all of their product needs. This capability also creates a synergy between the Company and its customers in the development and enhancement of a customer's products or product lines. The Company believes that its high level of customer service is a competitive advantage and it plans to aggressively market its focus on customer service to attract new customers.

    HIGH PRODUCT QUALITY. The Company believes that its products meet the highest quality standards in the industry. The Company believes that its knowledge and expertise allow it to operate its manufacturing facilities in a low-cost, highly efficient manner that provides the Company with a competitive advantage. Utilizing technologically advanced laboratory equipment, the Company's products are subject to product quality standards that include testing each raw material for quality, physical conformity, cleanliness and, in the case of botanicals, the absence of microorganisms. During the manufacturing process, each tablet product is periodically tested for hardness, friability, thickness and weight, and powder products are tested and sampled for proper mix and "taste and mouth-feel" to ensure correct color and consistency. The Company believes that these standards, developed over its 20 years in the industry, have earned the Company a reputation for manufacturing high-quality products.

    EXTENSIVE EXPERIENCE WITH START-UPS. Since its inception, the Company has placed significant emphasis on working with new companies in the dietary and nutritional supplement industry to develop products and strategies that will help these companies achieve their goals and will enable the Company to establish loyal and profitable customer relationships. In 1980, the Company worked with Herbalife, then a start-up company, to develop products that would fit Herbalife's long-term objectives. Herbalife is now not only the Company's largest customer but also one of the largest network marketing companies in the dietary and nutritional supplement industry. The Company also worked with EAS when it began operations in 1994 to help the company create sports nutrition products that would meet EAS's high standards and help EAS realize its objectives in one of the fastest growing segments in the industry. For the year ended December 31, 1997, sales to EAS totalled approximately $27.2 million. Through these and other relationships, including manufacturing products for Rockwood Cosmetics, Bally's Total Fitness and American Health Sciences, Inc., the Company has developed an expertise in developing and manufacturing products for start-up companies and other companies attempting to break into the growing dietary and nutritional supplement industry.

BUSINESS STRATEGY

    EXPAND CUSTOMER BASE. The Company intends to increase sales by significantly expanding its sales force, attracting new customers and developing outlets for its products. As the dietary and nutritional supplement industry grows, the Company plans to take advantage of new opportunities, such as sales through health maintenance organizations, mail order companies and increased sales to network marketing organizations. The Company also intends to expand its presence in the health food/retail market through customers such as EAS, in the direct television market through customers such as The Good Doctors and in direct sales to fitness centers through Bally's Total Fitness. Management also plans to attract new customers in the United States and the growing markets of Europe, Latin America and Asia.

    INCREASE PRODUCTION CAPACITY TO MEET GROWING INDUSTRY DEMAND. According to estimates by Packaged Facts, the dietary and nutritional supplement industry will grow at a compound annual growth rate of 13.6% between 1996 and 2001, and the herbal supplement segment of the industry will grow at a compound annual growth rate of 16.4% between 1997 and 2002. Management believes that this projected growth provides the Company with a significant opportunity to increase sales and profits. The Company plans to make modest capital expenditures to upgrade its information systems and increase production capacity in order to address increasing demand. The Company also intends to purchase equipment and expand its operations to new facilities as necessary to meet this demand.

    SUPPLEMENT INTERNAL GROWTH THROUGH STRATEGIC ACQUISITIONS. The dietary and nutritional supplement industry is highly fragmented and the Company believes that the industry is in a favorable position for consolidation. Many of the Company's competitors are private companies that produce and/or distribute only a single line of products and would complement the Company's current business, if acquired. Furthermore, as one of the industry's largest developers and manufacturers of dietary and nutritional supplements, the Company believes that there are significant opportunities to acquire companies that distribute these products, many of which are smaller than the Company and lack their own manufacturing capability. Certain of these companies also have distribution channels not presently utilized by the Company's larger customers, including direct mail, direct television marketing and distribution to health maintenance organizations. Management believes that the Company is strategically positioned to participate in the anticipated consolidation of the dietary and nutritional supplement industry and intends to aggressively pursue acquisition opportunities that would complement, enhance or vertically integrate existing operations.

INDUSTRY

    According to PACKAGED FACTS, the domestic retail market for vitamins, minerals and dietary supplements has grown at a compound annual growth rate of 15.0% from $3.7 billion in 1992 to $6.5 billion in 1996. By the year 2001, domestic retail sales in the vitamins, minerals and dietary supplements market are expected to exceed $12.3 billion, representing a compound annual growth rate of 13.6% since 1996. The herbal supplement segment has been the fastest-growing segment in the industry, having grown at a compound annual growth rate of 16.7% between 1993 and 1997 to an estimated $2.0 billion in 1997. PACKAGED FACTS expects this growth to continue, as herbal supplement sales are projected to increase at a compound annual growth rate of 16.4% from $2.0 billion in 1997 to over $4.2 billion in 2002.

    Vitamins, minerals and dietary supplements are sold domestically primarily through six channels of distribution: health and natural food stores, drugstores, supermarkets, discount stores, mail order and direct sales organizations. According to Packaged Facts, in 1996, mass market retailers (e.g., drug stores, supermarkets and discount stores) accounted for approximately 45.8% of sales, health and natural food stores accounted for approximately 38.2% of sales, direct selling (including network marketing organizations) accounted for approximately 12.6% of sales and mail order and internet sales accounted for approximately 3.4% of sales.

    PACKAGED FACTS estimates that a number of factors will continue to contribute to the growth in the dietary and nutritional supplement industry, including (i) the general trend toward preventive medicine and self-care, (ii) an aging population interested in "living longer, living well," (iii) the impact of the DSHEA and a generally positive industry and regulatory environment, (iv) expanded mainstream distribution of dietary and nutritional supplement products,
(v) the expected introduction of new products, (vi) increased interest in natural medicines, (vii) favorable research studies supporting the public interest in dietary supplements, (viii) increased acceptance by the traditional medical community and (ix) the fact that nearly half of the U.S. adult population does not currently use dietary and nutritional supplements.

    An important trend in the United States noted by Packaged Facts is the growing acceptance of alternative approaches to good health. This trend has been fueled by increasing health care costs, greater consumer awareness and increasing demand for alternatives to traditional medicine. An example of this trend is the recent decision by Oxford Health Plans, a large health maintenance organization, to extend insurance coverage for certain practitioners of alternative approaches to good health.

    According to industry sources, 54.0% of the U.S. adult population, or 103.7 million consumers, used vitamins, minerals or dietary supplements in 1996, an increase from 42.5% in 1993. According to Packaged Facts, persons over 45 are more likely to use dietary supplements than any other age group, and the population segment aged 45-64 is expected to increase by 32.0% from 1990 to 2000.

    The Company believes that the passage of the DSHEA is a favorable event for the dietary and nutritional supplement industry. Under the DSHEA, for the first time, persons are allowed to make concise scientific claims ("structure/function statements") on product labels and in company literature. In addition, the DSHEA allows for the use of independent, third-party literature to support vitamin, minerals and dietary supplement sales which can be a significant sales tool. The Company believes that a manufacturers' ability to better communicate the health benefits of vitamins has had a significant impact on the growing trend toward self-care and the increased sales of vitamin products. See "Regulatory Matters."

PRODUCTS

    The Company manufactures on demand and on a large scale to its customers' specifications a highly diversified array of products in tablet, capsule, powder and liquid form. As a result of the Company's focus on custom manufacturing, it is difficult to place each of the Company's products into one product category. Management, however, estimates that the Company's products and their corresponding percentage of 1997 sales may be divided in the following manner:

PRODUCT CATEGORY                                                 % OF 1997 SALES
--------------------------------------------------------------  -----------------
Herbal products...............................................             30%
Weight control................................................             27%
Sports and performance nutrition..............................             17%
Special products..............................................             26%
                                                                          ---
                                                                          100%
                                                                          ---
                                                                          ---

        HERBAL PRODUCTS. Herbal products may be subdivided into herbal supplements and herbal teas.

        HERBAL SUPPLEMENTS. The Company's herbal supplements are sold to a number of the Company's customers and are intended to address certain physiological conditions such as bone and joint function, aging, visual acuity and prostate health. The Company's herbal supplements are sold primarily in the form of tablets and capsules. The Company also sells a number of aloe-based products primarily as liquids and gels. All liquid and gel products are subcontracted to other manufacturers. Common herbs used in the Company's formulations include St. John's wort, ginkgo biloba, echinacea, saw palmetto, garlic, schizandra berry extract, valerian root, kava kava, ginseng and lutein.

        HERBAL TEAS. The Company manufactures herbal teas in a variety of flavors and with a number of different ingredients, including black (pekoe) or green tea, ginseng, guarana and other herbs for toning and cleansing, such as cardamon. These products are packaged primarily in jars.

    WEIGHT CONTROL. The Company's weight control products consist primarily of meal-replacement powders and various other dietary supplements designed to satisfy certain nutritional needs and to aid in appetite and weight control. The Company's weight control products provide a natural alternative for consumers who demand all-natural products in their dietary weight control regimen. Weight control products are sold primarily to Herbalife as well as to a number of other customers. The meal-replacement powders come in different flavors and combine any of various proteins, vitamins and minerals, polyunsaturated fats, carbohydrates, dietary fibers and herbs. Weight control products are also sold in the form of tablets and capsules and contain a variety of herbs, amino acids, natural fibers and nutrients. Many of the Company's products are bundled together as part of a full weight control program.

    SPORTS AND PERFORMANCE NUTRITION. The Company's sports and performance nutrition products represent the fastest-growing product segment for the Company. These products are formulated for and targeted to athletes, body builders and others who desire to improve their physical performance, physique, mental alertness and general well-being in conjunction with a fitness program. The products are sold to customers such as EAS and Bally's Total Fitness and consist of a variety of high protein powders, including those combined with carbohydrates and proper fats and/or enhanced with creatine or hydroxy methyl butyrate. Sports and performance nutrition products also include powders high in carbohydrates for rehydration, weight gain and quick energy, as well as tablets containing ginseng and other ingredients.

    SPECIAL PRODUCTS. The Company's special products represent a broad range of products and may be subdivided into the following categories:

        VITAMINS, MINERALS AND AMINO ACIDS. The Company manufactures and sells to a majority of its customers a number of vitamins, minerals and amino acids primarily in tablet and capsule form. The most common of such products is the Company's multivitamins/minerals, which provide a range of essential vitamins and minerals. The Company also manufactures natural multivitamins, such as water-soluble B-complex and various vitamin C sources, and multiminerals containing minerals such as calcium, magnesium, potassium, zinc, chromium and various trace minerals. The Company's amino acid products come in tablets, capsules and powders and consist of amino acids such as tyrosine, lysine and arginine and combinations thereof, and peptide specific peptidase, which is taken to increase the utilization of certain amino acids.

        COMBINATION PRODUCTS. A distinguishing characteristic of the Company is its ability to develop innovative products by adding herbs to various other ingredients to create products that combine the benefits of vitamins, minerals and herbal supplements. This practice allows the Company to meet a wide range of customer needs. The Company sells these combination products to a majority of its customers. These products generally come in tablets and capsules and represent a growing portion of the Company's sales.

        OTHER PRODUCTS. The Company manufactures other products in order to meet the specific requirements of certain customers including pet products and products intended to aid in the treatment of poisonings. These products currently account for a small but growing percentage of the Company's sales. The Company also manufactures over-the-counter ("OTC") drugs and pet products in solid and powder form. The Company subcontracts to other manufacturers its liquid, ointment and gel products, including aloe drinks, acne and arthritis creams, herbal shampoos and fish oil capsules.

PRODUCT DEVELOPMENT


    The Company believes that its ability to anticipate market trends, identify target groups, develop new and innovative products and formulate these products for the marketplace provides significant internal growth potential and places the Company in a position to capitalize on the growth in the dietary and nutritional supplement industry. The Company continually monitors new and developing health and nutrition trends to anticipate its customers' needs and to introduce new products and reformulate existing ones. The Company's ability to design, develop and manufacture new products has enabled it to be a "one-stop shop" for most of its customers, alleviating the necessity of current and potential customers to seek out multiple manufacturers to fulfill product needs. This approach also creates a synergy between the Company and its customers in the development and enhancement of a customer's products or product lines. As a percentage of sales, research and development expenses have accounted for less than 1% of sales in each of the last three fiscal years.


    The Company will often begin its development process by identifying target groups with certain physiological needs (e.g., weight control or prostate health) and then develop a dietary supplement product to respond to such conditions. The Company also develops a product based on a newly discovered or unique raw material or on a new application of an existing raw material. After either identifying a target group or a new raw material, the Company will then develop a product in its pilot laboratory. The Company refines the new product in the pilot laboratory to ensure that it contains the proper mix of ingredients to respond to the physiological problem for which it has been designed or that it makes proper use of the new raw material. The Company also ensures that the new product can be manufactured on a large scale, in an economical and efficient manner and with satisfactory size, shape, color, solubility and shelf life. After developing the product, the Company will present the product to an appropriate customer who will, if interested, enter into an agreement with the Company for the right to, in most instances, exclusively distribute the new product in return for the obligation on the part of the customer to exclusively purchase such product from the Company.

    Another method of product development is the formulation of new or modified products in response to a customer's request. Customers will often approach the Company to request a product containing particular ingredients or a product designed for a specific condition. In response, the product development team will then develop a product for that customer that meets its particular specifications using the same development techniques discussed above.

    The Company's seven-member product development team, led by Mr. Marconi, includes a former NASA scientist who assisted in the development of a nutrition program for early space flights and a former member of the USDA's Human Nutrition Institute. The team is responsible for new product formulations, herbal and nutritional ingredient use and formulation safety. The Company maintains an extensive collection of literature on herbal remedies and products and the product development team keeps abreast of new developments by reviewing a wide variety of scientific and medical journals and attending industry, FDA, United States Pharmacopoeia Convention, Inc. ("USP") and other scientific seminars and conferences. The Company also maintains consulting arrangements with a number of well-respected scientists and other experts, some of whom participated in the drafting and passage of the DSHEA. These scientists and other experts are also consulted periodically in order to identify new health trends prior to and during the development of new products.

MANUFACTURING AND PRODUCT QUALITY

    The Company believes that it has distinguished itself within the dietary and nutritional supplement industry through consistently manufacturing high quality products. All of the Company's products are manufactured and packaged at facilities located in Orange County, California, all of which are located within a ten-mile radius.

    The facilities include a 17,500 square foot facility that contains the Company's granulation plant and administrative offices. Equipment at the granulation plant includes wall ovens, fluid bed dryers and wet granulators. Equipment at the Company's 60,000 square foot tablet and capsule facility includes high speed tablet presses, encapsulating machines, large capacity blenders, a large hammermill, miscellaneous mills and oscillators and various coating machines and pans. The tablet and capsule facility also contains production offices and warehousing and receiving departments. Tablets and capsules manufactured by the Company are then packaged at a 38,000 square foot packaging facility. The Company's powder products are manufactured and packaged at a 44,000 square foot production facility that contains blending equipment consisting of three dual head can-filling lines, two dual head small bottle-filling lines and four automatic packeting lines. Raw materials for the Company's powder products are received and prepared for blending at a 50,800 square foot facility from which the finished products are shipped to the Company's customers. The Company also maintains an additional warehousing facility totalling 22,000 square feet. The 44,000 square foot powder production and packaging facility previously housed both the production and corporate sales offices for Omni-Pak, but with the construction of the 50,800 square foot facility, it can now be expanded for increased manufacturing capability. The Company conducts its operations at separate facilities to help prevent interruption in production.

    The Company's manufacturing facilities are capable of producing over one billion capsules and tablets and over six million pounds of blended powder per month. These facilities are also capable of filling on a monthly basis approximately 1.2 million cans and large bottles, approximately 1.2 million small bottles and approximately 4.3 million packets. The Company custom manufactures all of its products to meet its customers' specifications and, as a result, maintains a very low finished goods inventory. The Company normally operates two work shifts, but has the capability to run three, if necessary, to meet its customers' needs.

    The Company owns all of the equipment housed in its manufacturing facilities. The Company's flexible manufacturing lines enable it to service its equipment without materially interrupting production by shifting output among various lines. Equipment servicing is generally completed in-house by employees of the Company. The Company has also designed modifications to its equipment to produce better quality products.

    The Company purchases its raw materials from several foreign and domestic third-party suppliers, one of which accounted for more than 10% of the Company's total purchases in 1997. Several of these raw materials are harvested on a seasonal basis. See "Risk Factors--Availability of Raw Materials." The Company's raw material needs are readily available from multiple suppliers and the Company is not dependent on any single supplier.

    The Company maintains a quality control department at each production facility, led by individuals with backgrounds in pharmacology and nutrition. Each product undergoes comprehensive quality control testing procedures in the Company's on-site quality control laboratories from the receipt of all incoming raw materials through the distribution of the finished product. Each laboratory contains equipment such as computerized liquid chromatographs, automatic spectrometers, dissolutioned testers, disintegration testers and each laboratory has complete microbiological testing capabilities. Incoming raw materials are subjected to numerous testing procedures, including liquid chromatography and infrared spectrophotometry, to ensure that the product is unadulterated and labeled correctly. Moreover, in order to easily identify the origin of the ingredients contained in its products and ensure traceability, the Company tracks each ingredient by assigning it a commodity number and lot number. Tablet products are frequently tested during the manufacturing process for friability, thickness, hardness and weight. In addition, periodically throughout production, quality control personnel will take samples to perform product assays. After a product is manufactured, it is subjected to stability, dissolution and potency tests. The Company's powder products are tested and sampled in the laboratory for proper mix and "taste and mouth-feel" to ensure correct color and consistency.

SALES AND DISTRIBUTION

    The Company's products are sold throughout the United States, Europe and Asia by over 60 customers, including Herbalife, EAS, Metagenics, Bally's Total Fitness, Rockwood Cosmetics and Nature's Life. Herbalife, which has been a customer of the Company since its formation in 1980, is the Company's largest customer. Products manufactured for Herbalife are specially formulated and packaged only for Herbalife's distribution channel and are not available through retailers. Sales to Herbalife represented 76%, 74% and 83% of the Company's total sales in 1997, 1996 and 1995, respectively. Additionally, sales to EAS represented approximately 15.0% and 12.0% of the Company's sales in 1997 and 1996, respectively. Since 1995, sales to non-Herbalife customers have grown from $14.8 million to $44.8 million in 1997. The Company intends to expand its presence in the health food/retail market through such customers as EAS, in the growing direct television market through such customers as The Good Doctors, and in direct sales to fitness centers through Bally's Total Fitness. In addition, the Company plans to expand its sales in international markets by developing new customers and by supplying the needs of its existing customers in the growing markets of Europe, Latin America and Asia. See "Business Strategy."

    In September 1997, D&F, Omni-Pak and Dynamic entered into separate three-year agreements with Herbalife replacing their previous agreements. Pursuant to these new agreements, Herbalife is required to purchase from each of D&F, Omni-Pak and Dynamic, respectively, any combination of products in an aggregate dollar amount equal to at least the sum of (i) 80% of the aggregate dollar amount of all purchases made by Herbalife of nutritional supplement products manufactured by the Company and by another supplier in accordance with a product formula developed by the Company and (ii) 40% of the aggregate dollar amount of all purchases made by Herbalife of independent nutritional supplement products manufactured by suppliers other than the Company. The agreements cover all products currently manufactured for Herbalife for distribution in the countries in which Herbalife currently distributes such products. The prices for the products purchased by Herbalife are fixed, subject to adjustment in the event of a variation (upwards or downwards) in excess of five percent in the aggregate actual cost of the raw materials used to manufacture the products supplied to Herbalife. The agreements also provide the

Company with a right of first refusal to become the primary manufacturing source for Herbalife for certain new products developed by Herbalife for distribution in the countries in which Herbalife distributes products currently manufactured by the Company. Pursuant to the agreements, the Company transferred to Herbalife those formulas owned by the Company for all products manufactured by the Company exclusively for Herbalife at January 1998. In the event of a material breach of the agreement by either party, the breaching party has 60 days to cure such breach. If such breach is not cured within such period, the non-breaching party can terminate each agreement with 60 days' prior written notice. In addition, Herbalife may terminate any agreement if the Company fails to meet certain service level requirements or immediately following a change in control. A change in control is triggered in the event that, among other things, without the prior written consent of Herbalife, Mr. Marconi ceases to own more than 50% of the capital stock of the Company or if Mr. Marconi is no longer an executive officer of the Company and responsible for the day-to-day operations and management of the Company.

    A portion of the proceeds of the Old Notes Offering was used by the Company to purchase all outstanding shares of common stock of Omni-Pak and Dynamic owned by Mr. Hughes, Chairman of the Board and Chief Executive Officer of Herbalife. Mr. Hughes previously owned 33% of the common stock of Omni-Pak and 20% of the common stock of Dynamic. See "Prospectus Summary--The Reorganization," "Certain Related Party Transactions" and "Risk Factors--Dependence on Significant Customer; Supply Agreements."

COMPETITION

    The dietary and nutritional supplement industry is highly fragmented. The industry includes (i) companies that produce products for specialty health and natural food stores, (ii) companies that manufacture products for the mass retail market and (iii) direct sales and mail order companies. The Company competes on the basis of customer service, product quality, pricing and marketing support. There are numerous dietary and nutritional supplement manufacturers of general products, including Twin Laboratories, Inc., NBTY, Inc., Rexall Sundown, Inc. and Leiner Health Products Group Inc., some of which are larger and have resources greater than the Company.

REGULATORY MATTERS

    The manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by one or more federal agencies, including the FDA, the FTC and the EPA, and various agencies of the states, localities and foreign countries in which the Company's products are sold. The FDA, pursuant to the FFDC, regulates the production, packaging, labeling and distribution of dietary and nutritional supplements. The FTC regulates the advertising of such products.

    The FFDC was recently amended by the DSHEA. The DSHEA created a new statutory framework governing the composition and labeling of dietary supplements. Under the DSHEA, "dietary supplements" are defined as any product (except tobacco) intended to supplement the diet that contains at least one of the following dietary ingredients: (i) a vitamin, (ii) a mineral, (iii) an herb or botanical, (iv) an amino acid, (v) other dietary ingredients for human use to supplement the diet or (vi) concentrates, metabolites, extracts or combinations of (i) through (v) above. Dietary ingredients meeting this definition are excluded from regulation as a food additive.

    Under the DSHEA, dietary ingredients that were on the market in the United States prior to October 15, 1994 may be sold without the FDA's pre-market approval and without notifying the FDA. The marketing of a product containing a new dietary ingredient (one not on the market prior to October 15, 1994) requires that: (i) it has been used as an article of food without being chemically altered or (ii) there is evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe and such evidence is supplied to the FDA at least 75 days before the initial use of any new dietary ingredient. There can be no assurance that the FDA will accept the evidence of prior use or safety presented for any new dietary ingredient that the Company may decide to use in the future and the FDA's refusal to accept any such evidence could result in a determination that either the product is adulterated or the product must be regulated as a food additive, which requires FDA approval prior to marketing. Under the DSHEA, the burden of proving the safety of the dietary supplement is shifted from the manufacturers to the FDA. The FDA may object only if a product or ingredient presents a "significant and unreasonable risk of illness or injury" or poses an imminent safety hazard.

    The DSHEA provides for specific nutrition labeling requirements for dietary supplements. The DSHEA permits the manufacturer of a dietary supplement to make substantiated, truthful and non-misleading "statements of nutritional support" with respect to the product, including an accurate description of how a nutrient affects the structure or function of the human body and a general description of well-being resulting from consumption of a dietary ingredient. The claim must be accompanied by a disclaimer stating that the product has not been evaluated by the FDA. There can be no assurance that the FDA will not determine that a given statement of nutritional support is not adequately substantiated, or is an unapproved drug claim rather than a statement of nutritional support. Either determination may entail costly and time-consuming clinical studies and may entail the deletion or modification of such statement. The FDA has finalized certain regulations to implement the labeling provisions of the DSHEA. Further FDA regulations may be proposed by the FDA in response to a report issued in November 1997 by the Commission on Dietary Supplement Labels which was established to provide recommendations on labeling claims for dietary supplements.

    The Company exercises significant control over the labeling of its customers' nutritional and dietary supplement products. The Company designs the "Nutrition Facts" box required by the NLEA for its powdered products. The Company performs some review of the proposed structure/function claims made on the labels of the dietary supplement products for compliance with the DSHEA. Submission of these claims as required by the FFDC is the obligation of the Company's customers, but the Company does submit to the FDA labels for many of the dietary supplements that contain structure/function claims. Maintaining the substantiation for such claims as required under the FFDC is the obligation of the Company's customers. Similarly, the Company's customers are responsible for making the required submissions to the FDA for any new dietary ingredients.

    A number of the products sold by the Company, including some protein powders and any products labeled for meal replacement, are conventional foods as opposed to dietary supplements. The NLEA dictates the labeling claims permissible for such products, which are more limited in scope than those for dietary supplements. Some of the Company's products will require label revisions to comply.

    The DSHEA also allows the dissemination of third party literature to promote the sale of dietary supplements to consumers at retail or by mail order. Such literature, if distributed, must (i) not be false or misleading; (ii) not promote a particular manufacturer or brand; (iii) present a balanced view of the available information; and (iv) be physically separated from supplement products if displayed in a store.

    The DSHEA authorizes the FDA to promulgate GMPs with respect to the manufacture of dietary supplements, to be modeled after the current GMPs applicable to food products. On February 6, 1997, the FDA published an advance notice of proposed rulemaking ("ANPR") in which it requested public comment concerning whether to adopt GMP regulations for dietary supplements. The ANPR reprinted and requested comments on a draft regulatory framework prepared by the dietary supplement industry addressing the appropriate scope and content for dietary supplement GMP regulations. The comment period for this ANPR closed on May 7, 1997. The Company cannot predict in what form such regulations, if adopted, would be enacted. As with any new regulations, if adopted, the Company will take all necessary steps to attempt to comply with such new regulations.

    On September 23, 1997, the FDA issued final regulations reiterating the FDA's position that dietary supplements must maintain 100% of the declared value of added vitamins and minerals for the entire shelf life of the product. As with any new regulations, the Company will take all necessary steps to attempt to comply with such new regulations. During the past ten years, the Company has received four Form 483 notices following customary FDA inspections. These notices cited numerous GMP deficiencies including those relating to product labeling, product validation and testing, equipment and facility cleanliness and maintenance, personnel training, and recordkeeping. The FDA also previously issued two Warning Letters to the Company stating that products manufactured by the Company were adulterated because they were not manufactured in accordance with GMPs. In 1994, the Company paid $75,000 in settlement of a claim brought by a California state agency which concerned alleged violations of California food and drug laws. The Company believes that it is currently in material compliance with the California food and drug laws related to such claim.

    The NLEA prohibits the use of any health claim describing the relationship between a nutrient and a disease or health-related condition for foods, including dietary supplements, unless the claim is supported by significant scientific agreement and is approved by the FDA by regulation. Regulations promulgated by the FDA to date allow the use of health claims for dietary supplements only in connection with osteoporosis and the use of folic acid for neural tube defects. The NLEA also prohibits the use of most nutrient content descriptors ("high" or "low") unless the specific descriptor complies with the FDA regulations governing nutrient content claims. Under the recently enacted Food and Drug Administration Modernization Act of 1997, both health claims and nutrient claims are permitted to be made on the basis of authoritative statements of governmental bodies other than the FDA, so long as the FDA is notified of the claim and the authoritative statement and is presented with a balanced representation of the scientific literature concerning such claim.

    Certain of the Company's products are regulated as pet foods. The claims permitted by the FFDC for such products are more limited than those for human foods or dietary supplements, and such products are not included within the purview of the NLEA or the DSHEA. A company marketing such products must register its labels with state authorities. Other products sold by the Company are OTC drugs or veterinary drugs. The Company must register with the FDA and the State of California, provide drug listings annually and comply with current GMP requirements in the manufacture and record keeping relating to these products. To the extent that certain of the Company's products are sold with drug claims on their labels, those products would require inclusion as OTC drugs. The Company will be required to relabel and register some of its products accordingly. The Company also sells products regulated by the FDA as cosmetics, which must meet specified labeling requirements and minimum safety standards.

    The Company is also subject to regulation under various foreign, state and local laws that include provisions regulating, among other things, the marketing of dietary supplements and the operations of direct sales programs.

    The Company may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations favorable to the industry (such as the DSHEA), or more stringent interpretations of current laws or regulations. The FTC, for example, has actively investigated the dietary and nutritional supplement industry in the past few years, and certain of the Company's customers have signed consent orders which could, in the future, affect the volume of product that the customers will order from the Company. The Company cannot determine what effect future laws, regulations, guidance or policy of the FDA, when and if promulgated, will have on its business in the future. Such regulations may, however, among other things, require changes in manufacturing, expanded or different labeling for the Company's dietary and nutritional supplements, require the recall, reformulation, or discontinuance of certain products, or require scientific substantiation regarding ingredients, product claims or safety. See "Risk Factors--Government Regulation; Adverse Publicity."

    The USP is a non-governmental, voluntary standard-setting organization. Its drug standards are incorporated by reference into the FFDC as the standards that must be met for the listed drugs, unless compliance with those standards is specifically disclaimed. USP standards exist for most prescription and non-prescription pharmaceuticals.

    The USP began adopting standards for vitamin and mineral dietary supplements in 1994. These standards cover composition (nutrient ingredient potency and combinations), disintegration, dissolution, manufacturing practices and testing requirements. These standards are codified in the USP Monographs and the USP Manufacturing Practices. In 1995, USP compliance included the standards for disintegration and dissolution. While USP standards for vitamins are voluntary, and not incorporated into federal law, customers of the Company may demand that products they are supplied meet these standards. Inaccurate label claims of compliance with the USP may expose a company to FDA scrutiny for such claims. In addition, the FDA may in the future require compliance, or such a requirement may be included in new dietary supplement legislation. All of the Company's vitamin products (excluding certain dietary supplements products for which no USP standards have been adopted) are formulated to comply with existing USP standards.

    Certain of the Company's products contain a Chinese herb known as "Ma Huang," which contains naturally occurring ephedrine. The Company estimates that these products accounted for approximately 6% of the Company's sales in the fiscal year ended December 31, 1997. Ma Huang has been the subject of certain adverse publicity in the United States and other countries relating to alleged harmful or adverse effects, including the deaths of several individuals.

    On April 10, 1996, the FDA issued a statement warning consumers not to purchase or consume dietary supplements containing ephedrine with labels portraying the products as apparent alternatives to illegal street drugs. None of the Company's products which contain Ma Huang are marketed for such purpose. The FDA explained that the products portrayed as alternatives to illegal street drugs pose significant health risks to consumers--dizziness, headache, gastrointestinal distress, irregular heartbeat, heart palpitations, heart attack, strokes, seizures and death, and that the labels on such product claim or imply that they produce such effects as euphoria, increased sexual sensations, heightened awareness, increased energy and other effects. In August 1996, the FDA sent warning letters to several companies marketing such products as alternatives to street drugs, indicating that enforcement action with respect to such products may be initiated.

    In August 1996, the FDA convened a Food Advisory Committee meeting to review and make recommendations concerning the safety and appropriate labeling of dietary supplements containing Ma Huang. The FDA, after considering the differing views expressed at the Committee meeting, proposed regulations in June of 1997 that would require reduced dosages coupled with strict manufacturing standards, labeling restrictions and a prohibition against combining Ma Huang with body building or weight loss products and with other central nervous system stimulants such as caffeine. There can be no assurance that such regulations will not prohibit either the sale of dietary supplements containing Ma Huang in combination with any other ingredients or the sale of all dietary supplements containing any Ma Huang. The promulgation of such regulations could require the Company to reformulate and relabel substantially all of its Ma Huang products. There can be no assurance as to the final form or content of any FDA regulations concerning dietary supplements containing Ma Huang or as to the effect that any attendant adverse publicity or resulting reformulation and relabeling of the Company's products would have on the sale of such products.

    A number of foreign, state and local governmental entities limit ephedrine levels and require appropriate warnings on product labels, regulate products containing ephedrine as controlled substances or prohibit sales of products which contain Ma Huang by individuals other than licensed pharmacists. There are also federal, state and local proposals to broaden the regulation of, or otherwise limit or prohibit, the sale of products containing ephedrine.

    The Company's products containing Ma Huang may become subject to further federal, state, local or foreign laws or regulations, which could require the Company to: (i) reformulate its products with reduced ephedrine levels or with a substitute for Ma Huang and/or (ii) relabel its products with different warnings or revised directions for use. Even in the absence of further laws or regulations, the Company may elect to reformulate and/or relabel its products which contain Ma Huang. While the Company believes that its Ma Huang products could be reformulated and relabeled, there can be no assurance in that regard or that reformulation and/or relabeling would not have a material adverse effect on sales of such products.

PROPERTIES

    The Company leases the following facilities in Orange County, California:
(i) a 38,000 square foot tablet and capsule packaging facility; (ii) a 60,000 square foot tablet and capsule manufacturing facility; (iii) a 17,500 square foot facility that includes a granulation plant and administrative offices; (iv) a 44,000 square foot powder production and packaging facility; (v) a 22,000 square foot warehouse; and (vi) a 50,800 square foot facility which contains receiving, shipping and administrative departments.

    The Company's leases have terms of three to ten years. In 1997, the Company paid an aggregate of approximately $1.2 million in rent on its facilities.

    The Company believes that its facilities and equipment are maintained in good operating condition.

YEAR 2000 COMPLIANCE

    The Company is in the process of modifying, upgrading or replacing its computer software applications and systems to accommodate the "year 2000" dating changes necessary to permit correct recording of year dates for 2000 and later years. The Company does not expect that the cost of its year 2000 compliance program will be material to its financial condition or results of operations. The Company believes that it will be able to achieve compliance by the end of 1999, and does not currently anticipate any material disruption of its operations as the result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the compliance status of its suppliers.

EMPLOYEES

    At June 1, 1998, the Company employed approximately 375 persons. Of these employees, 97 are in executive or administrative capacities with the remaining employees in manufacturing, shipping and packaging positions. None of the Company's employees are represented by a labor union. The Company considers its relationship with its employees to be good.

    At June 1, 1998, the Company also utilized approximately 402 temporary employees. These employees are supplied to the Company by two temporary agencies that maintain offices at the Company's manufacturing facilities. This enables the Company to utilize temporary employees to adjust staffing levels on a daily basis in response to fluctuations in demand or an unexpected increase in sales volume.

LITIGATION

    On March 31, 1998, the Company was named as a defendant in an action originally filed by John W. Rowles in the Contra Costa County Superior Court on June 13, 1997 against Mr. Mark Hughes, Herbalife and an Herbalife distributor. The plaintiff alleges that Thermojetics-TM- Green tablets manufactured by the Company for Herbalife, which contain ephedrine, was defective and unsafe for its intended use and caused the plaintiff to suffer an acute myocardial infarction. Plaintiff is claiming an unspecified amount of damages for personal injury, pain and suffering, lost wages and is also seeking punitive damages.


    The lawsuit is in its preliminary stages of discovery and an estimate of the range of loss, if any, cannot be made at this time. However, based upon an initial review of the allegations of the complaint and preliminary analysis by litigation counsel, the Company believes that it has meritorious defenses to the lawsuit and, although no assurance can be given, believes that liability, if any is incurred, will not be material to the Company's results of operations or financial condition. In addition, the Company believes that if it incurs any liability in this action, it would be insured against such liability under its product liability insurance. The Company has approximately $2.0 million in available product liability insurance. The Company's insurance carrier has acknowledged coverage for this lawsuit, under its standard reservation of rights. There can be no assurance that the Company will not be subject to additional lawsuits alleging injuries caused by products of the Company or if insurance will be available to cover any liabilities related thereto. See "Risk Factors--Product Liability."


    The Company is not currently involved in any litigation which it believes would have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

    The following table identifies each of the directors, executive officers and key personnel of the Company. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until his successor is elected or appointed.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Mr. Richard D. Marconi...............................          63   Chairman of the Board and President
Mr. Paul M. Buxbaum..................................          43   Chief Executive Officer and Director
Mr. Donald J. Lewis..................................          47   Chief Financial Officer, Senior Vice President and
                                                                    Director
Mr. Howard Simon.....................................          54   Chief Operating Officer
Mr. Steve Kochen.....................................          44   Vice President, Operations
Dr. William Wheeler..................................          49   Director of Sales, Technical Services
Dr. Sat Paul Dewan...................................          61   Technical Director
Sen. Dennis DeConcini................................          60   Director
Mr. Brad Gates.......................................          59   Director

    MR. RICHARD D. MARCONI co-founded the Company in 1978 and is the Chairman of the Board of Directors and President. Mr. Marconi has been in the food supplement and pharmaceutical industries for 40 years. Mr. Marconi is a director of American Health Sciences, Inc. and is Chairman of the Marconi Foundation for Kids.

    MR. PAUL M. BUXBAUM became Chief Executive Officer of the Company upon consummation of the Old Notes Offering. Since 1993, Mr. Buxbaum has been owner and principal executive officer of The Buxbaum Group, a consumer products consulting group, specializing in asset evaluations for lending institutions, crisis management services, inventory acquisitions and bankruptcy liquidations. Mr. Buxbaum will devote his full time to his duties as Chief Executive Officer of the Company. Since 1993, Mr. Buxbaum has served as Chairman of the Board of Ames Department Stores, Inc. of Rocky Hill, Connecticut, and since 1995 he has served as a director of Richmond Gordman 1/2 Price Stores of Omaha, Nebraska. From 1991 through 1996, Mr. Buxbaum served on the Board of Directors of Herbalife and in 1997 served as Chairman of the Board of Jay Jacobs Stores of Seattle, Washington. In April 1998, Mr. Buxbaum was appointed a director of Lamont Apparel Inc.

    MR. DONALD J. LEWIS entered into a consulting arrangement with the Company in February 1998 and became Chief Financial Officer and Senior Vice President upon consummation of the Old Notes Offering. Prior to joining the Company, Mr. Lewis was Chief Financial Officer of Visy Industries (U.S.A.), Inc. from 1995 to 1998 and was an audit partner with Arthur Andersen & Co. from 1984 to 1995.

    MR. HOWARD SIMON became Chief Operating Officer of the Company in June 1998. Prior thereto, Mr Simon served first as Chief Operating Officer and then as President of Cosmetic Group USA, from 1993 to 1998.

    MR. STEVE KOCHEN joined the Company in February 1993 and since that time has served as its Vice President of Operations and Chief Legal Counsel. Prior thereto, Mr. Kochen was President and Chief Executive Officer of Arbonne International (USA) from 1990-1992. Mr. Kochen was also President and Chief Executive officer of Biogenics, Inc. from 1986-1990. Mr. Kochen is currently serving on the Board of Directors of the Marconi Foundation for Kids.

    DR. WILLIAM WHEELER has been the Director of Sales, Technical Services since 1994. Dr. Wheeler is responsible for new product research and development and technical support and is also responsible for new product formulations, herbal and nutritional ingredient use, formulation safety and nutritional and

OTC product evaluations. Prior to 1994, Dr. Wheeler was general manager at SPI Nutritionals, a division of ICN Pharmaceuticals, and director of technical services at Kemin Industries. Dr. Wheeler was also staff nutritionist for President Carter from 1978 to 1980 and for the 1996 Olympic Decathlon Team. In addition, Dr. Wheeler is currently a member of three professional societies, the American Dietetics Association, the American Institute of Nutrition and the American Society of Clinical Nutrition and a former member of the USDA Human Nutrition Institute.

    DR. SAT PAUL DEWAN has been the Technical Director of the Company since 1978. Dr. Dewan supervises all quality control and quality assurance-related functions including product assays, physical testing and microbiological testing. Dr. Dewan is responsible for completing validations and stability studies for new products. Dr. Dewan is a former NASA scientist who assisted in the development of a nutritional program for early space flights.

    SENATOR DENNIS DECONCINI became a member of the Board of Directors of the Company in connection with the consummation of the Old Notes Offering. From January 1977 through January 1995, Senator DeConcini served as a United States Senator from Arizona. During his senatorial term, Senator DeConcini served as a member of the Appropriations Committee and the Judiciary Committee. Senator DeConcini is a member of numerous boards of directors, including the Federal Home Loan Mortgage Corporation, the Schuff Steel Company and RDL Commercial Technologies Corporation.

    MR. BRAD GATES became a member of the Board of Directors of the Company in connection with the consummation of the Old Notes Offering. Since 1974, Mr. Gates has served as Sheriff of Orange County, California. Mr. Gates currently serves on the boards of directors of the Orange County Council of the Boy Scouts of America and the Newport Sports Collection Foundation. In addition, Mr. Gates is a member of various civic and professional organizations.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and non-cash compensation for the fiscal year ended December 31, 1997 awarded to or earned by the Chief Executive Officer and the other executive officers of the Company as of December 31, 1997.

                                                                                      ANNUAL COMPENSATION
                                                                      ---------------------------------------------------
                                                                                                            OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                             YEAR        SALARY        BONUS     COMPENSATION
--------------------------------------------------------------------  ---------  ------------  -----------  -------------
Fred E. Siegel......................................................       1997  $  2,000,000      --        $    99,840(1)
  Chief Executive Officer
Richard D. Marconi..................................................       1997     2,000,000      --            122,483(2)
  President and Chairman
Steve Kochen........................................................       1997       169,650      --              8,350(3)
  Vice President, Operations
Sat Paul Dewan......................................................       1997        98,233      --              4,954(4)
  Technical Director
William Wheeler.....................................................       1997       108,400      --            --
  Director of Sales, Technical Services

------------------------

(1) Included in "Other Annual Compensation" for Mr. Siegel are: $4,750, representing the Company's contribution to a 401(k) plan; $14,400, representing an automobile allowance; $57,685, representing automobile lease payments paid by the Company; and $23,005, representing insurance premiums paid by the Company.

(2) Included in "Other Annual Compensation" for Mr. Marconi are: $4,750, representing the Company's contribution to a 401(k) plan; $14,400, representing an automobile allowance; $52,580, representing automobile lease payments paid by the Company; and $50,753, representing insurance premiums paid by the Company.

(3) Included in "Other Annual Compensation" for Mr. Kochen are: $4,750, representing the Company's contribution to a 401(k) plan; and $3,600, representing an automobile allowance.

(4) Included in "Other Annual Compensation" for Mr. Dewan are: $2,554, representing the Company's contribution to a 401(k) plan; and $2,400, representing an automobile allowance.

    In addition, each of the Company's subsidiaries paid dividends to its shareholders in 1997. See "Selected Historical and Pro Forma Financial Data." The directors of the Company do not receive compensation for their services as such. No benefit plan or similar compensation existed for any of the persons named above at December 31, 1997. The Company intends to adopt a share incentive plan in order to provide incentives to attract, retain and motivate highly competent persons as executive management, employees and directors of the Company and of any affiliate thereof. This plan will provide such persons with opportunities to acquire shares of common stock of Global Health, or to receive monetary payments based on the value of such shares pursuant to certain benefits. Benefits under the plan will be available for grant in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and stock units.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Upon consummation of the Reorganization, the Company entered into employment agreements with Mr. Marconi, Mr. Paul M. Buxbaum and Mr. Donald J. Lewis to serve as President, Chief Executive Officer and Chief Financial Officer and Senior Vice President, respectively, of the Company and entered into a consulting agreement with Mr. Fred E. Siegel. On June 1, 1998, the Company entered into an employment agreement with Mr. Howard Simon to serve as Chief Operating Officer of the Company.

    The employment agreement with Mr. Marconi provides that he is employed as President of the Company for a term of five years, renewable upon 90 days' prior notice by the Company to Mr. Marconi. The agreement provides for a base salary of $2 million and an annual bonus to be determined by the Board of Directors of the Company to the extent the Company's EBITDA exceeds $50 million in any year during the term of the Agreement, which amount can be up to 15% of the amount by which EBITDA in such year exceeds $50 million. Upon a change of control (as defined therein), Mr. Marconi has the right to terminate his employment. In such event, the Company would be required to pay Mr. Marconi his pro rated base salary and bonus (if one was received the year prior to termination) at the time of termination plus one year severance pay equal to his annual salary. The agreement also provides that Mr. Marconi will serve as Chairman of the Board of Directors of the Company.

    The employment agreement with Mr. Buxbaum provides that he is employed as Chief Executive Officer of the Company for a term of three years, renewable upon 90 days' prior notice by the Company to Mr. Buxbaum. The agreement provides for a base salary of $450,000 and an annual bonus to be determined by the Board of Directors of the Company. Upon a change of control (as defined therein), Mr. Buxbaum has the right to terminate his employment. In such event, the Company would be required to pay Mr. Buxbaum his pro rated base salary and bonus (if one was received the year prior to termination) at the time of termination plus one year severance pay equal to his annual salary. In addition, Mr. Marconi has agreed to grant to Mr. Buxbaum an option to acquire up to 20% of the common stock of Global Health Sciences, Inc. owned by Mr. Marconi on the Original Issue Date at the fair market value thereof as of the Original Issue Date. See "Certain Related Party Transactions."

    The employment agreements with Mr. Lewis and Mr. Simon provide that Mr. Lewis is employed as Chief Financial Officer and Senior Vice President of the Company and Mr. Simon as Chief Operating

Officer, each for a term of three years, renewable upon 90 days' prior notice by the Company to the executive. Each agreement provides for a base salary of $225,000 and an annual bonus to be determined by the Board of Directors of the Company. Upon a change of control (as defined therein), each executive has the right to terminate his employment. In such event, the Company would be required to pay such executive his pro rated base salary and bonus (if one was received the year prior to termination) at the time of termination plus one year severance pay equal to his annual salary.

    The consulting agreement with Mr. Siegel engaged him to perform advisory and consulting services to the Company, including post-Reorganization transition matters, for a weekly fee of $20,000 for each week that Mr. Siegel provided such services to the Company. The initial term of the agreement was 30 days and expired (and was not renewed by the Company) at the end of May 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the ownership of the outstanding common stock of the Company (the "Common Stock"), as of June 1, 1998, by each person known to the Company to own beneficially more than 5% of the Common Stock outstanding on that date. No other person owns any Common Stock.(1)

                                                                            AMOUNT AND
                                                                             NATURE OF
                                              NAME AND ADDRESS OF           BENEFICIAL     PERCENT OF       TOTAL VOTING
TITLE OF CLASS                                  BENEFICIAL OWNER             OWNERSHIP        CLASS             POWER
------------------------------------  ------------------------------------  -----------  ---------------  -----------------
Common Stock                          Richard D. Marconi                       500,000             94%               94%
                                      Global Health Sciences, Inc.
                                      987 N. Enterprise Street
                                      Orange, California 92867

Common Stock                          Fred E. Siegel                            31,915              6%                6%
                                      2475 South Coast Highway
                                      Laguna Beach, California 92651

------------------------

(1) As described above, Mr. Marconi has granted Mr. Buxbaum an option to acquire up to 20% of the Common Stock owned by Mr. Marconi on the Original Issue Date at the fair market value thereof on such date. This option will vest over a period of years, the term of which has not yet been determined.

                       CERTAIN RELATED PARTY TRANSACTIONS

    Mr. Hughes, the Chairman and Chief Executive Officer of Herbalife, owned 10,000 shares of common stock of Omni-Pak (which represented approximately 33% of the then outstanding common stock) and 20,000 shares of common stock of Dynamic (which represented approximately 20% of the then outstanding common stock) prior to the consummation of the Old Notes Offering. Pursuant to the Reorganization, Mr. Hughes received $43.0 million of the proceeds of the Old Notes Offering in consideration for the Company's purchase of all outstanding shares of Omni-Pak and Dynamic owned by Mr. Hughes. Herbalife accounted for 76% of the Company's sales in 1997. See "Prospectus Summary--The Reorganization" and "Business--Sales and Distribution."

    The facility containing the Company's corporate headquarters and granulation factory is leased by the Company pursuant to the terms of a three-year lease agreement by and among the Company, Mr. Marconi, Mr. Siegel, Ms. Blossom Siegel and Ms. Dorothy Marconi. The base rent is approximately $7,000 per month. Mr. Marconi is Chairman of the Board and President of the Company. Prior to the consummation of the Reorganization and the Old Notes Offering, Mr. Siegel was Chief Executive Officer of the Company.

    The Company has engaged BGA Consulting to perform certain consulting services relating to the operation of the Company. The consulting agreement has a three-year term and provides for an annual consulting fee of $400,000. In addition, in consideration for its services to the Company in connection with the Old Notes Offering and the Reorganization, BGA Consulting received directly from the Company's shareholders at the time of the Reorganization, a fee equal to approximately $2.4 million. See "Prospectus Summary--The Reorganization." Mr. Buxbaum, Chief Executive Officer of the Company, is the President of BGA Consulting.

                      DESCRIPTION OF ACQUISITION FACILITY

    Concurrently with the Old Notes Offering, the Company entered into the Acquisition Facility. The following is a summary description of the principal terms of the Acquisition Facility and is subject to, and qualified in its entirety by reference to, the definitive Acquisition Facility and related documents. A copy of the Acquisition Facility has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

    In connection with the consummation of the Old Notes Offering, the Company, Citicorp USA, Inc., as Administrative Agent, Citibank, N.A. as Issuing Bank, Bank of America NT&SA, as Documentation Agent and the financial institutions party thereto acting as lenders, entered into an agreement to provide a five-year, $50.0 million acquisition and working capital facility (the "Acquisition Facility") to Global Sub, of which no more than $10.0 million is available for working capital and other general corporate purposes of Global Sub and its subsidiaries, including the issuance by Citibank, N.A. of letters of credit. All undrawn amounts under the Acquisition Facility is available for acquisitions permitted by the terms thereof. The Acquisition Facility is secured by the assets, including the capital stock, of the Company and all of its subsidiaries and is guaranteed by the Company and all of its subsidiaries.

    The Acquisition Facility under certain circumstances, requires Global Sub to make mandatory prepayments and commitment reductions. In addition, Global Sub is permitted pursuant to the terms of the Acquisition Facility to make optional prepayments and commitment reductions. Borrowings under the Acquisition Facility bear interest at either a base rate or a eurodollar rate plus an applicable margin based upon the ratio of consolidated net funded debt of the Company and its subsidiaries to EBITDA of Global Sub and its subsidiaries (which margin will not exceed 1.50% for base rate loans or 2.75% for eurodollar rate loans). Global Sub will pay the lenders a fee of 50 basis points per annum on the unused portion of the Acquisition Facility, and a letter of credit fee equal to the applicable margin for eurodollar loans less 0.25%. In addition, Global Sub will pay to the Issuing Bank a fee of 25 basis points per annum.

    The loan documents for the Acquisition Facility contain certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the Acquisition Facility requires Global Sub and its subsidiaries and the Company to comply with certain financial ratios and maintenance tests. Borrowings under the Acquisition Facility to fund future acquisitions are subject to additional conditions, including financial conditions.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

    The Old Notes were sold by the Company on April 23, 1998 to Citicorp Securities, Inc., Citibank Canada Securities Limited and Citibank International plc (the "Initial Purchaser"). In connection therewith, the Company entered into the Indenture and the Registration Rights Agreement, which agreements require that the Company file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of such registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by the holders without registration under the Securities Act. Upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate, except as provided below. Copies of the Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. As a result of the filing and the effectiveness of the Registration Statement, certain prospective increases in the interest rate on the Old Notes provided for in the Registration Rights Agreement will not occur. Following the completion of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights, except as provided below, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with registration and prospectus delivery provisions of the Securities Act; provided that such holder represents to the Company that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a distribution of such New Notes and (iii) such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, including the selling securityholder information required by Item 507 of Regulation S-K. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it may be deemed a statutory underwriter for purposes of the Securities Act and, as a result, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See "Plan of Distribution."

    For each Old Note properly tendered and accepted pursuant to the Exchange Offer, the holder of such Old Note will receive accrued interest thereon to, but not including, the date of issuance of such New Notes, such interest to be payable with the first interest payment on such New Notes. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest thereon accrued after the issuance of the New Notes. The New Notes will bear interest from and including their respective dates of issuance.

    Each holder of the Old Notes who wishes to exchange the Old Notes for New Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company or Subsidiary Guarantors, (ii) the New Notes to be received by it were acquired in the ordinary course of its business, (iii) it is not engaging in and does not intend to engage in a distribution of the New Notes and

(iv) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

    In the event that (i) applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) in certain circumstances, the Initial Purchaser so requests, (iii) any holder of the Old Notes (other than the Initial Purchaser) is not eligible to participate in the Exchange Offer, or (iv) for any reason the Exchange Offer is not consummated by October 20, 1998, the Company and the Subsidiary Guarantors will, at their cost, (a) as promptly as reasonably practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) use their best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the Original Issue Date and such time as all of the applicable Old Notes have been sold thereunder. The Company and the Subsidiary Guarantors will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement. A holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements which are applicable to such holder (including certain indemnification obligations).

    If (A) the Exchange Offer has not been consummated by October 20, 1998 or
(B) the Commission shall have issued a stop order suspending the effectiveness of the Registration Statement or the Shelf Registration Statement at a time when either of such is required to be kept effective by the Company and the Subsidiary Guarantors, then the liquidated damages (the "Additional Amounts") will accrue on the Old Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on (x) October 20, 1998 with respect to clause (A) above, or (y) the date the Registration Statement or the Shelf Registration Statement ceases to be effective in the case of (B) above, the rate of such Additional Amounts increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; PROVIDED, HOWEVER, that the Additional Amounts payable on the Old Notes may not exceed in the aggregate 1.0% per annum; and PROVIDED FURTHER, that upon the consummation of the Exchange Offer in the case of clause (A) above, or upon the effectiveness of the Registration Statement or Shelf Registration Statement which had ceased to remain effective in the case of clause (B) above, the Additional Amounts accruing on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Following the completion of the Exchange Offer holders of Old Notes not tendered will not have any further registration rights, except as set forth above, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., San Francisco time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

    The form and terms of New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued and will be deemed one issue of notes, together with the Old Notes.

    As of the date of this Prospectus, $225,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., San Francisco time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer (in which case the term "Expiration Date" shall mean the later date and time to which the Exchange Offer is extended). The Company does not intend to extend the Exchange Offer although it reserves the right to do so by giving oral (promptly confirmed in writing) or written notice of such extension to the Exchange Agent and by giving each registered holder notice by means of a press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date. The Company also reserves the right, in its sole discretion,
(i) to delay accepting any Old Notes or, if any of the conditions set forth below under "--Conditions" shall not have been satisfied or waived, to terminate the Exchange Offer or (ii) to amend the terms of the Exchange Offer in any manner, by giving oral (promptly confirmed in writing) or written notice of such delay or termination to the Exchange Agent, and by complying with Rule 14e-1(d) promulgated under the Exchange Act to the extent such Rule applies. The Company acknowledges and undertakes to comply with the provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires the Company to pay the consideration offered, or return the Old Notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by a notice to holders of Old Notes.

PROCEDURES FOR TENDERING

    Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a registered holder (except those holders delivering an Agent's Message) must complete, sign, and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of

Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the registered holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal (or an Agent's Message in lieu thereof) and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date.

    The tender by a registered holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless
(A) Old Notes tendered pursuant hereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution and (B) the box entitled "Special Registration Instructions" on the Letter of Transmittal has not been completed. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (each an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered holder as such registered holder's name appears on such Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for, or to offer New Notes for, any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes and (iv) the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or any Subsidiary Guarantor.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or an Agent's Message in lieu thereof) and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes (or Old Notes in substitution therefor) will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to such tendering holder's account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees (unless an Agent's Message is transmitted in lieu thereof) and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    The term "Holder" or "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any person who has obtained a properly completed bond power from the registered holder or any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of Old Notes (which for the purpose of the Exchange Offer, include beneficial interests in the Old Notes held by direct or indirect participants in the Book-Entry Transfer Facility and Old Notes held in definitive form).

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 p.m., San Francisco time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission (if available to such holder), mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., San Francisco time, on the Expiration Date.

    For a withdrawal of a tender of Old Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 p.m., San Francisco time, on the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited),
(iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering" above at any time on or prior to 5:00 p.m., San Francisco time, on the Expiration Date.

CONDITIONS

    Notwithstanding any other provision of the Exchange Offer and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange any of the following events shall occur:

        A. any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

        B. the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

    The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

ASSISTANCE

    All executed Letters of Transmittal should be directed to the Exchange Agent. Questions and requests for assistance may be directed to the Exchange Agent as provided below under "Exchange Agent."

EXCHANGE AGENT

    Chase Manhattan Bank and Trust Company, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent addressed as follows:

                    BY REGISTERED OR CERTIFIED MAIL, BY HAND
                            OR BY OVERNIGHT COURIER:

          Chase Manhattan Bank and Trust Company, National Association
                       101 California Street, Suite 2725
                        San Francisco, California 94111

By Facsimile:                                                                  By Telephone:
(415) 693-8850                                                                (415) 954-9507

    The Exchange Agent also acts as trustee under the Indenture.

FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
approximately $         which includes fees and expenses of the Exchange Agent,
accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                          DESCRIPTION OF THE NEW NOTES

    The Old Notes were issued under an indenture dated as of April 23, 1998 (the "Indenture") between the Company, the Subsidiary Guarantors and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The New Notes also will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon the effectiveness of the Registration Statement. The form and terms of the New Notes and the Old Notes are the same except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. As used herein the term "Notes" means the New Notes and the Old Notes treated as a single class.

    The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

    The New Notes will be issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of and interest on the New Notes will be payable, and the New Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. No service charge will be made for any registration of transfer or exchange of the New Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

    Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

    The Notes will be unsecured senior obligations of the Company. The securities issuable under the Indenture are limited in aggregate principal amount to $325,000,000, of which $225,000,000 were issued in the Old Notes Offering. The Notes will mature on May 1, 2008. Additional securities may be issued in one or more series from time to time subject to the limitations set forth under "--Certain Covenants-- Limitation on Additional Indebtedness" and restrictions under the Acquisition Facility. Interest on the Notes will accrue at a rate of 11% per annum and be payable in cash semi-annually in arrears on each May 1 and November 1 (each, an "Interest Payment Date"), commencing November 1, 1998 to Holders of record of the Notes at the close of business on the April 15 and October 15 preceding the applicable Interest Payment Date. Interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will continue to accrue at the above rate.

REDEMPTION

    OPTIONAL REDEMPTION. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 2003, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on May 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.500%
2004..............................................................................     103.667%
2005..............................................................................     101.833%
2006 and thereafter...............................................................     100.000%

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time on or prior to May 1, 2001, the Company may, at its option, use the Net Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes at a redemption price equal to 111% of the principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that at least 65% of the principal amount of Notes originally issued remain outstanding immediately after any such redemption (it being expressly agreed that for purposes of determining whether this condition is satisfied, Notes owned by the Company or any of its Affiliates shall be deemed not to be outstanding). In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 90 days following the consummation of any Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means any public offering of Common Stock (other than Disqualified Capital Stock) of the Company which is undertaken pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

    SELECTION AND NOTICE. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 calendar days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date") the Company will notify the Holders in writing of such occurrence and will make an offer to purchase (the "Change of Control Offer"), on a Business Day (the "Change of Control Payment Date") not later than 60 Business Days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date. All Notes properly tendered pursuant to such Change of Control Offer and not withdrawn pursuant thereto will be purchased on the Change of Control Payment Date. See "Risk Factors--Change of Control."

    Notice of a Change of Control Offer will be mailed by the Company to the Holders not less than 30 calendar days nor more than 60 calendar days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including, but not limited to, Rule 14e-1 thereunder, and any other applicable laws, rules and regulations, in connection with any Change of Control Offer.

RANKING AND SUBORDINATED GUARANTEES

    The Indebtedness of the Company evidenced by the Old Notes is, and the New Notes will be, senior obligations of the Company. The Notes will rank senior in right of payment to all future subordinated Indebtedness of the Company and will rank PARI PASSU in right of payment with all other existing or future indebtedness of the Company that is not by its terms subordinate to the Notes.

    The Old Notes are, and the New Notes will be, fully and unconditionally guaranteed (the "Guarantees") on a general unsecured basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Subsidiary Guarantors. The Guarantees will be subordinated to the prior payment in full in cash of the Acquisition Facility and the Guarantor Senior Debt, which includes the guarantees to be delivered by the Subsidiary Guarantors under the Acquisition Facility, and will rank PARI PASSU in right of payment to all other senior indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated obligations of the Subsidiary Guarantors.

    Upon any payment or distribution of assets of the Subsidiary Guarantors of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Subsidiary Guarantors or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Subsidiary Guarantors or their property, whether voluntary or involuntary, all obligations due or to become due upon all Guarantor Senior Debt shall first be paid in full in cash, before any payment or distribution of any kind or character is made on account of any obligations on the Guarantees, or for the acquisition of all or any part of any of the Notes or Guarantees for cash or property or otherwise; and until all such obligations with respect to all Guarantor Senior Debt are paid in full, in cash, any distribution to which the holders of the Guarantees would be entitled but for the subordination provisions will be made to the holders of Guarantor Senior Debt as their interests may appear. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, premium and interest on, unpaid drawings for letters of credit issued in respect of, or fees with respect to, or any other obligation in respect of, any Guarantor Senior Debt, no payment of any kind or character shall be made by or on behalf of the Subsidiary Guarantors or any other Person on its or their behalf with respect to any obligations on the Guarantees or to acquire any of the obligations covered by the Guarantees for cash or property or otherwise.

    In addition, if any other event of default occurs and is continuing with respect to any Guarantor Senior Debt, as such event of default is defined in the instrument creating or evidencing such Guarantor Senior Debt, permitting the holders of such Guarantor Senior Debt then outstanding to accelerate the maturity thereof (or the obligations guaranteed thereby) and if the Representative for the Guarantor Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived in writing or have ceased to exist or the Trustee receives notice from the Representative for the respective Guarantor Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), none of the Subsidiary Guarantors nor any other Person on their behalf shall (x) make any payment of any kind or character with respect to any obligations evidenced by the Guarantees or (y) acquire all or any part of the obligations covered by the Guarantees for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Guarantor Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such

Guarantor Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured by the Subsidiary Guarantors or waived for a period of not less than 90 consecutive days.

    By reason of such subordination, in the event of the insolvency of the Subsidiary Guarantors, creditors of the Subsidiary Guarantors who are not holders of Guarantor Senior Debt, including the holders of the Guarantees, may recover less, ratably, than holders of Guarantor Senior Debt.

    Each Subsidiary Guarantor unconditionally guarantees, on a subordinated basis as described above, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

    A Subsidiary Guarantor shall be released from all of its obligations under its Guarantee if all of its assets or Capital Stock is sold, in each case in a transaction in compliance with the "Disposition of Proceeds of Asset Sales" covenants below, or the Subsidiary Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with "Certain Covenants--Limitation on Mergers and Certain Other Transactions" below, and such Subsidiary Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

    The Notes also will be effectively subordinated to all secured Indebtedness of the Company's Subsidiaries (including all secured Indebtedness outstanding under the Acquisition Facility and to all secured Guarantor Senior Debt of the Subsidiary Guarantors) to the extent of the value of any assets securing such Indebtedness. As of the Issue Date the Company will have no Subsidiaries other than the Subsidiary Guarantors.

    Separate financial statements for all of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

PROVISION FOR FINANCIAL INFORMATION

    The Indenture, whether or not required by the rules and regulations of the Commission, so long as the Notes are outstanding, provides that beginning with the first fiscal quarter following the Issue Date (as defined herein) the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act; PROVIDED, HOWEVER, that the Company will deliver to the Trustee comparable information with respect to the fiscal quarter preceding the Issue Date on or prior to June 15, 1998. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also make such reports available to prospective investors, securities analysts and broker-dealers upon their request. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions upon the request of any such holder. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN COVENANTS

    Set forth below are certain covenants which are contained in the Indenture.

    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume, issue, guarantee or in any manner become, directly or indirectly, liable for or with respect to the payment of ("incur"), any Indebtedness, including, without limitation, any Acquired Indebtedness, except for Indebtedness falling within at least one of the following categories:

        (a) Indebtedness under the Notes, the Guarantees and the Indenture, and Indebtedness and Guarantees of such Indebtedness under the Indenture properly incurred in clause (d) below;

        (b) Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date after giving effect to the application of the proceeds from the sale of the Notes;

        (c) Indebtedness of the Company and the Subsidiary Guarantors under one or more Acquisition Facilities in an aggregate principal amount at any one time outstanding not to exceed $60,000,000;

        (d) Indebtedness of the Company or any Subsidiary Guarantor (which amount may, but need not be, incurred in whole or in part under the Acquisition Facility), if at the time of incurrence and after giving effect thereto, no Default or Event of Default exists and the Company's EBITDA Coverage Ratio, would have been at least 2.0 to 1;

        (e) obligations under Interest Rate Protection Obligations and Currency Protection Obligations incurred in the ordinary course of business to the extent that such obligations have been entered into for bona fide hedging purposes and not for speculation or other purposes (which amount may, but need not be, incurred in whole or in part under the Acquisition Facility); provided that, with respect to Interest Rate Protection Obligations, the notional principal amount of such Indebtedness does not exceed, at the time of the incurrence of such Indebtedness, the principal amount of Indebtedness to which such Interest Rate Protection Obligations relate;

        (f) replacements, renewals, refinancings and extensions of the Indebtedness incurred under the immediately preceding clauses (b) or (d); provided that any such replacement, renewal, refinancing or extension (x) is scheduled to mature either (a) no earlier than the Indebtedness being replaced, renewed, refinanced or extended, or (b) after the maturity date of the Notes, (y) the portion, if any, of such replacement, renewal, refinancing or extension that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being replaced, renewed, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and (z) shall not exceed the principal amount (plus accrued interest and prepayment premium, if any) of the Indebtedness being replaced, renewed, refinanced or extended;

        (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Subsidiary Guarantor in an aggregate amount which does not exceed $2,500,000 at any time outstanding;

        (h) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary of the Company or Indebtedness of a Wholly-Owned Subsidiary of the Company owing to and held by the Company or any other Wholly-Owned Subsidiary of the Company; PROVIDED, HOWEVER, that any subsequent transfer or event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary of the Company or any subsequent transfer of any such Indebtedness (except to the Company or another Wholly-Owned Subsidiary of the Company) would be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

        (i) Indebtedness of the Company or a Wholly-Owned Subsidiary of the Company in respect of performance bonds, bankers' acceptances, surety or appeal bonds or similar instruments provided by the Company and its Wholly-Owned Subsidiaries in the ordinary course of business and which do not secure other Indebtedness; and

        (j) other Indebtedness of the Company or any Subsidiary Guarantor (which amount may be, but need not be, incurred in whole or in part under the Acquisition Facility) not to exceed $10,000,000 at any time outstanding.

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company.

    Indebtedness shall be deemed to have been incurred by the survivor of a merger, at the time of such merger, and with respect to an acquired Subsidiary, at the time of such acquisition.

    LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any capital contributions, advances or loans to, or investments in (including by way of guarantee), or purchases of Capital Stock or other securities of, any Person (collectively, "Investments"), except: (i) Investments by the Company in or to any Wholly-Owned Subsidiary and Investments or loans in or to the Company or a Wholly-Owned Subsidiary by any Subsidiary (or a person who becomes a Wholly-Owned Subsidiary as a result of such Investment or who merges or consolidates into the Company or a Wholly-Owned Subsidiary of the Company); (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business and Investments received in respect thereof upon the insolvency of the payor; (iii) Investments under or pursuant to Interest Rate Protection Obligations or Currency Protection Obligations in each case entered into for hedging and not for speculative purposes; (iv) advances to employees in the ordinary course of business not in excess of $1,000,000 at any one time outstanding; (v) Investments, not exceeding $5,000,000 in the aggregate, in joint ventures, partnerships or persons that are not Wholly-Owned Subsidiaries, provided that such Investments are made solely for the purpose of acquiring businesses or property reasonably related to the Company's business as of the Issue Date, including reasonably related extensions thereof; (vi) Investments in another Person which were received as consideration for an Asset Sale in accordance with the "Disposition of Proceeds of Asset Sales" covenant; (vii) Investments in Cash Equivalents; (viii) Investments the payment for which consists exclusively of Capital Stock (excluding Disqualified Capital Stock) of the Company; (ix) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Limitations on Transactions with Affiliates"; and (x) Investments permitted to be made in accordance with the "Limitation on Restricted Payments" covenant.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

        (a) no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

        (b) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of (a) the Company's cumulative Consolidated Net Income (or in the event such cumulative Consolidated Net Income is a deficit, minus 100% of such deficit) minus (b) Permitted Payments since the Issue Date made pursuant to (v)(b) below; provided that Permitted Payments made pursuant to (v)(a) and (v)(c) below shall not count in this calculation, (2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities and property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock) of the Company (excluding any such Net Proceeds received from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid) or any Indebtedness or other securities of the Company convertible into or exercisable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted, exercised or exchanged, as the case may be, and (3) $1,000,000; and

        (c) at the time of such Restricted Payment, the Company could incur $1.00 of additional Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant.

    For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

    The provisions of this covenant will not prohibit the following (each, a "Permitted Payment"): (i) the payment of any dividend within 60 calendar days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture; (ii) the payment, defeasance, purchase, redemption, prepayment, acquisition or retirement of any Capital Stock of the Company or Indebtedness of the Company that is subordinate in right of payment to the Notes, by conversion into or by an exchange for, Capital Stock of the Company that is not Disqualified Capital Stock or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock (other than Disqualified Capital Stock) of the Company; provided that such net cash proceeds shall not count for purposes of the calculations in paragraph (b) above; (iii) the redemption or retirement of Indebtedness of the Company that is subordinate in right of payment to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale of Indebtedness of the Company (other than to a Subsidiary of the Company) that is contractually subordinated in right of payment to the Notes and that is permitted to be incurred in accordance with clause (f) of the "Limitation on Additional Indebtedness" covenant; (iv) purchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (v) (a) the payment to shareholders of the Company pursuant to the Reorganization Agreement consistent with past practices for the purpose of distributing net income generated by the Company for the period of January 1, 1998 through the Issue Date; (b) so long as the Company remains an S Corporation, the payment of distributions to shareholders of the Company to the extent necessary to permit such shareholders to pay federal and state income tax liabilities arising from income of the Company allocable to such shareholders and attributable to them solely as a result of the Company being an S Corporation for federal and state income tax purposes and (c) the purchase of additional shares from the Company's shareholders in an amount not to exceed $4,000,000; and (vi) payments to purchase Capital Stock of the Company from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the happening of an event which provides for payment under any applicable plan, or upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause (vi) not to exceed $500,000 in any fiscal year of the Company.

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    In determining the amount of Restricted Payments permissible under clause
(b) above, amounts expended pursuant to clauses (i), (iv) and (vi) in the preceding paragraph shall be included as Restricted Payments.

    LIMITATION ON LIENS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) of any kind upon any of its property or assets now owned or hereafter acquired by it unless the Notes are equally and ratably secured by such Lien; provided that if the Indebtedness secured by such Lien is subordinate or junior in right of payment to the Notes then the Lien securing such Indebtedness shall be subordinate or junior in priority to the Lien securing the Notes at least to the same extent as such Indebtedness is subordinate or junior to the Notes.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into, renew or extend any Sale-Leaseback Transaction unless (i) (a) after giving effect to such Sale-Leaseback Transaction on a pro forma basis, the Company is in compliance with the "Limitation on Liens" covenant and could incur Indebtedness pursuant to the "Limitation on Additional Indebtedness" covenant at least equal in amount to the Attributable Debt associated with such Sale-Leaseback Transaction, and (b) the sale price in such Sale-Leaseback Transaction is at least equal to the Fair Market Value of such property, and the Company or such Wholly-Owned Subsidiary shall apply the Net Asset Sale Proceeds of such sale in the manner provided under the "Disposition of Proceeds of Asset Sales" covenant below, or (ii) the lease is between the Company and a Wholly-Owned Subsidiary of the Company or between Wholly-Owned Subsidiaries of the Company.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by the Company or a Subsidiary of the Company, (b) make any loans or advances to or pay any Indebtedness owed to, the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except for (i) encumbrances or restrictions existing under or contemplated by or by reason of the Notes, the Indenture and the Guarantees,
(ii) encumbrances or restrictions existing under or contemplated by agreements as in effect on the Issue Date, (iii) encumbrances or restrictions existing under the Acquisition Facility, (iv) encumbrances or restrictions with respect to a Person that is not a Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Subsidiary of the Company (but not created in contemplation of such Person becoming such a Subsidiary), (v) encumbrances or restrictions existing under or by reason of applicable law, (vi) encumbrances or restrictions existing by reason of any Lien permitted under the "Limitation on Liens" covenant, (vii) encumbrances or restrictions existing under any agreement for the sale of assets of the Company or any Subsidiary of the Company, or the Capital Stock of any Subsidiary of the Company, (viii) customary provisions restricting subletting or assignment of leases entered into in the ordinary course of business and consistent with past practices, (ix) Purchase Money Indebtedness, but only to the extent such purchase money obligation only imposes encumbrances and restrictions on the property so acquired, and (x) encumbrances or restrictions existing under any agreement that refinances, replaces, renews or extends an agreement containing a restriction permitted by clauses (i), (ii), (iii) and (iv) above; provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders (other than with respect to clause (iii) above, in the event the lenders require additional security) than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced as determined by the Board of Directors of the Company in their reasonable and good faith judgment.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (i) the

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consideration received in respect of such Asset Sale is at least equal to the
Fair Market Value of the assets subject to such Asset Sale and (ii) at least 75% of the value of the consideration therefrom received by the Company or such Subsidiary is in the form of (A) cash or Cash Equivalents or (B) the assumption by the Person acquiring the assets in such Asset Sale of Indebtedness of the Company or any of its Subsidiaries with the effect that none of the Company or any of its Subsidiaries will have any obligation with respect to such Indebtedness. The Company or the applicable Subsidiary, as the case may be, will either (w) within 360 calendar days of consummation of the Asset Sale apply the Net Asset Sale Proceeds from such Asset Sale to permanently repay Indebtedness under the Acquisition Facility (for purposes of this clause, a repayment of any amount owing under the Acquisition Facility shall be deemed a permanent repayment to the extent the amount represented by such repayment is not drawn upon by any Subsidiary of the Company for a period of nine months following such repayment), or (x) within 360 calendar days of such Asset Sale apply the Net Asset Sale Proceeds from such Asset Sale to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, including reasonably related extensions thereof, or
(y) a combination of prepayment and investment permitted by the foregoing clauses (w) and (x) or (z) apply any Net Asset Sale Proceeds from any Asset Sale that are not applied pursuant to clause (w), (x) or (y) above (such amounts, "Excess Proceeds") as provided below.

    When the aggregate amount of Excess Proceeds equals or exceeds $5,000,000, the Company will make an offer to purchase (an "Asset Sale Offer") ratably from all Holders of the Notes, not more than 60 calendar days thereafter (the "Excess Proceeds Payment Date") that portion of outstanding Notes purchasable with such Excess Proceeds, at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the purchase date. To the extent that the Asset Sale Offer is not fully subscribed, the Company may use the unutilized portion of such Excess Proceeds for general corporate purposes. If the aggregate principal amount, plus accrued and unpaid interest, if any, thereon of Notes validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected by the Trustee on a pro rata basis based upon amounts tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset to zero. Notice of an Asset Sale Offer will be mailed to the Holders as shown on the register of Holders not less than 30 calendar days nor more than 60 calendar days before the Excess Proceeds Payment Date, with a copy to the Trustee, and will comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. An Asset Sale Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under "Limitation on Mergers and Certain Other Transactions" below, the Surviving Entity shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of the second paragraph of this covenant, and will comply with the Asset Sale provisions of the Indenture with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Subsidiaries deemed to be sold pursuant to this paragraph will be deemed to be Net Asset Sale Proceeds for purposes of the Asset Sale provisions of the Indenture.

    If an offer is made to repurchase the Notes in an Asset Sale Offer, the Company will comply with any tender offer rules under the Exchange Act, including, but not limited to, Rule 14e-1 thereunder, and any other applicable laws, rules and regulations in connection with any such offer.

    LIMITATION ON CREATION OF SUBSIDIARIES. The Company will not create or acquire, and will not permit any of its Subsidiaries to create or acquire, any Subsidiary other than (i) a Subsidiary existing as of the

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
Issue Date, or (ii) a Subsidiary that is acquired or created in connection with the acquisition by the Company of a related business or asset; provided, however, that each Subsidiary acquired or created pursuant to clause (ii) shall have executed and delivered a supplemental indenture in accordance with the terms of the Indenture (together with such other documentation relating thereto as the Trustee shall require, including, without limitation, opinions of counsel as to the enforceability of such supplemental indenture), pursuant to which such Subsidiary will become a Subsidiary Guarantor; PROVIDED, FURTHER, HOWEVER, subsidiaries created for the sole purpose of consummating a merger or acquisition and having total assets with a book value less than $100,000 shall not be required to comply with this clause (ii) until the merger or acquisition is consummated and only to the extent such Subsidiary survives such merger or until such Subsidiary's total assets exceed the above amount.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the lending of any funds) with or for the benefit of any of its Affiliates (each, an "Affiliate Transaction"), other than such transactions as are entered into and conducted in good faith and which are on terms that are fair to the Company or such Subsidiary and no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person that is not an Affiliate. All Affiliate Transactions or series of Affiliate Transactions involving aggregate payments or other market value in excess of $1,000,000 must also be approved, prior to the consummation thereof, by a majority of the disinterested members of the Board of Directors of the Company and evidenced by a Board Resolution (or, if there is only one disinterested director, it must be approved by such member). Any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or other market value in excess of $2,500,000, or as to which there are no disinterested directors, is also subject to the further requirement that the Company obtain an opinion of an Independent Financial Advisor with experience in appraising the terms and conditions of the relevant type of transaction (or series of transactions) stating that the transaction (or series of transactions) is fair, from a financial point of view, to the Company or such Subsidiary.

    The foregoing restrictions will not apply to (i) transactions between the Company and any of its Wholly-Owned Subsidiaries or among its Wholly-Owned Subsidiaries; (ii) agreements in effect on the Issue Date and amendments or renewals thereof that are not more disadvantageous to the Holders in any material respect than the original agreements as in effect on the Issue Date;
(iii) transactions permitted by, and complying with the provisions of the covenant described under "Limitation on Mergers and Certain Other Transactions";
(iv) Restricted Payments made in accordance with the "Limitation on Restricted Payments" covenant; (v) reasonable fees and compensation and indemnification and similar arrangements with officers, directors and employees of the Company or any of its Subsidiaries and payments thereunder as determined in good faith by the Company's Board of Directors; and (vi) transactions with customers, clients, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

    OWNERSHIP OF CAPITAL STOCK OF WHOLLY-OWNED SUBSIDIARIES. The Indenture provides that the Company will at all times maintain and cause each Subsidiary to maintain, record and beneficial ownership of all of the Capital Stock (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) of each Subsidiary of the Company; provided, that a Wholly-Owned Subsidiary of the Company may provide for earn out or other similar obligations in connection with the acquisition of a business for the purpose of financing such acquisition, provided that the Company at all times shall maintain ownership of at least 85% of the Capital Stock of such Wholly-

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Owned Subsidiary. The provisions of this covenant shall not apply to the Capital
Stock of any such Subsidiary that shall be disposed of in its entirety or consolidated or merged with or into the Company or a Subsidiary of the Company, in accordance with the provisions described under "Disposition of Proceeds of Asset Sales" above and "Limitation on Mergers and Certain Other Transactions" below.

    LIMITATION ON MERGERS AND CERTAIN OTHER TRANSACTIONS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of the properties and assets of the Company or any of its Subsidiaries as an entirety to any Person in a single transaction or through a series of transactions, unless: (a) the Company or such Subsidiary shall be the continuing Person or the resulting, surviving or transferee Person (the "Surviving Entity") shall be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, (b) the Surviving Entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company or such Subsidiary, as the case may be, under the Notes, the Guarantees and the Indenture; (c) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the Surviving Entity shall immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions, the Company or the Surviving Entity could incur $1.00 of additional Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant; and (f) the Company or such Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) Default in the payment of any interest on the Notes when it becomes due and continuance of such Default for a period of 30 calendar days;

        (b) Default in the payment of the principal of, or premium, if any, on the Notes when due;

        (c) the failure of the Company to comply with any of the terms or provisions of "Change of Control" or "Certain Covenants--Disposition of Proceeds of Asset Sales";

        (d) Default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clauses (a), (b) or (c) above), and continuance of such Default or breach for a period of 30 calendar days after written notice specifying the Default to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

        (e) failure by the Company or any Subsidiary of the Company (i) to make payment at maturity with respect to any other Indebtedness under one or more classes or issues of Indebtedness in an aggregate principal amount of $5,000,000 or more; or (ii) to perform any term, covenant, condition, or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of

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
    $5,000,000 or more, which failure, in the case of this clause (ii), results in an acceleration of the maturity thereof;

        (f) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in an aggregate amount (to the extent not covered by a reputable third-party insurance company as to which the insurer has acknowledged coverage), shall be entered against the Company or any Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 calendar days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect;

        (g) certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary of the Company shall have occurred; or

        (h) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared by a court of competent jurisdiction to be null and void and unenforceable or any of the Guarantees is found by a court of competent jurisdiction to be invalid or any of the Subsidiary Guarantors denies its liability under its Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

    If an Event of Default (other than an Event of Default specified in clause
(g) with respect to the Company) occurs and is continuing, then the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may, by written notice to the Company and the Trustee (if given by Holders), which notice shall specify the respective Event of Default, declare the entire principal amount of all the outstanding Notes to be due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon (such aggregate principal amount, together with accrued and unpaid interest and premium, if any, thereon, the "Default Amount"), provided, however, that so long as the Acquisition Facility shall be in effect any such acceleration shall not be effective until the earlier of (x) five (5) business days after receipt by the Company and the Representatives under the Acquisition Facility of such acceleration notice and (y) the acceleration of any Indebtedness under the Acquisition Facility. Upon any such declaration (except as provided in the preceding sentence), the Default Amount shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (g) occurs with respect to the Company and is continuing, then the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    After a declaration of acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes by notice to the Trustee, may rescind such declaration of acceleration if all existing Events of Default have been cured or waived (other than nonpayment of the Default Amount that has become due solely as a result of such acceleration) and if the rescission of acceleration would not conflict with any judgment or decree. The Holders of a majority in aggregate principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, or interest or premium, if any, on any Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders.

    No Holder has any right to institute any proceeding with respect to the Indenture for any remedy thereunder, unless (i) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, (ii) the Trustee has failed to institute such proceeding within 15 calendar days after receipt of such notice and (iii) the Trustee has not within such 15-day period received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or accrued interest (if any) on, any Note held by such Holder on or after the respective due dates expressed in such Note.

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    During the continuance of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions of the Indenture concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

DEFEASANCE

    The Company and the Subsidiary Guarantors may at any time terminate all of their obligations with respect to the Notes ("defeasance"), except for certain obligations, including, without limitation, those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, and to maintain agencies in respect of the Notes. The Company and the Subsidiary Guarantors may at any time terminate their obligations under certain covenants set forth in the Indenture, some of which are described under "ACertain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Company and the Subsidiary Guarantors must irrevocably deposit in trust with the Trustee, for the benefit of the Holders, money or United States government obligations, or a combination thereof, in such aggregate amounts as will be sufficient to pay the principal of, interest and premium, if any, on the Notes to maturity or redemption and comply with certain other conditions, including the delivery of an Opinion of Counsel as to certain tax matters.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) (i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for that purpose an aggregate amount of money sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, interest and premium, if any; (ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

    From time to time the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes, for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the

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outstanding Notes; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) reduce the principal of, change the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which the principal of any Note or the accrued interest or premium (if any) thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes whose Holders must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right set forth in the Indenture to institute suit for the enforcement of any payment on or with respect to the Notes (other than any such payment that has become due solely as a result of the acceleration of the maturity of the Notes), (v) waive a Default in payment with respect to the Notes, (vi) reduce the rate of or change the time for payment of interest on the Notes, (vii) adversely affect the ranking of the Notes or the Guarantees or (viii) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

REGARDING THE TRUSTEE

    Chase Manhattan Bank and Trust Company, National Association is the Trustee under the Indenture.

CERTAIN DEFINITIONS

    Set forth below is a summary of defined terms used herein and certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms to be used therein.

    "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

    "Acquisition Facility" means (i) the Acquisition Facility, dated as of April 23, 1998, between Global Sub, the Company and the Subsidiary Guarantors, the lenders party thereto in their capacities as lenders thereunder, Citibank, N.A., as issuing bank, Bank of America NT&SA, as documentation agent and Citicorp USA, Inc., as administrative agent, together with the documents related thereto or executed in connection therewith (including, without limitation, any guarantee agreements, security documents and Interest Rate Protection Obligations), (ii) any one or more additional agreements among the Company and/or any of its Subsidiaries and one or more financial institutions providing for the making of loans on a term or revolving basis and/or the issuance of letters of credit to the extent incurred for the purpose of financing acquisitions, and (iii) any agreement extending the maturity of, refinancing, renewing, replacing or otherwise restructuring (including increasing the amount of available financings thereunder (provided that such increase in borrowings is permitted by clauses
(c) and (d) of the "Limitation on Additional Indebtedness" covenant above)) all or any portion of the Indebtedness or commitments or letters of credit under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, in each case as such agreements under the foregoing clauses (i), (ii) and (iii) may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

    "Additional Amounts" has the meaning ascribed to such term under "Exchange Offer--Purpose and Effect."

    "Adjusted Net Assets" of any Person at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Person exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee of such Person at such date and
(y) the amount by which the present fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts (after giving effect to all other fixed and contingent

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liabilities and after giving effect to any collection from any Subsidiary of such Person in respect of the obligations of such Person under the Guarantee of such Person), excluding liabilities in respect of the Guarantee of such Person, as they become absolute and matured.

    "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

    "Affiliate Transaction" has the meaning ascribed to such term under "--Certain Covenants--Limitations on Transactions with Affiliates."

    "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, by the Company or any of its Wholly-Owned Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Wholly-Owned Subsidiary of the Company or any of its Wholly-Owned Subsidiaries or shall be merged with or into the Company or any of its Wholly-Owned Subsidiaries or (ii) any acquisition by the Company or any of its Wholly-Owned Subsidiaries of the assets of any Person which constitute all of an operating unit or business of such Person.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (including by means of sale-leaseback), assignment or other transfer or disposition to any Person other than the Company or any Wholly-Owned Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company (including by way of issuance by such Subsidiary) or (ii) any other property or asset of the Company or any Subsidiary of the Company other than inventory in the ordinary course, in each case, other than such transactions or series of related transactions which do not exceed $500,000. For the purposes of this definition, the term "Asset Sale" will not include (a) any disposition of properties or assets of the Company or any Subsidiary of the Company that is governed under and complies with the requirements set forth in "--Certain Covenants--Limitation on Mergers and Certain Other Transactions," "--Limitation on Sale-Leaseback Transactions" or "--Limitation on Restricted Payments" above; or (b) dispositions of obsolete or worn out equipment in the ordinary course of business and consistent with past practice.

    "Asset Sale Offer" has the meaning ascribed to such term under "--Certain Covenants--Disposition of Proceeds of Asset Sales."

    "Attributable Debt" means, in respect of a Sale-Leaseback Transaction, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such arrangement or (ii) the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

    "Board Resolution" means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted, in good faith, by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

    "Business Day" means a day other than a Saturday, a Sunday or day which banking institutions in the City of New York are not required to be open.

    "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of any Person, including Common Stock or Preferred Stock and including any rights, options or warrants with respect thereto.

                                       85
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    "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means, at any time (i) any evidence of Indebtedness with a maturity of 365 calendar days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances or money market deposits with a maturity of 365 calendar days or less of any financial institution that is a member of the United States Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 calendar days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 365 calendar days from the date of acquisition; provided that, in the case of obligations issued or guaranteed by the United States of America, the terms of such agreements comply with the guidelines set forth in the United States Federal Financial Agreements of Depository Institutions with Securities and Others, as adopted by the United States Comptroller of the Currency; and (v) investments in money market funds which invest substantially all their assets in securities of the types described in (i)-(iv) above.

    "Change of Control" means (a) all or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than a Permitted Holder (or other than to a Wholly-Owned Subsidiary of the Company), (b) the Company is merged or consolidated with or into another corporation with the effect that the Permitted Holders hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (c) a majority of the board of directors of the Company shall be replaced, over a two-year period, from the directors who constituted the board of directors at the beginning of such period, and such replacement shall not have been approved by the board of directors as constituted at the beginning of such period, (d) a Person or Group of Persons (other than the Permitted Holders) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) Common Stock of the Company or securities of the Company representing 50% or more of the Common Stock or voting power of the then outstanding securities of the Company, or (e) the Permitted Holders cease to own at least 50% of the Voting Capital Stock of the Company.

    "Change of Control Date" has the meaning ascribed to such term under "Change of Control."

    "Change of Control Offer" has the meaning ascribed to such term under "Change of Control."

    "Change of Control Payment Date" has the meaning ascribed to such term under "Change of Control."

    "Commission" means the United States Securities and Exchange Commission.

    "Common Stock" means, with respect to any Person, any and all shares, interests (including partnership interests) or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares or interests, whether or not outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares or interests.

    "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (including amortization or write-off of deferred financing costs of such Person and its consolidated Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness or any series of Disqualified Capital Stock or Preferred Stock of the Company and its consolidated Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be) and (ii) the product of (x) the amount of all dividend payments on any series of Disqualified Capital Stock of such Person and any series of Disqualified Capital Stock or Preferred Stock of its Subsidiaries (other than dividends paid in Capital Stock which is not Disqualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction for interest income) of such Person and its Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including (a) all amortization of original issue discount and deferred financing costs; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period; (c) net cash costs under all Interest Rate Protection Obligations (including amortization of fees); (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP consistently applied; provided, that (a) the Net Income of any other Person in which the Person in question or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of such Person that is subject to any legal, consensual or other restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by such Person or any of its Subsidiaries other than in the ordinary course of business shall, in each case, be excluded, and (d) extraordinary gains and losses (and any related tax effects) and any one-time increase or decrease to Net Income which is required to be recorded because of the adoption of new accounting practices or standards required by GAAP, shall in each case be excluded.

    "Consolidated Net Worth" means, with respect to any Person at any date of determination, the consolidated equity represented by such Person's Capital Stock (other than Disqualified Capital Stock) at such date, as determined on a consolidated basis in accordance with GAAP. "covenant defeasance" has the meaning ascribed to such term under "Defeasance."

    "Currency Protection Obligations" means obligations under any foreign exchange contract, currency swap agreement, or other similar agreement or arrangement designed to protect the Company and its Subsidiaries against fluctuations in currency values and entered into for hedging and not speculative purposes.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Default Amount" has the meaning ascribed to such term under "Events of Default." "defeasance" has the meaning ascribed to such term under "Defeasance."

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
    "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable or required to be purchased at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes.

    "EBITDA" means, for a period ending at the close of any fiscal quarter, the sum of: (a) Consolidated Net Income for such period, PLUS (b) to the extent deducted in determining Consolidated Net Income, the sum of all expenses of the Company and its Subsidiaries, on a consolidated basis, in accordance with GAAP for such period in respect of (i) depreciation, (ii) amortization excluding amortization of capitalized debt issuance costs, (iii) Consolidated Interest Expense, (iv) consolidated income taxes, and (v) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period. Notwithstanding the foregoing, the provision for taxes based on the income and profits of, and the depreciation, amortization and other non-cash charges of, a Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income and only if a corresponding amount could, at the date of determination, be paid as a dividend by such Subsidiary to the Company.

    "EBITDA Coverage Ratio" means the ratio of (a) EBITDA for the four fiscal quarters immediately preceding the determination date to (b) Consolidated Fixed Charges calculated on a PRO FORMA basis for such four fiscal quarters. For purposes of this definition, if the date of the transaction giving rise to the need to calculate the EBITDA Coverage Ratio (the "Transaction Date") occurs prior to the date on which the Company's consolidated financial statements for the four full fiscal quarters subsequent to the Issue Date are first available, EBITDA and Consolidated Fixed Charges shall be calculated, in the case of the Company, after giving effect on a PRO FORMA basis as if the Notes outstanding on the date of the Transaction Date were issued on the first day of such four full fiscal quarter period and the assets and liabilities of the Company as of the Transaction Date had been contributed to or assumed by the Company on such first day. In addition to and without limitation of the foregoing, for purposes of this definition, EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence or repayment of the Indebtedness (and the application of the proceeds thereof) giving rise to the need to make such calculation, as if such incurrence or repayment occurred on the first day of the Reference Period; provided, that if such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any of its Wholly-Owned Subsidiaries (including any Person who becomes a Wholly-Owned Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period (it being expressly understood that such calculation shall also give effect on a PRO FORMA BASIS to any increase or decrease in Consolidated Net Income (including any PRO FORMA expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to such Asset Sale or Asset Acquisition, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period) and any retirement of Indebtedness in connection with such Asset Sale or Asset Acquisition, as if such Asset Sale or Asset Acquisition and/or retirement occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "EBITDA Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date

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
and which will continue to be so determined thereafter shall be deemed to accrue at a fixed rate PER ANNUM equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to be in effect during the Reference Period; and
(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate PER ANNUM resulting after giving effect to the operation of such agreements.

    "Event of Default" has the meaning ascribed to such term under "Events of Default."

    "Excess Proceeds" has the meaning ascribed to such term under "Certain Covenants--Disposition of Proceeds of Asset Sales."

    "Excess Proceeds Payment Date" has the meaning ascribed to such term under "Certain Covenants-- Disposition of Proceeds of Asset Sales."

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution.

    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

    "Group of Persons" has the meaning ascribed to such term in the definition of "Change of Control."

    "Guarantees" has the meaning ascribed to such term under "Ranking and Subordinated Guarantees."

    "Guarantor Senior Debt" means with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all amounts owing in respect of, all monetary obligations of every nature under the Acquisition Facility and of any guarantees by the Subsidiary Guarantors of Indebtedness under the Acquisition Facility, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities unless the Acquisition Facility expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Subsidiary Guarantor.

    "Holders" means the holders from time to time of the Notes. "incur" has the meaning ascribed to such term under "Certain CovenantsALimitation on Additional Indebtedness."

    "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property and any Capitalized Lease Obligations); (ii) any liability of others of the kind described in the preceding clause (i) which such Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (iv) Capitalized Lease Obligations, Currency Protection Obligations and Interest Rate Protection Obligations; (v) the Attributable Debt of any Sale-Leaseback Transaction; (vi) Disqualified Capital Stock; and (vii) any and all deferrals, renewals, extensions and refundings of,

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or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clause (i), (ii), (iii), (iv), (v) or (vi).

    "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions for the Company or any of its Affiliates.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking or consulting firm of national recognition within the United States that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the tasks for which such firm has been engaged and Independent with respect to the Company and its Affiliates.

    "Initial Purchaser" means, collectively, Citicorp Securities, Inc., Citibank Canada Securities Limited and Citibank International plc.

    "Interest Payment Date" has the meaning ascribed to such term under "Maturity, Interest and Principal."

    "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements and, in each case, entered into for hedging and not for speculative purposes.

    "Investment" has the meaning ascribed to such term under "Certain Covenants--Limitation on Investments, Loans and Advances."

    "Issue Date" means April 23, 1998.

    "Lien" means, with respect to any Person, any mortgage, deed of trust, pledge, lien, lease, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal (tangible or intangible) property or any interest therein of such Person, or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Asset Sale Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations with respect to Indebtedness are financed or sold with recourse to the Company or any of its Subsidiaries) net of (i) brokerage commissions and other reasonable fees and expenses (including reasonable fees and expenses of counsel and investment bankers) incurred in connection with such Asset Sale; (ii) provisions for all taxes payable as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the assets subject to such Asset Sale to the extent required pursuant to the terms of such Indebtedness; and (iv) appropriate amounts to be provided by the Company or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without

                                       90
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limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

    "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the Fair Market Value thereof, as determined in good faith by the Board of Directors of the Company, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind of the Company for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, E.G., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

    "Officer" means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Controller of such Person.

    "Officers' Certificate" means, with respect to any Person, a certificate signed by two Officers or by an Officer and either the Secretary or an Assistant Secretary of such Person.

    "Opinion of Counsel" means a written opinion from legal counsel who and which is reasonably acceptable to the Trustee complying with the requirements of the Indenture. Such legal counsel shall be outside counsel and not an employee of or in-house counsel to the Company.

    "Permitted Holder" means Richard D. Marconi, any spouse of Mr. Marconi, any lineal descendants of Mr. Marconi, any trust or estate the sole beneficiaries of which are Mr. Marconi, any spouses of Mr. Marconi or any lineal descendants of Mr. Marconi, or any entity owned or controlled by any of the foregoing.

    "Permitted Liens" means (i) Liens in favor of the Company or a Subsidiary of the Company; (ii) Liens existing on the Issue Date; (iii) Liens securing Indebtedness and other obligations related thereto (including accrued interest, fees and reimbursements and indemnities thereon and other obligations related thereto) incurred under the Acquisition Facility; provided, that the incurrence of such Indebtedness is otherwise permitted under the Indenture; (iv) Liens on assets of a Person when it becomes a Subsidiary and Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Additional Indebtedness" covenant; provided, that in each case (A) such Liens secured such assets or Acquired Indebtedness at the time of and prior to such Person becoming a Subsidiary or the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company; (v) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties; (vi) Liens securing Indebtedness incurred to finance Indebtedness secured by a Lien permitted under the Indenture and is permitted to be refinanced under the Indenture, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced; (vii) any interest or title of a lessor or sublessor, or any Lien in favor of a landlord, arising under any real or personal property lease under which the Company or any of its Subsidiaries is a lessee, sublessee or subtenant (other than any interest or title and/or any Lien

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securing any Capitalized Lease Obligation); (viii) Liens securing Capitalized
Lease Obligations, Purchase Money Indebtedness, purchase money mortgages or pledges or other purchase money liens upon any property acquired by the Company or any Subsidiary of the Company after the Issue Date which are acquired or held by such entity in the ordinary course of business and are securing solely the purchase price or lease rental of such property or are Indebtedness incurred solely for the purpose of financing or refinancing the acquisition or lease of such property (but only to the extent the Indebtedness secured by such liens shall otherwise be permitted under the covenants set forth herein); (ix) with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (b) taxes not yet delinquent or which are being contested in good faith, (c) security for payment of workers' compensation or other insurance, (d) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (e) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds,
(f) operation of law in favor of carriers, warehouseman, landlords, mechanics, materialman, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (g) security for surety or appeal bonds, and (h) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; and (x) other Liens securing Indebtedness if the Indebtedness secured by the Lien, plus all other Indebtedness secured by Liens (excluding Indebtedness secured by Liens permitted by (i) through (ix) above) at the time of determination do not exceed $1,000,000.

    "Permitted Payments" has the meaning ascribed to such term under "Certain Covenants--Limitation on Restricted Payments."

    "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other class of Capital Stock of such Person with respect to dividends or redemptions or upon liquidation or otherwise.

    "Purchase Money Indebtedness" means Indebtedness of the Company or its Wholly-Owned Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property or equipment.

    "Reorganization Agreement" means the reorganization agreement as in effect on the Issue Date, among the Company and its Subsidiaries, together with the documents referred to therein, pursuant to which the Reorganization was consummated.

    "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Guarantor Senior Debt; provided that if, and for so long as, any Guarantor Senior Debt lacks such a representative, then the Representative for such Guarantor Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Guarantor Senior Debt in respect of any Guarantor Senior Debt.

    "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital

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Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company, (iii) the making of any principal payment on, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retiring for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, and
(iv) the making of any Investment other than an Investment permitted under clauses (i) through (x) of the "Limitation on Investments, Loans and Advances" covenant.

    "S Corporation" means an S corporation for purposes of the Internal Revenue Code of 1986, as amended.

    "Sale-Leaseback Transaction" means any direct or indirect arrangement, or series of related arrangements, with any Person or to which any Person is a party, providing for the leasing to the Company or to a Subsidiary of the Company of any property, whether owned by the Company or by any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary of the Company to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

    "S&P" means Standard & Poor's Rating Service and its successors.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person (other than a corporation) including a partnership in which the Company, a Subsidiary of the Company or the Company and a Subsidiary of the Company, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

    "Subsidiary Guarantor" means (i) Global Sub, D&F Sub, Omni-Pak, Dynamic and West Coast, and (ii) each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "Surviving Entity" has the meaning ascribed to such term under "Certain Covenants--Limitation on Mergers and Certain Other Transactions."

    "Trustee" has the meaning ascribed to such term in the first paragraph under the caption "Description of the New Notes."

    "Trust Indenture Act" has the meaning ascribed to such term in the first paragraph under the caption "Description of the New Notes."

    "Voting Capital Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other members of the governing body of such Person.

    "Wholly-Owned Subsidiary" means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person; provided that a Wholly-Owned Subsidiary of the Company may provide for earn out or other similar obligations in connection with the acquisition of a business for the purpose of financing such acquisition, provided that the Company at all times shall maintain ownership of at least 85% of the Capital Stock of such Wholly-Owned Subsidiary.

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BOOK-ENTRY; DELIVERY AND FORM

    The Old Notes purchased on the Original Issue Date by (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") were represented by a single permanent global certificate in definitive, fully registered form (the "QIB Global Certificate"), and (ii) non U.S. Persons (as defined in Regulation S under the Securities Act) in offers and sales that occurred outside the United States were represented by a single global certificate in definitive, fully registered form (the "Regulation S Global Certificate" and, together with the QIB Global Certificate, the "Unregistered Global Certificates"). Except for New Notes issued to Non-Global Purchasers (as defined below), the New Notes will initially be issued in the form of one or more global certificates (collectively, the "Exchange Global Certificates"). The Unregistered Global Certificates were deposited on the closing of the Old Notes Offering and the Exchange Global Certificates will be deposited on the date of the closing of the Exchange Offer with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

    New Notes (i) originally purchased by or transferred to non U.S. persons or institutional "accredited investors" (within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act) who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through Global Notes (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Note"). Upon the transfer to a QIB of any Certificated Note initially issued to a Non-Global Purchaser, such Certificated Note will, unless the transferee requests otherwise or such Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in such Global Notes. "Global Note" means the Old Notes represented by the Unregistered Global Certificates or the New Notes represented by the Exchange Global Certificates, as the case may be.

THE EXCHANGE GLOBAL CERTIFICATES

    The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Exchange Global Certificates, DTC or its custodian will credit, on its internal system, portions of the Exchange Global Certificates in the respective accounts of persons who have accounts with such depositary and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participant (as defined below)) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Exchange Global Certificates will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

    Holders may hold their interests in the Exchange Global Certificates directly through DTC if they are participants in such system, or indirectly through organizations which are participants in the system.

    So long as DTC, or its nominee, is the registered owner or holder of the Exchange Global Certificates, DTC or such nominee will be considered the sole owner or holder of the New Notes represented by the Exchange Global Certificates for all purposes under the Indenture and for any other purposes with respect to the New Notes. No beneficial Certificate owner of an interest in the Exchange Global Certificates will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

    Payments of the principal of, premium (if any) and interest on, the Exchange Global Certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Exchange Global Certificates or for maintaining, supervising or reviewing any records relating to such beneficial interest.

    The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on, the Exchange Global Certificates, will credit participants' accounts with

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payments in amounts proportionate to their respective beneficial interests in the principal amount of such Exchange Global Certificates, as the case may be, as shown on the records of DTC or its nominees. The Company also expects that payments by participants to owners of beneficial interests in such Exchange Global Certificates held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Exchange Global Certificates in accordance with the normal procedures of DTC including, with respect to the Notes, the procedures set forth in the Indenture.

    Any beneficial interest in one of the Exchange Global Certificates that is transferred to a person who takes delivery in the form of an interest in the other Exchange Global Certificate will, upon transfer, cease to own an interest in such Exchange Global Certificate and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Exchange Global Certificate with respect to the applicable notes for as long as it remains such an interest.

    DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the Exchange Global Certificates is credited and only in respect of the aggregate principal amount of Notes, as the case may be, as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Exchange Global Certificates for Certificated Securities, which it will distribute to its participants.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although DTC has agreed to follow the foregoing procedures in order to facilitate transfers of interests in the Exchange Global Certificates among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC of its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Interests in the Exchange Global Certificates will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Exchange Global Certificates, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 40 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered.

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
             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Weil, Gotshal & Manges LLP, counsel to the Company, the following summary, as it relates to conclusions or statements of law, accurately sets forth the material United States federal ("federal") income tax consequences of the purchase, ownership and disposition of Notes as well as the exchange of Old Notes for New Notes pursuant to the Exchange Offer. This discussion is a summary and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of Notes by a Holder or the exchange by a Holder of Old Notes for New Notes pursuant to the Exchange Offer, in light of such Holder's personal circumstances. The discussion also does not address the federal income tax consequences of ownership of Notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt investors, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies or other financial institutions, persons that hold the Notes as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial Holders that purchased the Old Notes at the "issue price." For this purpose, the "issue price" of an Old Note is the first price at which a substantial part of the Old Notes was sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    This discussion is based upon the Code, existing and proposed regulations thereunder ("Treasury Regulations"), and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

    Persons considering the purchase, ownership and disposition of Notes as well as the exchange of Old Notes for New Notes pursuant to the Exchange Offer should consult their own tax advisors concerning the application of federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is limited to the federal income tax consequences relevant to a Holder that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein,
(iii) an estate the income of which is subject to federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain federal income tax consequences relevant to a Holder other than a U.S. Holder are discussed separately below.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in U.S. income tax consequences to U.S. Holders effecting such exchange pursuant to the Exchange Offer. A U.S. Holder effecting such exchange will have the same adjusted basis and holding period in the New Notes as it had in the Old Notes exchanged therefor.

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
STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

    The stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received, depending upon such U.S. Holder's method of accounting for federal income tax purposes. The Old Notes were issued with original issue discount ("OID") for federal income tax purposes. All U.S. Holders of Notes will be required to include OID in income as it accrues, regardless of such holders' regular method of accounting for federal income tax purposes. OID generally will be treated as interest income to the U.S. Holder and will accrue on a yield-to-maturity basis over the life of the Note, as discussed below.

    The amount of OID with respect to a Note will be an amount equal to the excess of the stated redemption price at maturity of such Note over the "issue price" (as defined above) of such Note. The stated redemption price at maturity of each Note will include all cash payments required to be made under the Note through maturity, other than payments of "qualified stated interest." Stated interest on the Note will qualify as qualified stated interest. Accordingly, the amount of OID with respect to a Note will be equal to the excess of the Note's principal amount over its issue price.

    The amount of OID accruing to a Holder with respect to any Note will be the sum of the "daily portions" of OID with respect to such Note for each day during the taxable year (or portion thereof) on which such Holder owns such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period for a Note may be of any length and may vary in length over the term of a Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a Note will be equal to the following amount: (i) the "adjusted issue price" of such Note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such Note (taking into account the length of the accrual period). The adjusted issue price of a Note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) any payments made on the Note during the preceding accrual period and on the first day of such subsequent accrual period, other than payments of stated interest on a Note.

    Under these rules, a Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The "yield to maturity" of a Note is the discount rate that, when used in computing the present value of all payments to be made on a Note, produces an amount equal to the issue price of the Note.

    In the event of a Change of Control, the Holders of Notes will have the right to require the Company to purchase their Notes. The Treasury Regulations provide that the right of Holders of the Notes to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the Issue Date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company does not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Notes.

    The Company may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes any time prior to the maturity date. Under the Treasury Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company believes, and intends to take the position, that it will not be treated as having exercised an option to redeem under these rules.

    In certain cases, in the event the Company does not comply with certain covenants set forth in the Registration Rights Agreement, the Company will be obligated to pay specified liquidated damages to the

Holders of the Notes. The Company believes the contingency that the Company will pay such additional amounts is "remote and incidental" within the meaning of the applicable Treasury Regulations. On that basis, the Company believes such additional amounts, if any, will be taxable to U.S. Holders as ordinary income at the time such amounts accrue or are received in accordance with each such Holder's method of accounting for federal income tax purposes.

TAX BASIS

    A U.S. Holder's adjusted tax basis in a Note at a given date generally will be equal to the purchase price paid by such U.S. Holder for such Note, increased by the amount of OID previously included in income with respect to the Notes and decreased by all prior payments received on the Notes, other than payments of stated interest.

SALE OR REDEMPTION OF NOTES

    Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note will be a taxable event for federal income tax purposes ("Taxable Disposition"). In such event, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any other property received upon the Taxable Disposition (other than in respect of accrued and unpaid stated interest thereon) and (ii) the U.S. Holder's adjusted tax basis therein (other than any tax basis attributable to accrued and unpaid stated interest). Such gain or loss generally will be capital gain or loss, and in the case of non-corporate U.S. Holders, capital gain from the sale or exchange of a Note will be taxed at different rates depending upon whether the holding period of such Note is more than one year but not more than eighteen months, or more than 18 months. U.S. Holders are advised to consult their tax advisors regarding the treatment of amounts attributable to interest that is accrued but unpaid at the date of a Taxable Disposition of the Notes. The deductibility of capital losses is subject to certain limitations.

ADDITIONAL AMOUNTS

    The Company intends to take the position that any Additional Amounts described above under "Exchange Offer--Purpose and Effect" will be taxable to a U.S. Holder of a Note as ordinary income in accordance with the Holder's usual method of accounting for federal income tax purposes. The Internal Revenue Service (the "Service") may take a different position, however, which could affect the timing of the Holder's income with respect to the Additional Amounts.

BACKUP WITHHOLDING

    A U.S. Holder of Notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments" including interest payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such Holder is not subject to backup withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to a U.S. Holder under the back-up withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

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
    The Company will report to the U.S. Holders of Notes and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

    The following discussion is limited to the federal income tax consequences relevant to a Holder of a Note that is not a U.S. Holder, as defined above (a "Non-U.S. Holder").

    For purposes of withholding tax on interest discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. For purposes of the following discussion, interest (including
OID) from the Notes, as well as gain on the sale, exchange (including the exchange of Old Notes for New Notes pursuant to the Exchange Offer) or other disposition of Notes, will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or, (ii) in the case of a Non U.S. Holder that is a resident of a nation with which the United States has entered into an income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

STATED INTEREST

    Generally, any interest paid (including OID) to a Non-U.S. Holder that is not U.S. trade or business income will not be subject to federal income tax if the interest qualifies as "portfolio interest." Interest on the Notes will generally qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner (a) under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (b) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

    The gross amount of payments of interest to a Non-U.S. Holder that neither qualify for the portfolio interest exception nor are U.S. trade or business income will be subject to federal income tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the "branch profits tax" (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a rate of 30%. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under final Treasury Regulations that will be effective for payments after December 31, 1999 (the "Final Regulations"), the Forms 1001 and 4224 may be replaced by Form W-8. Also, under the Final Regulations, a Non-U.S. Holder who is claiming the benefit of a treaty in certain circumstances may be required to obtain a federal TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the Final Regulations for payments through qualified intermediaries. Prospective purchasers are urged to consult their tax advisors regarding the Final Regulations.

SALE, EXCHANGE OR REDEMPTION OF NOTES

    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (including the exchange of Old Notes for New Notes pursuant to the Exchange Offer), redemption or other disposition of a Note generally will not be subject to federal income tax, provided that (i) such gain is not U.S. trade or business income; (ii) the Non-U.S. Holder is not an individual who holds the Note as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and who meets certain other requirements; and
(iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of federal tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

FEDERAL ESTATE TAX

    Notes held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to the federal estate tax, provided that
(i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (ii) income on the Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding, exempt from federal withholding tax pursuant to a tax treaty, or exempt from federal income tax under the portfolio interest exception. Copies of such information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    The Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder, if the Holder certifies, under penalties of perjury, as to its non-U.S. status or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of Notes to or through the U.S. office of any U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the owner certifies, under penalties of perjury, as to its non-U.S. status or otherwise establishes an exemption (provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemptions are not, in fact, satisfied). The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person").

    In the case of the payment of proceeds from the disposition of the Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder's federal income tax liability, provided that the requisite procedures are followed.

    The Final Regulations make modifications to the information reporting and backup withholding rates described above. Prospective purchasers are urged to consult their tax advisor regarding the Final Regulations.

    THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS A SUMMARY NOT INTENDED TO ADDRESS EVERY ASPECT OF TAXATION THAT MAY BE RELEVANT TO EVERY HOLDER. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES OF THE COMPANY AS WELL AS THE EXCHANGE OF OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

    The Historical Financial Statements as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 included in this Prospectus have been audited by Deloitte

& Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web Site (http:www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

    Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Notes without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

D&F INDUSTRIES (PREDECESSOR ENTITY)                                                      PAGE
                                                                                       ---------

Independent Auditors' Report.........................................................        F-3
Balance Sheets.......................................................................        F-4
Statements of Income.................................................................        F-5
Statements of Stockholders' Equity...................................................        F-6
Statements of Cash Flows.............................................................        F-7
Notes to Financial Statements........................................................        F-8


RAVEN INDUSTRIES D/B/A/ OMNI-PAK INDUSTRIES AND AFFILIATES                               PAGE
                                                                                       ---------

Independent Auditors' Report.........................................................       F-12
Combined Balance Sheets..............................................................       F-13
Combined Statements of Income........................................................       F-14
Combined Statements of Stockholders' Equity..........................................       F-15
Combined Statements of Cash Flows....................................................       F-16
Notes to Combined Financial Statements...............................................       F-17

D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/ OMNI-PAK INDUSTRIES
  AND AFFILIATES                                                                         PAGE
                                                                                       ---------

Independent Auditors' Report.........................................................       F-20
Combined Balance Sheets..............................................................       F-21
Combined Statements of Income........................................................       F-22
Combined Statements of Stockholders' Equity..........................................       F-23
Combined Statements of Cash Flows....................................................       F-24
Notes to Combined Financial Statements...............................................       F-25

                                     See Continuation Page

D&F INDUSTRIES (PREDECESSOR ENTITY) - FOR THE QUARTER ENDED MARCH 31, 1998
  (UNAUDITED)                                                                            PAGE
                                                                                       ---------

Condensed Balance Sheets.............................................................       F-29
Condensed Statements of Income.......................................................       F-30
Condensed Statements of Cash Flows...................................................       F-31
Notes to Condensed Financial Statements..............................................       F-32


RAVEN INDUSTRIES D/B/A/ OMNI-PAK INDUSTRIES AND AFFILIATES - FOR THE QUARTER ENDED
  MARCH 31, 1998 (UNAUDITED)                                                             PAGE
                                                                                       ---------

Condensed Combined Balance Sheets....................................................       F-34
Condensed Combined Statements of Income..............................................       F-35
Condensed Combined Statements of Cash Flows..........................................       F-36
Notes to Condensed Combined Financial Statements.....................................       F-37

D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/ OMNI-PAK INDUSTRIES
  AND AFFILIATES - FOR THE QUARTER ENDED MARCH 31, 1998 (UNAUDITED)                      PAGE
                                                                                       ---------

Condensed Combined Balance Sheets....................................................       F-38
Condensed Combined Statements of Income..............................................       F-39
Condensed Combined Statements of Cash Flows..........................................       F-40
Notes to Condensed Combined Financial Statements.....................................       F-41


    The financial statements which follow are those of the predecessor, D&F Industries, those of the acquired companies, Raven Industries d/b/a/ Omni-Pak Industries and Affiliates, and the supplemental combined financial statements of D&F Industries, Raven Industries d/b/a Omni-Pak Industries and Affiliates (the "Combined Financial Statements"). The Combined Financial Statements are being presented because, in the opinion of management, they provide a more meaningful representation of the underlying business and cash flows. These entities historically operated under common management and had a high degree of common ownership, customers and systems, including similar accounting and financial reporting systems to manage the combined enterprises.

                          INDEPENDENT AUDITORS' REPORT

D&F Industries:

    We have audited the accompanying balance sheets of D&F Industries (the "Company"), as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, CA
February 25, 1998

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                                         1997           1996
                                                                                     -------------  -------------
                                  ASSETS (NOTE 4)
Current Assets:
  Cash and cash equivalents (Note 1)...............................................  $   3,767,609  $   4,570,961
  Accounts receivable (Note 1).....................................................      2,864,279      2,362,585
  Inventories (Notes 1 and 2)......................................................      8,040,251      4,300,736
  Prepaid expenses and other current assets........................................         80,029        155,509
                                                                                     -------------  -------------
    Total current assets...........................................................     14,752,168     11,389,791
Property and Equipment, Net (Notes 1 and 3)........................................      1,983,412      2,280,010
                                                                                     -------------  -------------
  Total............................................................................  $  16,735,580  $  13,669,801
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit (Note 4)..........................................................  $     420,000  $     540,000
  Accounts payable.................................................................      7,633,062      6,249,560
  Accrued expenses and other current liabilities...................................      1,086,934        552,115
                                                                                     -------------  -------------
    Total current liabilities......................................................      9,139,996      7,341,675
                                                                                     -------------  -------------
Commitments and Contingencies (Notes 5 and 6)
Stockholders' Equity:
  Common stock; no par value, authorized,
    2,000,000 shares; issued and
    outstanding, 1,075,000 shares..................................................      1,026,211      1,026,211
  Retained earnings................................................................      6,569,373      5,301,915
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      7,595,584      6,328,126
                                                                                     -------------  -------------
      Total........................................................................  $  16,735,580  $  13,669,801
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       See notes to financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                              STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Sales (Notes 1 and 6)...............................................  $  85,191,329  $  73,523,072  $  52,164,353
Cost of sales.......................................................     55,019,915     47,958,393     34,894,801
                                                                      -------------  -------------  -------------
  Gross profit......................................................     30,171,414     25,564,679     17,269,552
Selling, general and administrative expenses
  (Notes 5 and 6)...................................................      7,088,489      6,347,455      5,462,458
                                                                      -------------  -------------  -------------
  Operating income..................................................     23,082,925     19,217,224     11,807,094
Interest (income) expense (Note 4)..................................        (82,451)       (56,237)       (76,319)
                                                                      -------------  -------------  -------------
Income before provision for state income taxes......................     23,165,376     19,273,461     11,883,413
Provision for state income taxes (Note 1)...........................        350,618        279,420        137,090
                                                                      -------------  -------------  -------------
Net income..........................................................  $  22,814,758  $  18,994,041  $  11,746,323
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                       See notes to financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                 COMMON STOCK                           TOTAL
                                                           ------------------------    RETAINED     STOCKHOLDERS'
                                                             SHARES       AMOUNT       EARNINGS        EQUITY
                                                           ----------  ------------  -------------  -------------
Balance at December 31, 1994.............................   1,075,000  $  1,026,211  $   3,612,351  $   4,638,562
  Net income.............................................                               11,746,323     11,746,323
  Cash dividends.........................................                              (11,214,400)   (11,214,400)
                                                           ----------  ------------  -------------  -------------

Balance at December 31, 1995.............................   1,075,000     1,026,211      4,144,274      5,170,485
  Net income.............................................                               18,994,041     18,994,041
  Cash dividends.........................................                              (17,836,400)   (17,836,400)
                                                           ----------  ------------  -------------  -------------

Balance at December 31, 1996.............................   1,075,000     1,026,211      5,301,915      6,328,126
  Net income.............................................                               22,814,758     22,814,758
  Cash dividends.........................................                              (21,547,300)   (21,547,300)
                                                           ----------  ------------  -------------  -------------

Balance at December 31, 1997.............................   1,075,000  $  1,026,211  $   6,569,373  $   7,595,584
                                                           ----------  ------------  -------------  -------------
                                                           ----------  ------------  -------------  -------------

                       See notes to financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                        1997            1996            1995
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................  $   22,814,758  $   18,994,041  $   11,746,323
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................         522,875         503,697         448,526
  Changes in operating assets and liabilities:
    Accounts receivable..........................................        (501,694)       (383,091)        762,557
    Inventories..................................................      (3,739,515)       (827,127)      1,624,266
    Prepaid expenses and other current assets....................          75,480         (46,982)         12,070
    Accounts payable.............................................       1,383,502         719,908        (109,799)
    Accrued expenses and other current liabilities...............         534,819         (55,644)        (37,391)
                                                                   --------------  --------------  --------------
      Net cash provided by operating activities..................      21,090,225      18,904,802      14,446,552
                                                                   --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchases of property and equipment............................        (226,277)       (870,961)       (419,767)
                                                                   --------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid............................................     (21,547,300)    (17,836,400)    (11,214,400)
  Principal payments under note payable..........................                         (40,000)       (130,000)
  Principal payments under line of credit, net...................        (120,000)        (60,000)
                                                                   --------------  --------------  --------------
    Net cash used in financing activities........................     (21,667,300)    (17,936,400)    (11,344,400)
                                                                   --------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents.............        (803,352)         97,441       2,682,385
Cash and cash equivalents, beginning of year.....................       4,570,961       4,473,520       1,791,135
                                                                   --------------  --------------  --------------
Cash and Cash equivalents, end of year...........................  $    3,767,609  $    4,570,961  $    4,473,520
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

Supplemental disclosures of cash flow information -
  Cash paid during the period for:
    Interest.....................................................  $       42,549  $       50,540  $       62,811
    Income taxes.................................................         350,618         279,420         137,090

                       See notes to financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                         NOTES TO FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS--D&F Industries (the "Company") is primarily engaged in the manufacture of nutritional supplements, including vitamins, minerals and other nutrition-related products.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company's cash and cash equivalents.

    ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS--Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains, when necessary, an allowance for potential credit losses.

    The Company's largest customer is Herbalife International, Inc. ("Herbalife"). Sales to Herbalife represented 85%, 80% and 85% of net sales in 1997, 1996 and 1995, respectively. Receivables from Herbalife also represented 41%, 38% and 72% of total accounts receivable at December 31, 1997, 1996 and 1995, respectively. The Chief Executive Officer of Herbalife owns one-third of the outstanding shares of Omni-Pak Industries and twenty percent of the outstanding shares of Dynamic Products, which entities are under common management. See Note 6 for a discussion of the Herbalife supply contract.

    INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost. Depreciation and amortization are provided for on the straight-line method using estimated useful lives of 7 years for equipment and 31 years for buildings. Leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable based upon undiscounted cash flows. Impairment losses would be recognized if the carrying amount of the asset exceeds its fair value.

    REVENUE RECOGNITION--Sales are recorded when merchandise is shipped. Sales returns are not significant.

    INCOME TAXES--The Company has elected S corporation status for federal and state income tax purposes, and other than a 1.5% state tax, taxable income is passed through to the Company's shareholders.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company has estimated the fair value of its financial instruments using the following methods and assumptions: the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and the line of credit approximate fair value.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

2. INVENTORIES

    Inventories consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1997       1996
                                                       ---------  ---------
Raw materials........................................  $6,758,813 $3,378,667
Work in process......................................  1,022,275    586,093
Finished goods.......................................    259,163    335,976
                                                       ---------  ---------
Total................................................  $8,040,251 $4,300,736
                                                       ---------  ---------
                                                       ---------  ---------

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1997       1996
                                                       ---------  ---------
Equipment............................................  $7,114,384 $6,925,398
Leasehold improvements...............................  1,199,913  1,163,022
Land.................................................    149,500    149,500
                                                       ---------  ---------
                                                       8,463,797  8,237,920
Less accumulated depreciation and amortization.......  6,480,385  5,957,910
                                                       ---------  ---------
Total................................................  $1,983,412 $2,280,010
                                                       ---------  ---------
                                                       ---------  ---------

4. LINE OF CREDIT

    The Company has a line of credit agreement with a bank under which it may borrow up to $2,000,000. The Company had borrowings of $420,000 and $540,000 outstanding at December 31, 1997 and 1996, respectively. Borrowings accrue interest at the bank's reference rate, which was 8.50% and 8.25% at December 31, 1997 and 1996, respectively. The line of credit is collateralized by substantially all of the Company's assets. In addition, the agreement contains financial covenants related to the Company's ratio of debt to tangible net worth and require the Company to maintain minimum levels of net income.

    During 1995, the Company had a note payable to a bank which was payable in monthly installments of $10,000, plus interest at the bank's reference rate, 8.5%, at December 31, 1995. The note was repaid in 1996.

5. EMPLOYEE BENEFITS

    The Company has a qualified 401(k) retirement plan for its full-time employees and makes matching contributions in an amount equal to 50% of the first 6% of the employee's compensation. In addition, the Company may make additional contributions at the discretion of the Board of Directors. Total contributions to the plan were $92,369 in 1997, $89,503 in 1996 and $77,238 in 1995.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

6. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES.--The Company leases certain of its operating facilities. Facility leases contain rent escalation clauses. Leases are primarily net leases, which require the payment of executory costs such as real estate taxes, insurance, common area maintenance and other operating costs in addition to minimum rentals.

    The Company also rents an operating facility from an entity affiliated through common ownership. The facility is rented on a month-to-month basis. Total rent paid to this entity was $83,520 in 1997, 1996 and 1995. The Company also leases certain equipment under noncancelable operating leases. The Company is committed under facility and equipment operating leases for minimum rental payments as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1998............................................................................  $    749,213
1999............................................................................       689,585
2000............................................................................       697,771
2001............................................................................       715,662
2002............................................................................       759,260
Thereafter......................................................................       181,663
                                                                                  ------------
    Total.......................................................................  $  3,793,154
                                                                                  ------------
                                                                                  ------------

    Rental expense for the period ended December 31, 1997, 1996 and 1995 was $669,325, $629,474 and $655,852, respectively.

    AGREEMENT WITH HERBALIFE--During the periods presented, the Company had an agreement with Herbalife under which Herbalife agreed to purchase all of its requirements for tablets, capsules and related products from the Company. In return, the Company was contractually restricted from selling the products sold to Herbalife to others. The agreement also provided the Company a right of first refusal to establish any manufacturing facility outside North America that Herbalife proposed to develop or acquire and the right to receive certain royalty payments in the event such manufacturing facility was contracted for or acquired by Herbalife and the Company's right of first refusal was exercised.

    In September 1997, the Company signed a new three-year agreement with Herbalife, which became effective on January 12, 1998. Among other matters, the terms of the new agreement eliminate certain exclusivity clauses from the contract, but contain clauses which require Herbalife to purchase certain minimum inventory requirements of certain specified products from the Company at agreed upon prices.

    LITIGATION. The Company is subject to legal proceedings and claims that arise in the ordinary course of business. Management does not expect the resolution of these legal matters to have a material adverse effect on the Company's financial statements.

7. RELATED-PARTY TRANSACTION

    The Company sells products to an entity affiliated through common ownership. The affiliated company, in turn, sells the product to Herbalife. Sales to the affiliated company were $1,393,251 in 1997,

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

7. RELATED-PARTY TRANSACTION (CONTINUED)
$1,162,327 in 1996 and $1,370,086 in 1995. The Company had a receivable from the affiliated company of $101,000 at December 31, 1997 and $44,630 at December 31, 1996.

    In addition, the Company sells products to other entities affiliated through common ownership. Sales to other affiliate company were $1,183,086 in 1996. The Company had receivables from the affiliated companies of $474,912 at December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

Raven Industries
d/b/a Omni-Pak Industries and Affiliates:

    We have audited the accompanying combined balance sheets of Raven Industries d/b/a Omni-Pak Industries and Affiliates (collectively, the "Companies"), which are under common management, as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, CA
February 25, 1998

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                                         1997           1996
                                                                                     -------------  -------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents (Note 1)...............................................  $   5,188,823  $   2,507,576
  Accounts receivable (Note 1).....................................................      3,105,727      1,760,685
  Inventories (Notes 1 and 2)......................................................      3,810,203      3,855,233
  Prepaid expenses and other current assets........................................        137,591         97,961
                                                                                     -------------  -------------
    Total current assets...........................................................     12,242,344      8,221,455
Property and Equipment, Net (Notes 1 and 3)........................................      2,627,738      2,317,384
                                                                                     -------------  -------------
    Total..........................................................................  $  14,870,082  $  10,538,839
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.................................................................  $   4,672,239  $   4,025,328
  Accrued expenses and other current liabilities...................................      1,151,257      1,343,577
                                                                                     -------------  -------------
    Total current liabilities......................................................      5,823,496      5,368,905
                                                                                     -------------  -------------
Commitments and Contingencies (Notes 4 and 5)
Stockholders' Equity:
  Common stock.....................................................................        208,760        208,760
  Retained earnings................................................................      8,837,826      4,961,174
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      9,046,586      5,169,934
                                                                                     -------------  -------------
Total..............................................................................  $  14,870,082  $  10,538,839
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                  See notes to combined financial statements.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Sales (Notes 1 and 5)...............................................  $  98,587,163  $  73,412,870  $  34,534,492
Cost of Sales.......................................................     64,106,613     49,001,033     21,921,705
                                                                      -------------  -------------  -------------
  Gross Profit......................................................     34,480,550     24,411,837     12,612,787
Selling, General and Administrative Expenses
  (Notes 4 and 5)...................................................      5,930,940      4,855,212      2,783,398
                                                                      -------------  -------------  -------------
  Operating Income..................................................     28,549,610     19,556,625      9,829,389
Interest (Income) Expense and Other.................................       (197,072)      (105,575)       (67,185)
                                                                      -------------  -------------  -------------
Income Before Provision for State Income Taxes......................     28,746,682     19,662,200      9,896,574
Provision for State Income Taxes (Note 1)...........................        428,030        287,210        146,312
                                                                      -------------  -------------  -------------
  Net Income........................................................  $  28,318,652  $  19,374,990  $   9,750,262
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                  See notes to combined financial statements.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                      OMNI-PAK INDUSTRIES   AFFILIATES
                                                         COMMON STOCK        COMMON                       TOTAL
                                                     ---------------------    STOCK      RETAINED     STOCKHOLDERS'
                                                      SHARES      AMOUNT     AMOUNT      EARNINGS        EQUITY
                                                     ---------  ----------  ---------  -------------  -------------
Balance at December 31, 1994.......................     30,000  $  150,000  $  58,760  $   4,254,322  $   4,463,082
  Net income.......................................                                        9,750,262      9,750,262
  Cash Dividends...................................                                       (9,594,500)    (9,594,500)
                                                     ---------  ----------  ---------  -------------  -------------
Balance at December 31, 1995.......................     30,000     150,000     58,760      4,410,084      4,618,844
  Net income.......................................                                       19,374,990     19,374,990
  Cash dividends...................................                                      (18,823,900)   (18,823,900)
                                                     ---------  ----------  ---------  -------------  -------------
Balance at December 31, 1996.......................     30,000     150,000     58,760      4,961,174      5,169,934
  Net income.......................................                                       28,318,652     28,318,652
  Cash dividends...................................                                      (24,442,000)   (24,442,000)
                                                     ---------  ----------  ---------  -------------  -------------
Balance at December 31, 1997.......................     30,000  $  150,000  $  58,760  $   8,837,826  $   9,046,586
                                                     ---------  ----------  ---------  -------------  -------------
                                                     ---------  ----------  ---------  -------------  -------------

                  See notes to combined financial statements.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                       1997             1996             1995
                                                                   -------------  -----------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................  $  28,318,652  $      19,374,990  $  9,750,262
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................        513,083            397,902       278,750
    Changes in operating assets and liabilities:
      Accounts receivable........................................     (1,345,042)          (161,054)      388,021
      Inventories................................................         45,030         (1,284,053)   (1,164,739)
      Prepaid expenses and other current assets..................        (39,630)           (20,677)       (3,525)
      Accounts payable...........................................        646,911            838,139     1,799,292
      Accrued expenses and other current liabilities.............       (192,320)           (54,806)      109,428
                                                                   -------------  -----------------  ------------
        Net cash provided by operating activities................     27,946,684         19,090,441    11,157,489
                                                                   -------------  -----------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES--
  Purchases of property and equipment............................       (823,437)        (1,439,968)     (155,565)
                                                                   -------------  -----------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES--
  Cash dividends paid............................................    (24,442,000)       (18,823,900)   (9,594,500)
                                                                   -------------  -----------------  ------------
Net increase (decrease) in cash and cash equivalents.............      2,681,247         (1,173,427)    1,407,424
Cash and cash equivalents, beginning of year.....................      2,507,576          3,681,003     2,273,579
                                                                   -------------  -----------------  ------------
Cash and cash equivalents, end of year...........................  $   5,188,823  $       2,507,576  $  3,681,003
                                                                   -------------  -----------------  ------------
                                                                   -------------  -----------------  ------------
Supplemental disclosures of cash flow information--..............
  Cash paid during the period for--Income taxes..................  $     428,030  $         287,210  $    146,312

                  See notes to combined financial statements.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION. The accompanying financial statements include the accounts of Raven Industries d/b/a Omni-Pak Industries ("Omni-Pak") and its affiliated entities (the "Affiliates"), collectively referred to as the "Companies." Omni-Pak is primarily engaged in the manufacture of nutritional supplements, primarily drink powders. The Affiliates consist of Dynamic Products Inc. and West Coast Sales. These entities sell nutritional supplements manufactured by Omni-Pak and D&F Industries ("D&F"). The Companies are under common management. Summarized financial information for the affiliates as of and for the year ended December 31, 1997 is as follows:

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS. The Companies consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company's cash and cash equivalents.

    ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS--Financial instruments that potentially subject the Companies to a concentration of credit risk consist primarily of trade accounts receivable. The Companies perform ongoing credit evaluations of its customers and maintains, when necessary, an allowance for potential credit losses.

    The Companies' largest customer is Herbalife International, Inc. ("Herbalife"). The Chief Executive Officer of Herbalife owns one-third of the outstanding common shares of Omni-Pak Industries and 20% of Dynamic Products, Inc. Sales to Herbalife represented 68%, 67% and 80% of net sales in 1997, 1996 and 1995, respectively. Receivables from Herbalife also represented 72%, 24% and 66% of total accounts receivable at December 31, 1997, 1996 and 1995, respectively. See Note 6 for a discussion of the Herbalife supply contract. In addition, sales to Natural Supplement Association, Inc. d/b/a Experimental and Applied Sciences ("EAS") represented 26% of net sales in 1997 and 23% of net sales in 1996. Receivables from EAS represented 16% and 41% of total accounts receivable at December 31, 1997 and 1996, respectively.

    INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    PROPERTY AND EQUIPMENT. Property and equipment is stated at cost. Depreciation and amortization are provided for on the straight-line method using estimated useful lives of seven years for equipment and 31 years for buildings. Leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable based upon undiscounted cash flows. Impairment losses would be recognized if the carrying amount of the asset exceeds its fair value.

    REVENUE RECOGNITION. Sales are recorded when merchandise is shipped. Sales returns are not significant.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company has estimated the fair value of its financial instruments using the following methods and assumptions: the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and approximate fair value.

    INCOME TAXES. The Companies have elected S corporation status for federal and state income tax purposes, and other than a 1.5% state tax, taxable income is passed through to the Companies' shareholders.

2. INVENTORIES

    Inventories consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Raw materials.....................................................  $  2,325,438  $  2,728,951
Work in process...................................................       637,492       451,700
Finished goods....................................................       847,273       674,582
                                                                    ------------  ------------
Total.............................................................  $  3,810,203  $  3,855,233
                                                                    ------------  ------------
                                                                    ------------  ------------

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Equipment.........................................................  $  3,452,724  $  3,065,464
Leasehold improvements............................................     1,217,686       781,509
Building..........................................................       420,524       420,524
                                                                    ------------  ------------
                                                                       5,090,934     4,267,497
Less accumulated depreciation and amortization....................     2,463,196     1,950,113
                                                                    ------------  ------------
Total.............................................................  $  2,627,738  $  2,317,384
                                                                    ------------  ------------
                                                                    ------------  ------------

4. EMPLOYEE BENEFITS

    The Companies have qualified 401(k) retirement plans for their full-time employees and make matching contributions in an amount equal to 50% of the first 6% of the employee's compensation. In addition, the Companies may make additional contributions at the discretion of the Board of Directors. Total contributions to the plan were $38,956 in 1997; $27,668 in 1996; and $25,208 in 1995.

5. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--The Companies lease certain of their operating facilities. Facility leases contain rent escalation clauses. Leases are primarily net leases, which require the payment of executory costs such as

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) real estate taxes, insurance, common area maintenance and other operating costs in addition to minimum rentals.

    The Companies also lease certain equipment under noncancelable operating leases. The Companies are committed under facility and equipment operating leases for minimum rental payments as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1998............................................................................  $    618,118
1999............................................................................       645,875
2000............................................................................       675,025
2001............................................................................       705,648
2002............................................................................       649,774
Thereafter......................................................................     2,263,731
                                                                                  ------------
    Total.......................................................................  $  5,558,171
                                                                                  ------------
                                                                                  ------------

    Rental expense for the period ended December 31, 1997, 1996 and 1995 was $562,812, $446,477 and $345,540, respectively.

    AGREEMENT WITH HERBALIFE--During the periods presented, the Companies have an agreement with Herbalife under which Herbalife has agreed to purchase all of its requirements for tablets, capsules and related products from the Companies. In return, the Companies were contractually restricted from selling the products sold to Herbalife to others. The agreement also provided the Companies a right of first refusal to establish any manufacturing facility outside North America that Herbalife proposed to develop or acquire and the right to receive certain royalty payments in the event such manufacturing facility was contracted for or acquired by Herbalife and the Companies' right of first refusal was exercised.

    In September 1997, the Companies signed a new three-year agreement with Herbalife, which became effective on January 12, 1998. Among other matters, the terms of the new agreement eliminate certain exclusivity clauses from the contract but contain clauses which require Herbalife to purchase certain minimum inventory requirements of certain specified products from the Companies at agreed upon prices.

    LITIGATION--The Companies are subject to legal proceedings and claims that arise in the ordinary course of business. Management does not expect the resolution of these legal matters to have a material adverse effect on the Companies' financial statements.

6. RELATED-PARTY TRANSACTIONS

    The Company sells raw materials to an entity affiliated through common ownership. Sales to the affiliated company were $26,365 in 1996 and $23,705 in 1995. The Company had a receivable from the affiliated Company of $3,175 at December 31, 1996.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

D&F Industries, Raven Industries
d/b/a Omni-Pak Industries and Affiliates:

    We have audited the accompanying combined balance sheets of D&F Industries, Raven Industries d/ b/a Omni-Pak Industries and Affiliates (collectively, the "Companies"), which are under common management, as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, CA
February 25, 1998

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                  ASSETS (NOTE 4)                                        1997           1996
-----------------------------------------------------------------------------------  -------------  -------------
Current assets:
  Cash and cash equivalents (Note 1)...............................................  $   8,956,432  $   7,078,537
  Accounts receivable (Note 1).....................................................      5,869,102      3,697,130
  Inventories (Notes 1 and 2)......................................................     11,850,454      8,155,969
  Prepaid expenses and other current assets........................................        217,620        253,470
                                                                                     -------------  -------------
    Total current assets...........................................................     26,893,608     19,185,106
                                                                                     -------------  -------------
  Property and Equipment, Net (Notes 1 and 3)......................................      4,611,150      4,597,394
                                                                                     -------------  -------------
    Total..........................................................................  $  31,504,758  $  23,782,500
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit (Note 4)..........................................................  $     420,000  $     540,000
  Accounts payable.................................................................     12,204,397      9,848,748
  Accrued expenses and other current liabilities...................................      2,238,191      1,895,692
                                                                                     -------------  -------------
    Total current liabilities......................................................     14,862,588     12,284,440
                                                                                     -------------  -------------
Commitments and Contingencies (Notes 5 and 6)
Stockholders' Equity:
  Common stock.....................................................................      1,234,971      1,234,971
  Retained earnings................................................................     15,407,199     10,263,089
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................     16,642,170     11,498,060
                                                                                     -------------  -------------
  Total............................................................................  $  31,504,758  $  23,782,500
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                   See notes to combined financial statements

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                        1997            1996           1995
                                                                   --------------  --------------  -------------
Sales (Notes 1 and 6)............................................  $  182,385,241  $  144,735,099  $  85,263,834
Cost of sales....................................................     117,733,277      94,758,583     55,381,495
                                                                   --------------  --------------  -------------
  Gross profit...................................................      64,651,964      49,976,516     29,882,339
Selling, general and administrative expenses
  (Notes 5 and 6)................................................      13,019,429      11,202,667      8,245,856
                                                                   --------------  --------------  -------------
  Operating income...............................................      51,632,535      38,773,849     21,636,483
Interest (income) expense and other (Note 4).....................        (279,523)       (161,812)      (143,504)
                                                                   --------------  --------------  -------------
Income before provision for state income taxes...................      51,912,058      38,935,661     21,779,987
Provision for state income taxes (Note 1)........................         778,648         566,630        283,402
                                                                   --------------  --------------  -------------
  Net income.....................................................  $   51,133,410  $   38,369,031  $  21,496,585
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------

                   See notes to combined financial statements

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                          OMNI-PARK
                                                  D&F INDUSTRIES          INDUSTRIES       AFFILIATES
                                                   COMMON STOCK          COMMON STOCK        COMMON                    TOTAL
                                               --------------------  --------------------     STOCK      RETAINED   STOCKHOLDERS'
                                                SHARES     AMOUNT      SHARE     AMOUNT      AMOUNT      EARNINGS      EQUITY
                                               ---------  ---------  ---------  ---------  -----------  ----------  ------------
Balance, December 31, 1994...................  1,075,000  $1,026,211    30,000  $ 150,000   $  58,760   $7,866,673   $9,101,644
Net income...................................                                                           21,496,585   21,496,585
Cash dividends...............................                                                           (20,808,900) (20,808,900)
                                               ---------  ---------  ---------  ---------  -----------  ----------  ------------

Balance, December 31, 1995...................  1,075,000  1,026,211     30,000    150,000      58,760    8,554,358    9,789,329
Net income...................................                                                           38,369,031   38,369,031
Cash dividends...............................                                                           (36,660,300) (36,660,300)
                                               ---------  ---------  ---------  ---------  -----------  ----------  ------------

Balance, December 31, 1996...................  1,075,000  1,026,211     30,000    150,000      58,760   10,263,089   11,498,060
Net income...................................                                                           51,133,410   51,133,410
Cash dividends...............................                                                           (45,989,300) (45,989,300)
                                               ---------  ---------  ---------  ---------  -----------  ----------  ------------

Balance, December 31, 1997...................  1,075,000  $1,026,211    30,000  $ 150,000   $  58,760   $15,407,199  $16,642,170
                                               ---------  ---------  ---------  ---------  -----------  ----------  ------------
                                               ---------  ---------  ---------  ---------  -----------  ----------  ------------

                       See notes to financial statements

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................  $  51,133,410  $  38,369,031  $  21,496,585
  Adjustments to reconcile net income to net cash provided by operating activities:
    Gain on sale of property and equipment..........................
    Depreciation and amortization...................................      1,035,958        901,599        727,276
    Changes in operating assets and liabilities:
      Accounts receivable...........................................     (2,171,972)      (223,122)     1,255,695
      Inventories...................................................     (3,694,485)    (2,111,180)       669,789
      Prepaid expenses and other current assets.....................         35,850        (67,659)         8,545
      Accounts payable..............................................      2,355,649      1,237,024      1,584,376
      Accrued expenses and other current liabilities................        342,499       (110,450)        72,037
                                                                      -------------  -------------  -------------
        Net cash provided by operating activities...................     49,036,909     37,995,243     25,814,303
                                                                      -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............................     (1,049,714)    (2,310,929)      (785,594)
                                                                      -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid...............................................    (45,989,300)   (36,660,300)   (20,808,900)
  Principal payments under note payable.............................                       (40,000)      (130,000)
  Principal payments under line of credit, net......................       (120,000)       (60,000)
                                                                      -------------  -------------  -------------
        Net cash used in financing activities.......................    (46,109,300)   (36,760,300)   (20,938,900)
                                                                      -------------  -------------  -------------
Net Increase (Decrease) in Cash and Cash Equivalents................      1,877,895     (1,075,986)     4,089,809
Cash and Cash Equivalents, Beginning of Year........................      7,078,537      8,154,523      4,064,714
                                                                      -------------  -------------  -------------
Cash and Cash Equivalents, End of Year..............................  $   8,956,432  $   7,078,537  $   8,154,523
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Supplemental Disclosures of Cash Flow Information -Cash paid during the year for:
    Interest........................................................  $      42,549  $      50,540  $      62,811
    Income taxes....................................................        773,041        546,327        337,300

                  See notes to combined financial statements.

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION The accompanying financial statements include the accounts of D&F Industries ("D&F"), Raven Industries d/b/a Omni-Pak Industries, ("Omni-Pak") and their affiliated entities (the "Affiliates"), collectively referred to as the "Companies." D&F is primarily engaged in the manufacture of nutritional supplements, including vitamins, minerals and other nutrition-related products. Omni-Pak is primarily engaged in the manufacture of nutritional supplements, primarily drink powders. The Affiliates consist of Dynamic Products, Inc. and West Coast Sales. These entities sell nutritional supplements manufactured by D&F and Omni-Pak. The Companies are under common management.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--The Companies consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. To reduce their credit risk, the Companies monitor the credit standing of the financial institutions that hold the Companies' cash and cash equivalents.

    ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS--Financial instruments that potentially subject the Companies to a concentration of credit risk consist primarily of trade accounts receivable. The Companies perform ongoing credit evaluations of their customers and maintain, when necessary, an allowance for potential credit losses.

    The Companies' largest customer is Herbalife International, Inc. ("Herbalife"). The Chief Executive Officer of Herbalife owns one-third of the outstanding common shares of Omni-Pak and 20% of Dynamic Products, Inc. Sales to Herbalife represented 76%, 74% and 83% of sales in 1997, 1996 and 1995, respectively. Receivables from Herbalife also represented 56%, 32% and 69% of total accounts receivable at December 31, 1997, 1996 and 1995, respectively. See
Note 6 for a discussion of the Herbalife supply contract. In addition, sales to Natural Supplement Association, Inc. d/b/a Experimental and Applied Sciences ("EAS") represented 15% of sales in 1997 and 12% of sales in 1996. Receivables from EAS represented 15% and 21% of total accounts receivable at December 31, 1997 and 1996, respectively.

    INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization are provided for on the straight-line method using estimated useful lives of 7 years for equipment and 31 years for buildings. Leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable based upon undiscounted cash flows. Impairment losses would be recognized if the carrying amount of the asset exceeds its fair value.

    REVENUE RECOGNITION--Sales are recorded when merchandise is shipped. Sales returns are not significant.

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Companies have estimated the fair value of their financial instruments using the following methods and assumptions: the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and the line of credit approximate fair value.

    INCOME TAXES--The Companies have elected S corporation status for federal and state income tax purposes, and other than a 1.5% state tax, taxable income is passed through to the Companies' shareholders.

2. INVENTORIES

    Inventories consist of the following:

                                                          DECEMBER 31,
                                                      ---------------------
                                                         1997       1996
                                                      ----------  ---------
Raw materials.......................................  $9,084,252  $6,107,618
Work in process.....................................   1,659,767  1,037,793
Finished goods......................................   1,106,435  1,010,558
                                                      ----------  ---------
Total...............................................  $11,850,454 $8,155,969
                                                      ----------  ---------
                                                      ----------  ---------

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                          DECEMBER 31,
                                                      ---------------------
                                                         1997       1996
                                                      ----------  ---------
Equipment...........................................  $10,567,108 $9,990,862
Leasehold improvements..............................   2,417,599  1,944,531
Building............................................     420,524    420,524
Land................................................     149,500    149,500
                                                      ----------  ---------
                                                      13,554,731  12,505,417
Less accumulated depreciation and amortization......   8,943,581  7,908,023
                                                      ----------  ---------
Total...............................................  $4,611,150  $4,597,394
                                                      ----------  ---------
                                                      ----------  ---------

4. LINE OF CREDIT

    D&F has a line of credit agreement with a bank under which it may borrow up to $2,000,000. D&F had borrowings of $420,000 and $540,000 outstanding at December 31, 1997 and 1996, respectively. Borrowings accrue interest at the bank's reference rate, which was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

    The line of credit agreement is collateralized by substantially all of D&F's assets. In addition, the agreement contains financial covenants related to D&F's ratio of debt to tangible net worth and requires D&F to maintain minimum levels of net income.

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

4. LINE OF CREDIT (CONTINUED)
    During 1995, D&F had a note payable to a bank that was payable in monthly installments of $10,000, plus interest at the bank's reference rate, 8.5%, at December 31, 1995. The note was repaid in 1996.

5. EMPLOYEE BENEFITS

    The Companies have qualified 401(k) retirement plans for their full-time employees and make matching contributions in an amount equal to 50% of the first 6% of the employee's compensation. In addition, the Companies may make additional contributions at the discretion of the Boards of Directors. Total contributions to the plan were $131,325 in 1997, $117,171 in 1996 and $102,446 in 1995.

6. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--The Companies lease certain of their operating facilities. Facility leases contain rent escalation clauses. Leases are primarily net leases, which require the payment of executory costs such as real estate taxes, insurance, common area maintenance and other operating costs in addition to minimum rentals.

    The Companies also rent an operating facility from an entity affiliated through common ownership. The facility is rented on a month-to-month basis. Total rent paid to this entity was $83,520 in 1997, 1996 and 1995.

    The Companies also lease certain equipment under noncancelable operating leases. Most equipment and automobile leases include options to purchase the equipment and automobiles at fair market value at lease expiration.

    The Companies are committed under facility and equipment operating leases for minimum rental payments as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1998............................................................................  $  1,367,331
1999............................................................................     1,335,460
2000............................................................................     1,372,796
2001............................................................................     1,421,310
2002............................................................................     1,409,034
Thereafter......................................................................     2,445,394
                                                                                  ------------
    Total.......................................................................  $  9,351,325
                                                                                  ------------
                                                                                  ------------

    Rental expense for the years ended December 31, 1997, 1996 and 1995 was $1,232,137, $1,075,951 and $1,001,392, respectively.

    AGREEMENT WITH HERBALIFE--During the periods presented, the Companies had an agreement with Herbalife whereby Herbalife had agreed to purchase all of its requirements for tablets, capsules and related products from the Companies. In return, the Companies were contractually restricted from selling the products sold to Herbalife to others. The agreement also provided the Companies a right of first

                    D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A/

                       OMNI-PAK INDUSTRIES AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) refusal to establish any manufacturing facility outside North America that Herbalife proposed to develop or acquire and the right to receive certain royalty payments in the event such manufacturing facility was contracted for or acquired by Herbalife, and the Companies' right of first refusal was exercised.

    In September 1997, the Companies signed a new three-year agreement with Herbalife, which became effective on January 12, 1998. Among other matters, the terms of the new agreement eliminate certain exclusivity clauses from the contract but contain clauses that require Herbalife to purchase certain minimum inventory requirements of certain specified products from the Companies at agreed-upon prices.

    LITIGATION--The Companies are subject to legal proceedings and claims that arise in the ordinary course of business. Management does not expect the resolution of these legal matters to have a material adverse effect on the Companies' financial statements.

                                   * * * * * *

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                            CONDENSED BALANCE SHEETS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                          MARCH 31,
                                                                                                            1998
                                                                                                         -----------
                                                ASSETS
Current assets.........................................................................................
  Cash and cash equivalents............................................................................   $   5,581
  Accounts receivable, net of allowances...............................................................       3,114
  Inventories..........................................................................................       7,414
  Prepaid expenses and other current assets............................................................         344
                                                                                                         -----------
      Total current assets.............................................................................      16,453
Property and equipment, net............................................................................       2,245
                                                                                                         -----------
      TOTAL ASSETS.....................................................................................   $  18,698
                                                                                                         -----------
                                                                                                         -----------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses................................................................   $   8,939
  Line of credit.......................................................................................         400
                                                                                                         -----------
      Total current liabilities........................................................................       9,339
Commitments and Contingencies
Stockholders' Equity
  Common stock, no par, authorized- 2,000,000 shares, issued and outstanding- 1,075,000 shares.........       1,026
  Retained earnings....................................................................................       8,333
                                                                                                         -----------
      Total stockholders' equity.......................................................................       9,359
                                                                                                         -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................................   $  18,698
                                                                                                         -----------
                                                                                                         -----------

                  See notes to condensed financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                         CONDENSED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDING
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Net sales...................................................................................  $  22,372  $  18,921
Cost of sales...............................................................................     15,595     12,134
                                                                                              ---------  ---------
    Gross profit............................................................................      6,777      6,787
Selling, general and administrative expenses................................................      1,750      1,536
                                                                                              ---------  ---------
Operating income............................................................................      5,027      5,251
Interest (income) expense...................................................................        (38)       (33)
                                                                                              ---------  ---------
Income before income taxes..................................................................      5,065      5,284
Provision for state income taxes............................................................         76         78
                                                                                              ---------  ---------
Net income..................................................................................  $   4,989  $   5,206
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                  See notes to condensed financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                               THREE MONTHS ENDING
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
Cash Flows From (For) Operating Activities:
  Net income.................................................................................  $   4,989  $   5,206
  Depreciation and amortization..............................................................        105         75
  Changes in operating assets and liabilities:
    Accounts receivable......................................................................       (249)      (629)
    Inventories..............................................................................        626     (1,300)
    Prepaid expenses and other current assets................................................       (264)        73
    Accounts payable and accrued expenses....................................................        219        812
                                                                                               ---------  ---------
    Net cash from operating activities.......................................................      5,426      4,237
                                                                                               ---------  ---------
Cash Flows For Investing Activities:
  Additions to property and equipment........................................................       (367)    --
                                                                                               ---------  ---------
    Net cash for investing activities........................................................       (367)    --
                                                                                               ---------  ---------
Cash Flows From (For) Financing Activities:
  Cash dividends paid........................................................................     (3,226)    (3,225)
  Principal payments under line of credit, net...............................................        (20)       (30)
                                                                                               ---------  ---------
    Net cash from (for) financing activities.................................................     (3,246)    (3,255)
                                                                                               ---------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents.........................................      1,813        982
Cash and Cash Equivalents, at Beginning of Period............................................      3,768      4,571
                                                                                               ---------  ---------
Cash and Cash Equivalents, at End of Period..................................................  $   5,581  $   5,553
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                  See notes to condensed financial statements.

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

NOTE 2--SUBSEQUENT EVENTS

    ACQUISITION AND RECAPITALIZATION--On April 23, 1998, the Company acquired 100% of the common stock of Omni-Pak and Affiliates for a total purchase price of $137,867, of which $136,300 is expected to be allocated to goodwill and other intangibles. In addition, the Company paid $58,700 to repurchase approximately 543,000 outstanding shares from its stockholders. In connection with these transactions, BGA Consulting was paid a fee of $2,400 by the Company's stockholders and the stockholders of Omni-Pak and Affiliates. The Company's Chief Executive Officer, Mr. Paul Buxbaum, is the President of BGA Consulting.

    LONG-TERM NOTES--In connection with the transactions described above, the Company issued the Notes due 2008 in aggregate principal amount of $225,000. Expenses related to the issuance of the Notes were $7,243. The stated interest rate on the Notes is 11%. The Notes were issued at a discount of $6,608 for an effective rate of approximately 11.5%. The Indenture places certain limitations on incurrence of additional debt, acquisitions, investments and dividends.

    ACQUISITION FACILITY--Effective April 23, 1997, the Company entered into a new credit agreement (the "Acquisition Facility") which allows it to borrow up to $50,000 under a line of credit through April 2003, of which no more than $10,000 is available for working capital and general corporate purposes. Under the Acquisition Facility, borrowings bear interest at the Company's election either at the bank's prime rate plus certain margins, which range from 75 to 150 basis points or at LIBOR plus certain margins, which range from 200 to 275 basis points. The Acquisition Facility requires the Company to maintain financial ratios related to leverage, consolidated EBITDA, cash interest coverage and fixed charge coverage. In addition, the Acquisition Facility limits the amount of annual capital expenditures and cash dividends.

    CASH DISTRIBUTIONS TO STOCKHOLDERS--In April 1998, distributions totaling $5,160 were made to stockholders of record.

NOTE 3--CUSTOMER SALES FOR THE QUARTER ENDED MARCH 31:

                                                                  1998       1997
                                                                ---------  ---------
Herbalife.....................................................  $  18,519  $  16,353
Other Customers...............................................      3,853      2,568
                                                                ---------  ---------
                                                                $  22,372  $  18,921
                                                                ---------  ---------
                                                                ---------  ---------

                      D&F INDUSTRIES (PREDECESSOR ENTITY)

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 4--INVENTORIES

    Inventories consist of the following at March 31, 1998:

                                                                  1998
                                                                ---------
Raw materials.................................................  $   5,678
Work in process...............................................        941
Finished goods................................................        795
                                                                ---------
                                                                $   7,414
                                                                ---------
                                                                ---------

NOTE 5--NEW ACCOUNTING PRINCIPLES

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The statement, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. There are no adjustments between net income and comprehensive income for the periods presented.


NOTE 6--COMMITMENTS AND CONTINGENCIES



    On March 31, 1998, the Company was named as a defendant in an action originally filed on June 13, 1997 by John W. Rowles against Mr. Mark Hughes, Herbalife and an Herbalife distributor. The plaintiff alleges that a product manufactured by the Company for Herbalife was defective and unsafe for its intended use and caused harm to the plaintiff. The plaintiff is claiming an unspecified amount of damages, including a claim for punitive damages. The lawsuit is in its preliminary stages of discovery and an estimate of the range of loss, if any, cannot be made at this time. However, based upon an initial review of the allegations of the complaint and preliminary analysis by litigation counsel, the Company believes that it has meritorious defenses to this lawsuit and, although no assurance can be given, believes that liability, if any is incurred, will not be material to the Company's results of operations or financial condition. In addition, the Company has approximately $2 million in available product liability insurance.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES


                       CONDENSED COMBINED BALANCE SHEETS


                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                      MARCH 31,
                                                                                        1998
                                                                                     -----------
                                             ASSETS
Current assets
  Cash and cash equivalents........................................................   $   6,796
  Accounts receivable, net of allowances...........................................       3,367
  Inventories......................................................................       3,034
  Prepaid expenses and other current assets........................................         265
                                                                                     -----------
      Total current assets.........................................................      13,462
Property and equipment, net........................................................       2,348
                                                                                     -----------
      TOTAL ASSETS.................................................................   $  15,810
                                                                                     -----------
                                                                                     -----------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses............................................   $   7,517
                                                                                     -----------
      Total current liabilities....................................................       7,517
Commitments and Contingencies
Stockholders' Equity
  Common stock.....................................................................         209
  Retained earnings................................................................       8,084
                                                                                     -----------
      Total stockholders' equity...................................................       8,293
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................................   $  15,810
                                                                                     -----------
                                                                                     -----------

                  See notes to condensed financial statements.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES


                    CONDENSED COMBINED STATEMENTS OF INCOME


                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                            THREE MONTHS ENDING
                                                                 MARCH 31,
                                                            --------------------
                                                              1998       1997
                                                            ---------  ---------
Net sales.................................................  $  24,847  $  20,281
Cost of sales.............................................     16,906     13,905
                                                            ---------  ---------
  Gross profit............................................      7,941      6,376
Selling, general and administrative expenses..............      1,536      1,454
                                                            ---------  ---------
  Operating income........................................      6,405      4,922
Interest (income) expense--net............................        (34)       (22)
                                                            ---------  ---------
Income before income taxes................................      6,439      4,944
Provision for state income taxes..........................         97         75
                                                            ---------  ---------
  Net income..............................................  $   6,342  $   4,869
                                                            ---------  ---------
                                                            ---------  ---------

                  See notes to condensed financial statements.

                             RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES


                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                               THREE MONTHS ENDING
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
Cash Flows From (For) Operating Activities:
  Net income.................................................................................  $   6,342  $   4,869
  Depreciation and amortization..............................................................         97         75
  Changes in operating assets and liabilities:
    Accounts receivable......................................................................       (404)      (943)
    Inventories..............................................................................        776        180
    Prepaid expenses and other current assets................................................       (127)         4
    Accounts payable and accrued expenses....................................................      1,694      1,233
                                                                                               ---------  ---------
    Net cash from operating activities.......................................................      8,378      5,418
                                                                                               ---------  ---------
Cash Flows For Investing Activities:
  Additions to property and equipment........................................................       (221)       (42)
                                                                                               ---------  ---------
    Net cash for investing activities........................................................       (221)       (42)
                                                                                               ---------  ---------
Cash Flows From (For) Financing Activities:
  Cash dividends paid........................................................................     (6,550)    (2,810)
                                                                                               ---------  ---------
    Net cash from (for) financing activities.................................................     (6,550)    (2,810)
                                                                                               ---------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents.........................................      1,607      2,566
Cash and Cash Equivalents, at Beginning of Period............................................      5,189      2,508
                                                                                               ---------  ---------
Cash and Cash Equivalents, at End of Period..................................................  $   6,796  $   5,074
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                  See notes to condensed financial statements.

                             RAVEN INDUSTRIES D/B/A
                       OMNI-PAK INDUSTRIES AND AFFILIATES


                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS


                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

NOTE 2--SUBSEQUENT EVENTS

    On April 23, 1998 D&F Industries, Inc. acquired 100% of the common stock of Omni-Pak and Affiliates for a total purchase price of $137,867.

    In April, 1998, distributions totaling $6,720 were made to the stockholders of record.

NOTE 3--CUSTOMER SALES FOR THE QUARTER ENDED MARCH 31:

                                                                            1998       1997
                                                                          ---------  ---------
Herbalife...............................................................  $  13,925  $  11,879
EAS.....................................................................      8,399      5,770
Other Customers.........................................................      2,523      2,632
                                                                          ---------  ---------
                                                                          $  24,847  $  20,281
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 4--INVENTORIES

    Inventories consist of the following at March 31, 1998:

                                                                                       1998
                                                                                     ---------
Raw materials......................................................................  $   1,736
Work in process....................................................................        845
Finished goods.....................................................................        453
                                                                                     ---------
                                                                                     $   3,034
                                                                                     ---------
                                                                                     ---------

NOTE 5--NEW ACCOUNTING PRINCIPLES

    In June 1997, the FASB issued SFAS No.130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The statement, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. There are no adjustments between net income and comprehensive income for the periods presented.

                     D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                       CONDENSED COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                          MARCH 31,
                                                                                                            1998
                                                                                                         -----------
ASSETS
Current assets
  Cash and cash equivalents............................................................................   $  12,377
  Accounts receivable, net of allowances...............................................................       6,411
  Inventories..........................................................................................      10,448
  Prepaid expenses and other current assets............................................................         609
                                                                                                         -----------
    Total current assets...............................................................................      29,845
Property and equipment, net............................................................................       4,593
                                                                                                         -----------
    TOTAL ASSETS.......................................................................................   $  34,438
                                                                                                         -----------
                                                                                                         -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses................................................................   $  16,386
  Line of credit.......................................................................................         400
                                                                                                         -----------
    Total current liabilities..........................................................................      16,786
Commitments and Contingencies
Stockholders' Equity
  Common stock.........................................................................................       1,235
  Retained earnings....................................................................................      16,417
                                                                                                         -----------
    Total stockholders' equity.........................................................................      17,652
                                                                                                         -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................................................   $  34,438
                                                                                                         -----------
                                                                                                         -----------

             See notes to condensed combined financial statements.

                     D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                    CONDENSED COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDING
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Net sales...................................................................................  $  46,842  $  39,117
Cost of sales...............................................................................     32,124     25,979
                                                                                              ---------  ---------
  Gross profit..............................................................................     14,718     13,138
Selling, general and administrative expenses................................................      3,286      2,973
                                                                                              ---------  ---------
  Operating income..........................................................................     11,432     10,165
Interest (income) expense...................................................................        (72)       (55)
                                                                                              ---------  ---------
Income before income taxes..................................................................     11,504     10,220
Provision for state income taxes............................................................        173        145
                                                                                              ---------  ---------
  Net income................................................................................  $  11,331  $  10,075
                                                                                              ---------  ---------
                                                                                              ---------  ---------

             See notes to condensed combined financial statements.

                     D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDING
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Cash Flows From (For) Operating Activities:
  Net income................................................................................  $  11,331  $  10,075
  Depreciation and amortization.............................................................        202        362
  Changes in operating assets and liabilities:
    Accounts receivable.....................................................................       (684)    (1,326)
    Inventories.............................................................................      1,402     (1,119)
    Prepaid expenses and other current assets...............................................       (392)        62
    Accounts payable and accrued expenses...................................................      1,943      2,120
                                                                                              ---------  ---------
    Net cash from operating activities......................................................     13,802     10,174
                                                                                              ---------  ---------
Cash Flows For Investing Activities:
  Additions to property and equipment.......................................................       (587)      (211)
                                                                                              ---------  ---------
    Net cash for investing activities.......................................................       (587)      (211)
                                                                                              ---------  ---------
Cash Flows From (For) Financing Activities:
  Cash dividends paid.......................................................................     (9,775)    (6,036)
  Principal payments under line of credit, net..............................................        (20)       (30)
                                                                                              ---------  ---------
    Net cash from (for) financing activities................................................     (9,795)    (6,066)
                                                                                              ---------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents........................................      3,420      3,897
Cash and Cash Equivalents, at Beginning of Period...........................................      8,957      7,079
                                                                                              ---------  ---------
Cash and Cash Equivalents, at End of Period.................................................  $  12,377  $  10,976
                                                                                              ---------  ---------
                                                                                              ---------  ---------

             See notes to condensed combined financial statements.

                     D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

NOTE 2--SUBSEQUENT EVENTS

    ACQUISITION AND RECAPITALIZATION--On April 23, 1998, D&F Industries (the predecessor entity) acquired 100% of the common stock of Omni-Pak and Affiliates for a total purchase price of $137,867, of which $136,300 is expected to be allocated to goodwill and other intangibles. In addition, D&F Industries paid $58,700 to repurchase approximately 543,000 outstanding shares from its stockholders. In connection with these transactions, BGA Consulting was paid a fee of $2,400 by the Company's stockholders. The Company's Chief Executive Officer, Mr. Paul Buxbaum, is the President of BGA Consulting.

    LONG-TERM NOTES--In connection with the transactions described above, the Company issued the Notes in an aggregate principal amount of $225,000. Expenses related to the issuance of the Notes were $7,243. The stated interest rate on the Notes is 11%. The Notes were issued at a discount of $6,608 for an effective rate of approximately 11.5%. The Indenture places certain limitations on incurrence of additional debt, acquisitions, investments and dividends.

    ACQUISITION FACILITY--Effective April 23, 1997, the Company entered into a new credit agreement (the "Acquisition Facility") which allows it to borrow up to $50,000 under a line of credit through April 2003, of which no more than $10,000 is available for working capital and general corporate purposes. Under the Acquisition Facility, borrowings bear interest at the Company's election either at the bank's prime rate plus certain margins, which range from 75 to 150 basis points or at LIBOR plus certain margins, which range from 200 to 275 basis points. The Acquisition Facility requires the Company to maintain financial ratios related to leverage, consolidated EBITDA, cash interest coverage and fixed charge coverage. In addition, the Acquisition Facility limits the amount of annual capital expenditures and cash dividends.

    CASH DISTRIBUTIONS TO STOCKHOLDERS--In April 1998, distributions totaling $11,880 were made to stockholders of record.

NOTE 3--CUSTOMER SALES FOR THE QUARTER ENDED MARCH 31:

                                                                            1998       1997
                                                                          ---------  ---------
Herbalife...............................................................  $  32,671  $  29,350
EAS.....................................................................      9,027      5,769
Other Customers.........................................................      5,144      3,998
                                                                          ---------  ---------
                                                                          $  46,842  $  39,117
                                                                          ---------  ---------
                                                                          ---------  ---------

                     D&F INDUSTRIES, RAVEN INDUSTRIES D/B/A

                       OMNI-PAK INDUSTRIES AND AFFILIATES

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

NOTE 4--INVENTORIES

    Inventories consist of the following at March 31, 1998:

Raw materials......................................................  $   7,414
Work in process....................................................      1,786
Finished goods.....................................................      1,248
                                                                     ---------
                                                                     $  10,448
                                                                     ---------
                                                                     ---------

NOTE 5--NEW ACCOUNTING PRINCIPLES

    In June 1997, the FASB issued SFAS No.130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The statement, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. There are no adjustments between net income and comprehensive income for the periods presented.


NOTE 6--COMMITMENTS AND CONTINGENCIES



    On March 31, 1998, the Company was named as a defendant in an action originally filed on June 13, 1997 by John W. Rowles against Mr. Mark Hughes, Herbalife and an Herbalife distributor. The plaintiff alleges that a product manufactured by the Company for Herbalife was defective and unsafe for its intended use and caused harm to the plaintiff. The plaintiff is claiming an unspecified amount of damages, including a claim for punitive damages. The lawsuit is in its preliminary stages of discovery and an estimate of the range of loss, if any, cannot be made at this time. However, based upon an initial review of the allegations of the complaint and preliminary analysis by litigation counsel, the Company believes that it has meritorious defenses to this lawsuit and, although no assurance can be given, believes that liability, if any is incurred, will not be material to the Company's results of operations or financial condition. In addition, the Company has approximately $2 million in available product liability insurance.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
Prospectus Summary............................
Risk Factors..................................
Capitalization................................
Selected Historical and Pro Forma Financial
  Data........................................
Unaudited Pro Forma condensed Continued
  Financial Statements........................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................
Business Management...........................
Executive Compensation........................
Security Ownership of Certain Beneficial
  Owners and Management.......................
Certain Related Party Transactions............
Description of Acquisition Facility...........
Description of the New Notes..................
Book-Entry; Delivery and Form.................
Material United States Federal Income Tax
  Consequences................................
Plan of Distribution..........................
Legal Matters.................................
Independent Public Accountants................
Available Information.........................
Index to Financial Statements.................

                                  $225,000,000

                                     [LOGO]

                                 GLOBAL HEALTH
                                 SCIENCES, INC.

                                11% SENIOR NOTES
                                    DUE 2008

                                 --------------

                                   PROSPECTUS
                                 --------------

                              DATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Global Health Sciences, Inc., Global Health Sub, Inc., Raven Industries, Inc., Dynamic Products Inc., West Coast Sales and D&F Industries, Inc. (collectively, the "Registrants") are California corporations. Section 204(a)(10) of the California General Corporation Law (the "CGCL") enables a corporation in its original articles of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's duties to the corporation, except for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director, (iii) receipt of an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) pursuant to Section 310 of the CGCL (for interested transactions between the corporation and a director or a corporation, firm or association in which the director has a material financial interest or (vii) pursuant to Section 316 (for improper loans, distributions or guarantees).

    Article V of the Articles of Incorporation of each of Dynamic Products Inc., Raven Industries, Inc. and West Coast Sales and Article VI of the Articles of Incorporation of each of Global Health Sub, Inc. and D&F Industries, Inc. provide that each corporation is authorized to provide indemnification from and against any and all expenses, judgments, fines, settlements and other liabilities incurred by its agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through by-law provisions or through agreements with its agents or both to the fullest extent possible under California law. Article IV of the Articles of Incorporation of each of Dynamic Products Inc., Raven Industries, Inc. and West Coast Sales and Article V of the Articles of Incorporation of each of Global Health Sub, Inc. and D&F Industries, Inc. provide that the liability of the directors of each of the corporations for monetary damages shall be eliminated to the fullest extent permissible under California law.

    The By-Laws of Global Health Sciences, Inc. provides that the corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was an agent (i.e., director, officer, employee or other agent) of the corporation against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The By-Laws of each of Global Health Sub, Inc., Dynamic Products, Inc., Raven Industries, Inc., West Coast Sales and D&F Industries, Inc. provide that the each corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was an agent (i.e., director, officer, employee or other agent) of the corporation against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


   EXHIBIT
   NUMBER                                                  DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
    ***2.1     Agreement and Plan of Reorganization dated as of April 23, 1998 by and among Global Health
               Sciences, Inc., Global Health Sub, Inc., Raven Sub, Inc., Raven Industries, Dynamic Sub, Inc.,
               Dynamic Products Inc, New West Coast Sales, Inc., West Coast Sales and Global Merger Sub, Inc.
    ***3.1(i)  Articles of Incorporation of Global Health Sciences, Inc.
   ***3.1(ii)  Articles of Incorporation of Global Health Sub, Inc.
  ***3.1(iii)  Articles of Incorporation of Raven Industries, Inc.
   ***3.1(iv)  Articles of Incorporation of Dynamic Products Inc.
    ***3.1(v)  Articles of Incorporation of West Coast Sales
   ***3.1(vi)  Articles of Incorporation of D&F Industries, Inc.
    ***3.2(i)  By-Laws of Global Health Sciences, Inc.
   ***3.2(ii)  By-Laws of Global Health Sub, Inc.
  ***3.2(iii)  By-Laws of Raven Industries, Inc.
   ***3.2(iv)  By-Laws of Dynamic Products Inc.
    ***3.2(v)  By-Laws of West Coast Sales
   ***3.2(vi)  By-Laws of D&F Industries, Inc.
    ***4.1     Indenture, dated as of April 23, 1998, by and among the Registrants and Chase Manhattan Bank and
               Trust Company, National Association, as trustee
    ***4.2     Form of Notes (included in Exhibit 4.1)
    ***4.3     Registration Rights Agreement dated as of April 23, 1998 by and among the Registrants, Citicorp
               Securities, Inc., Citibank Canada Securities Limited and Citibank International plc
    ***4.4     Guarantees of Global Health Sub, Inc., Raven Industries, Inc., Dynamic Products Inc., West Coast
               Sales and D&F Industries, Inc. under Indenture (included in Exhibit 4.1)
    ***4.5     Credit Agreement dated as of April 23, 1998 among Global Health Sub, Inc., Global Health Sciences,
               Inc., the Lenders party thereto, Citicorp USA, Inc., Citibank, N.A., and Bank of America NT&SA
    ***4.6     Guaranty, Indemnity and Subordination Agreement dated as of April 23, 1998 among Global Health
               Sciences, Inc., D&F Industries, Inc., Raven Industries, Inc., Dynamic Products Inc. and West Coast
               Sales
    ***4.7     Pledge and Security Agreement dated as of April 23, 1998 by and among Global Health Sub, Inc.,
               Global Health Sciences, Inc., D&F Industries, Inc., Raven Industries, Inc., Dynamic Products Inc.,
               West Coast Sales and Citicorp USA, Inc.
      *5       Opinion of Weil, Gotshal & Manges LLP re: legality
    ***8       Opinion of Weil, Gotshal & Manges LLP re: tax matters
      10.1     Supply Agreement dated as of September 2, 1997 by and between Raven Industries, Inc. and Herbalife
               International of America, Inc. ("Herbalife") (incorporated by reference to Exhibit 10.23 to
               Herbalife's Form 10-K for the year ended December 31, 1997)
      10.2     Supply Agreement dated as of September 2, 1997 by and between Dynamic Products Inc. and Herbalife
               (incorporated by reference to Exhibit 10.22 to Herbalife's Form 10-K for the year ended December
               31, 1997)
      10.3     Supply Agreement dated as of September 2, 1997 by and between Global Health and Herbalife
               (incorporated by reference to Exhibit 10.21 to Herbalife's Form 10-K for the year ended December
               31, 1997)
   ***10.4     Employment Agreement dated as of April 23, 1998 by and between Global Health Sciences, Inc. and
               Richard D. Marconi

   EXHIBIT
   NUMBER                                                  DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
   ***10.5     Employment Agreement dated as of April 23, 1998 by and between Global Health Sciences, Inc. and
               Paul M. Buxbaum
   ***10.6     Employment Agreement dated as of April 23, 1998 by and between Global Health Sciences, Inc. and
               Donald J. Lewis
   ***10.7     Consulting Agreement dated as of April 23, 1998 by and between Global Health Sciences, Inc. and BGA
               Consulting
   ***10.8     Employment Agreement dated as of June 1, 1998 by and between Global Health Sciences, Inc. and
               Howard Simon
     *12       Computation of Ratio of Earnings to Fixed Charges
   ***21       Subsidiaries of the Registrants
     *23.1     Consent of Deloitte & Touche LLP
     *23.2     Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and 8)
   ***24       Power of Attorney
   ***25       Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended of Chase
               Manhattan Bank and Trust Company, National Association as trustee under the Indenture
      27       Financial Data Schedule for the quarter ended March 31, 1998, which is submitted electronically to the Commission for information only
   ***99.1     Form of Letter of Transmittal
   ***99.2     Form of Notice of Guaranteed Delivery
     *99.3     Form of Exchange Agent Agreement between Chase Manhattan Bank and Trust Company, National
               Association and Global Health Sciences, Inc.


------------------------

*   Filed herewith.

**  To be filed by Amendment.

*** Previously filed.

    (B) SCHEDULES.

    None.

ITEM 22. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) Each Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) Each Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Orange, State of California, on the 4th day of August 1998.


                                GLOBAL HEALTH SCIENCES, INC.

                                By:             /s/ PAUL M. BUXBAUM
                                     -----------------------------------------
                                               Name: Paul M. Buxbaum
                                           Title: Chief Executive Officer


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. LEWIS        Chief Financial Officer,      August 4, 1998
 ----------------------------     Senior Vice President
       Donald J. Lewis            and Director (Principal
                                  Financial Officer and
                                  Principal Accounting
                                  Officer)

    /s/ RICHARD D. MARCONI      President, Chairman of the    August 4, 1998
 ----------------------------     Board and Director
      Richard D. Marconi

                                Director                      August  , 1998
 ----------------------------
       Dennis DeConcini

                                Director                      August  , 1998
 ----------------------------
        Bradley Gates

     /s/ PAUL M. BUXBAUM        Chief Executive Officer       August 4, 1998
 ----------------------------     and Director (Principal
       Paul M. Buxbaum            Executive Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Orange, State of California, on the 4th day of August 1998.


                                GLOBAL HEALTH SUB, INC.

                                BY:             /S/ PAUL M. BUXBAUM
                                     -----------------------------------------
                                                  Paul M. Buxbaum
                                              CHIEF EXECUTIVE OFFICER


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. LEWIS        Chief Financial Officer,      August 4, 1998
 ----------------------------     Secretary and Director
       Donald J. Lewis            (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

    /s/ RICHARD D. MARCONI      Chairman of the Board and     August 4, 1998
 ----------------------------     Director
      Richard D. Marconi

     /s/ PAUL M. BUXBAUM        Chief Executive Officer       August 4, 1998
 ----------------------------     and Director
       Paul M. Buxbaum            (Principal Executive
                                  Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Orange, State of California, on the 4th day of August 1998.


                                RAVEN INDUSTRIES, INC.

                                By:             /s/ PAUL M. BUXBAUM
                                     -----------------------------------------
                                               Name: Paul M. Buxbaum
                                           Title: Chief Executive Officer


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. LEWIS        Chief Financial Officer,      August 4, 1998
 ----------------------------     Secretary and Director
       Donald J. Lewis            (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

    /s/ RICHARD D. MARCONI      President and Director        August 4, 1998
 ----------------------------
      Richard D. Marconi

     /s/ PAUL M. BUXBAUM        Chief Executive Officer       August 4, 1998
 ----------------------------     and Director (Principal
       Paul M. Buxbaum            Executive Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Orange, State of California, on the 4th day of August 1998.


                                DYNAMIC PRODUCTS INC.

                                By:             /s/ PAUL M. BUXBAUM
                                     -----------------------------------------
                                                  Paul M. Buxbaum
                                              CHIEF EXECUTIVE OFFICER


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. LEWIS        Chief Financial Officer,      August 4, 1998
 ----------------------------     Secretary and Director
       Donald J. Lewis            (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

    /s/ RICHARD D. MARCONI      Director                      August 4, 1998
 ----------------------------
      Richard D. Marconi

     /s/ PAUL M. BUXBAUM        Chief Executive Officer       August 4, 1998
 ----------------------------     and Director (Principal
       Paul M. Buxbaum            Executive Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Orange, State of California, on the 4th day of August 1998.


                                WEST COAST SALES

                                By:             /s/ PAUL M. BUXBAUM
                                     -----------------------------------------
                                               Name: Paul M. Buxbaum
                                           Title: Chief Executive Officer


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. LEWIS        Chief Financial Officer,      August 4, 1998
 ----------------------------     Secretary and Director
       Donald J. Lewis            (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

    /s/ RICHARD D. MARCONI      Director                      August 4, 1998
 ----------------------------
      Richard D. Marconi

     /s/ PAUL M. BUXBAUM        Chief Executive Officer       August 4, 1998
 ----------------------------     and Director (Principal
       Paul M. Buxbaum            Executive Officer)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Orange, State of California, on the 4th day of August 1998.


                                D&F INDUSTRIES, INC.

                                By:             /s/ PAUL M. BUXBAUM
                                     -----------------------------------------
                                               Name: Paul M. Buxbaum
                                           Title: Chief Executive Officer


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. LEWIS        Chief Financial Officer       August 4, 1998
 ----------------------------     and Director (Principal
       Donald J. Lewis            Financial Officer and
                                  Principal Accounting
                                  Officer)

    /s/ RICHARD D. MARCONI      President and Director        August 4, 1998
 ----------------------------
      Richard D. Marconi

     /s/ PAUL M. BUXBAUM        Chief Executive Officer       August 4, 1998
 ----------------------------     and Director (Principal
       Paul M. Buxbaum            Executive Officer)